Exhibit 99.1

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

For supplemental quarterly financial information, please see “Note 22. Financial Results by Quarter (Unaudited)” of the Notes to Consolidated Financial Statements.

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,
(In millions, except per share data)	2018	2017	2016

Net sales	$16,285.1	$14,859.7	$14,171.8
Cost of goods sold	12,891.2	12,119.5	11,413.2
Selling, general and administrative, excluding intangible amortization	1,493.3	1,399.6	1,379.4
Selling, general and administrative intangible amortization	296.6	229.6	211.8
Multiemployer pension withdrawals	184.2	—	—
Pension risk transfer expense	—	—	370.7
Pension lump sum settlement	—	32.6	—
Land and Development impairments	31.9	46.7	—
Restructuring and other costs	105.4	196.7	366.4
Operating profit	1,282.5	835.0	430.3
Interest expense, net	(293.8)	(222.5)	(212.5)
(Loss) gain on extinguishment of debt	(0.1)	1.8	2.7
Other income, net	12.7	11.5	14.4
Equity in income of unconsolidated entities	33.5	39.0	9.7
Gain on sale of HH&B	—	192.8	—
Income from continuing operations before income taxes	1,034.8	857.6	244.6
Income tax benefit (expense)	874.5	(159.0)	(89.8)
Income from continuing operations	1,909.3	698.6	154.8
Loss from discontinued operations (net of income tax benefit of $0, $0 and $32.3)	—	—	(544.7)
Consolidated net income (loss)	1,909.3	698.6	(389.9)
Less: Net (income) loss attributable to noncontrolling interests	(3.2)	9.6	(6.4)
Net income (loss) attributable to common stockholders	$1,906.1	$708.2	$(396.3)

Basic earnings per share from continuing operations	$7.46	$2.81	$0.60
Basic loss per share from discontinued operations	—	—	(2.16)
Basic earnings (loss) per share attributable to common stockholders	$7.46	$2.81	$(1.56)

Diluted earnings per share from continuing operations	$7.34	$2.77	$0.59
Diluted loss per share from discontinued operations	—	—	(2.13)
Diluted earnings (loss) per share attributable to common stockholders	$7.34	$2.77	$(1.54)

Cash dividends paid per share	$1.72	$1.60	$1.50

See Accompanying Notes

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended September 30,
(In millions)	2018	2017	2016

Consolidated net income (loss)	$1,909.3	$698.6	$(389.9)
Other comprehensive (loss) income, net of tax:
Foreign currency:
Foreign currency translation (loss) gain	(234.4)	80.7	109.8
Reclassification adjustment of net loss on foreign currency translation included in earnings	—	—	20.2
Sale of HH&B	—	26.8	—
Derivatives:
Deferred loss on cash flow hedges	—	—	(0.4)
Reclassification adjustment of net loss (gain) on cash flow hedges included in earnings	0.5	(0.5)	1.2
Unrealized gain on available for sale security	0.8	0.7	—
Reclassification adjustment of gain on available for sale security included in earnings	(1.5)	—	—
Defined benefit pension and other postretirement benefit plans:
Net actuarial (loss) gain arising during period	(13.1)	22.2	(224.6)
Amortization and settlement recognition of net actuarial loss, included in pension and postretirement cost (1)	15.0	36.0	236.5
Prior service (cost) credit arising during period	(5.5)	0.7	1.4
Amortization and curtailment recognition of prior service cost (credit), included in pension and postretirement cost	0.2	(0.2)	1.1
Sale of HH&B	—	2.9	—
Other comprehensive (loss) income, net of tax	(238.0)	169.3	145.2
Comprehensive income (loss)	1,671.3	867.9	(244.7)
Less: Comprehensive (income) loss attributable to noncontrolling interests	(3.2)	9.4	(5.7)
Comprehensive income (loss) attributable to common stockholders	$1,668.1	$877.3	$(250.4)

(1)	Fiscal 2016 includes pension risk transfer expense, net of tax.

See Accompanying Notes

WESTROCK COMPANY

CONSOLIDATED BALANCE SHEETS

	September 30,
(In millions, except per share data)	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$636.8	$298.1
Restricted cash	—	5.9
Accounts receivable (net of allowances of $49.7 and $45.8)	2,010.7	1,886.8
Inventories	1,829.6	1,797.3
Other current assets	248.5	329.2
Assets held for sale	59.5	173.6
Total current assets	4,785.1	4,490.9
Property, plant and equipment, net	9,082.5	9,118.3
Goodwill	5,577.6	5,528.3
Intangibles, net	3,122.0	3,329.3
Restricted assets held by special purpose entities	1,281.0	1,287.4
Prepaid pension asset	420.0	368.0
Other assets	1,092.3	966.8
Total Assets	$25,360.5	$25,089.0

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$740.7	$608.7
Accounts payable	1,716.8	1,492.1
Accrued compensation and benefits	399.3	416.7
Other current liabilities	476.5	492.3
Total current liabilities	3,333.3	3,009.8
Long-term debt due after one year	5,674.5	5,946.1
Pension liabilities, net of current portion	261.3	279.4
Postretirement benefit liabilities, net of current portion	134.8	153.4
Non-recourse liabilities held by special purpose entities	1,153.7	1,161.9
Deferred income taxes	2,321.5	3,410.2
Other long-term liabilities	994.8	737.4
Commitments and contingencies (Notes 14 and 17)
Redeemable noncontrolling interests	4.2	4.7
Equity:
Preferred stock, $0.01 par value; 30.0 million shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value; 600.0 million shares authorized; 253.5 million and 254.5 million shares outstanding at September 30, 2018 and September 30, 2017, respectively	2.5	2.5
Capital in excess of par value	10,588.9	10,624.9
Retained earnings	1,573.3	172.4
Accumulated other comprehensive loss	(695.3)	(457.3)
Total stockholders’ equity	11,469.4	10,342.5
Noncontrolling interests	13.0	43.6
Total equity	11,482.4	10,386.1
Total Liabilities and Equity	$25,360.5	$25,089.0

See Accompanying Notes

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF EQUITY

	Year Ended September 30,
(In millions, except per share data)	2018	2017	2016

Number of Shares of Common Stock Outstanding:
Balance at beginning of fiscal year	254.5	251.0	257.0
Shares issued under restricted stock plan	0.7	1.1	1.6
Issuance of common stock, net of stock received for minimum tax withholdings (1) (2)	1.7	4.2	0.5
Purchases of common stock (3)	(3.4)	(1.8)	(8.1)
Balance at end of fiscal year	253.5	254.5	251.0
Common Stock:
Balance at beginning of fiscal year	$2.5	$2.5	$2.6
Issuance of common stock, net of stock received for minimum tax withholdings (1)	—	—	—
Purchases of common stock (3)	—	—	(0.1)
Balance at end of fiscal year	2.5	2.5	2.5
Capital in Excess of Par Value:
Balance at beginning of fiscal year	10,624.9	10,458.6	10,767.8
Income tax benefit (expense) from share-based plans	—	4.3	(15.5)
Compensation expense under share-based plans	66.9	60.6	76.0
Issuance of common stock, net of stock received for minimum tax withholdings (1)	38.9	181.6	13.9
Fair value of share-based awards issued in business combinations	—	1.9	—
Purchases of common stock (3)	(141.8)	(76.3)	(319.2)
Separation of Specialty Chemicals business	—	(5.8)	(64.4)
Balance at end of fiscal year	10,588.9	10,624.9	10,458.6
Retained Earnings (Deficit):
Balance at beginning of fiscal year	172.4	(105.9)	1,661.6
Net income (loss) attributable to common stockholders	1,906.1	708.2	(396.3)
Dividends declared (per share - $1.72, $1.60 and $1.50) (4)	(445.2)	(407.3)	(384.2)
Issuance of common stock, net of stock received for minimum tax withholdings	(6.7)	(5.9)	(0.8)
Purchases of common stock (3)	(53.3)	(16.7)	(16.0)
Separation of Specialty Chemicals business	—	—	(970.2)
Balance at end of fiscal year	1,573.3	172.4	(105.9)
Accumulated Other Comprehensive Loss:
Balance at beginning of fiscal year	(457.3)	(626.4)	(780.2)
Other comprehensive (loss) income, net of tax	(238.0)	169.1	145.9
Separation of Specialty Chemicals business	—	—	7.9
Balance at end of fiscal year	(695.3)	(457.3)	(626.4)
Total Stockholders’ equity	11,469.4	10,342.5	9,728.8
Noncontrolling Interests: (5)
Balance at beginning of fiscal year	43.6	101.2	132.1
Noncontrolling interests assumed in business combinations	—	—	10.9
Net income (loss)	2.1	(12.9)	3.2
Contributions	0.5	—	—
Distributions and adjustments to noncontrolling interests	(33.2)	(44.7)	(18.7)
Sale of subsidiary shares from noncontrolling interest	—	—	(0.2)
Other comprehensive income attributable to noncontrolling interest	—	—	—
Separation of Specialty Chemicals business	—	—	(26.1)
Balance at end of fiscal year	13.0	43.6	101.2
Total equity	$11,482.4	$10,386.1	$9,830.0

(1)	Included in the issuance of common stock in fiscal 2017 is the issuance of approximately 2.4 million shares of Common Stock valued at $136.1 million in connection with the U.S. Corrugated Acquisition.
(2)

In connection with the Smurfit-Stone Acquisition, there were approximately 1.4 million shares reserved but unissued at the time of the acquisition for the resolution of Smurfit-Stone bankruptcy claims. At September 30, 2017, 0.2 million shares remain reserved and unissued. The remaining shares were issued in fiscal 2018 as the claim’s distribution process was completed.
(3)

In fiscal 2018, we repurchased approximately 3.4 million shares of our Common Stock for an aggregate cost of $195.1 million. In fiscal 2017, we repurchased approximately 1.8 million shares of our Common Stock for an aggregate cost of $93.0 million. In fiscal 2016, we repurchased approximately 8.1 million shares of our Common Stock for an aggregate cost of $335.3 million.

(4)

Includes cash dividends paid, dividend equivalent units on certain restricted stock awards and dividends declared but unpaid related to the shares reserved but unissued at the time of the acquisition for the resolution of Smurfit-Stone bankruptcy claims.

(5)	Excludes amounts related to contingently redeemable noncontrolling interests, which are separately classified outside of permanent equity in the Consolidated Balance Sheets.

See Accompanying Notes

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
(In millions)	2018	2017	2016

Operating activities:
Consolidated net income (loss)	$1,909.3	$698.6	$(389.9)
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,252.2	1,112.1	1,141.9
Cost of real estate sold	121.2	207.9	87.7
Deferred income tax benefit	(1,069.4)	(20.4)	(160.9)
Share-based compensation expense	66.8	58.0	75.7
Pension and other postretirement funding (more) than expense (income)	(96.8)	(51.0)	275.6
Multiemployer pension withdrawals	184.2	—	—
Gain on sale of HH&B	—	(192.8)	—
Land and Development impairments	31.9	46.7	—
Other impairment adjustments	13.5	56.8	200.8
Impairment of Specialty Chemicals goodwill and intangibles	—	—	579.4
Other	(85.5)	(92.2)	(87.1)
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(143.4)	(97.9)	36.6
Inventories	(72.1)	(48.2)	50.6
Other assets	(22.6)	(33.7)	(92.7)
Accounts payable	180.3	302.2	(197.1)
Income taxes	130.6	(67.1)	73.2
Accrued liabilities and other	20.7	21.5	94.6
Net cash provided by operating activities	2,420.9	1,900.5	1,688.4
Investing activities:
Capital expenditures	(999.9)	(778.6)	(796.7)
Cash paid for purchase of businesses, net of cash acquired	(239.9)	(1,588.5)	(376.4)
Debt purchased in connection with an acquisition	—	—	(36.5)
Investment in unconsolidated entities	(114.3)	(2.5)	(179.9)
Proceeds from sale of HH&B	—	1,005.9	—
Proceeds from sale of property, plant and equipment	23.3	52.6	31.2
Other	31.9	25.3	6.9
Net cash used for investing activities	(1,298.9)	(1,285.8)	(1,351.4)
Financing activities:
Proceeds from issuance of notes	1,197.3	998.4	—
(Repayments) additions to revolving credit facilities	(115.5)	421.8	125.5
Additions to debt	855.2	742.6	1,511.8
Repayments of debt	(2,032.9)	(2,331.9)	(1,073.3)
Other financing (repayments) additions	(24.2)	23.9	53.3
Specialty Chemicals spin-off of net cash and trust funding	—	—	(105.0)
Issuances of common stock, net of related minimum tax withholdings	26.6	35.8	11.8
Purchases of common stock	(195.1)	(93.0)	(335.3)
Cash dividends paid to stockholders	(440.9)	(403.2)	(380.7)
Cash distributions paid to noncontrolling interests	(33.3)	(47.0)	(33.5)
Other	7.7	(2.8)	(5.6)
Net cash used for financing activities	(755.1)	(655.4)	(231.0)
Effect of exchange rate changes on cash and cash equivalents	(28.2)	(2.1)	6.6
Increase (decrease) in cash and cash equivalents	338.7	(42.8)	112.6
Cash and cash equivalents at beginning of period (2016 includes $20.5 from discontinued operations)	298.1	340.9	228.3
Cash and cash equivalents at end of period	$636.8	$298.1	$340.9

Supplemental disclosure of cash flow information:

	Year Ended September 30,
(In millions)	2018	2017	2016

Cash paid during the period for:
Income taxes, net of refunds	$60.5	$227.6	$157.4
Interest, net of amounts capitalized	$284.4	$239.0	$229.9

Supplemental schedule of non-cash operating and investing activities:

In fiscal 2017, we contributed a subsidiary to an unconsolidated joint venture and deconsolidated another subsidiary which resulted in the derecognition and recognition of certain non-cash items. In connection with the formation of the Grupo Gondi joint venture in fiscal 2016, we contributed $175.0 million in cash and the stock of an entity that owns three corrugated packaging facilities in Mexico in return for a 25.0% equity participation in the joint venture and options valued at approximately $0.3 billion. The entity was deconsolidated as of April 1, 2016, which resulted in the derecognition and recognition of the following non-cash items for the year ended September 30:

(In millions)	2017	2016

Derecognized:
Accounts receivable	$14.6	$34.7
Inventories	$7.6	$25.8
Other assets	$12.3	$86.3
Accounts payable	$(7.9)	$(15.4)
Income taxes	$(1.4)	$(1.0)
Accrued liabilities and other	$(12.0)	$(18.8)

Recognized:
Investment in unconsolidated entities	$(16.7)	$(123.7)

Supplemental schedule of non-cash investing and financing activities:

Liabilities assumed in fiscal 2018 primarily relate to the Plymouth Packaging Acquisition and the Schlüter Acquisition. Liabilities assumed in fiscal 2017 relate to the MPS Acquisition, the U.S. Corrugated Acquisition, the Island Container Acquisition, the Hannapak Acquisition and the Star Pizza Acquisition. Liabilities assumed in fiscal 2016 relate to the SP Fiber Acquisition and the Packaging Acquisition. See “Note 2. Mergers, Acquisitions and Investment” for additional information.

(In millions)	Year Ended September 30,
	2018	2017	2016

Fair value of assets acquired, including goodwill	$303.2	$3,342.4	$580.7
Cash consideration for the purchase of businesses, net of cash acquired	(242.1)	(1,592.0)	(376.4)
Stock issued in business combinations	—	(136.1)	—
Fair value of share-based awards issued in business combinations	—	(1.9)	—
Debt purchased in connection with an acquisition	—	—	(36.5)
Deferred payments and (unpaid) unreceived working capital or escrow	(25.0)	4.6	3.5
Liabilities and noncontrolling interest assumed	$36.1	$1,617.0	$171.3

Included in liabilities assumed is the following item:
Debt assumed	$7.5	$929.1	$15.0

See Accompanying Notes

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

Unless the context otherwise requires, “we”, “us”, “our”, “WestRock” and “the Company” refer to the business of WestRock Company, its wholly-owned subsidiaries and its partially-owned consolidated subsidiaries for periods on or after November 2, 2018 and to WRKCo (formerly known as WestRock Company) for periods prior to November 2, 2018.

WestRock is a multinational provider of paper and packaging solutions for consumer and corrugated packaging markets. We partner with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. Our team members support customers around the world from our operating and business locations in North America, South America, Europe, Asia and Australia. We also sell real estate primarily in the Charleston, SC region.

WestRock was formed on March 6, 2015 for the purpose of effecting the Combination and, prior to the Combination, did not conduct any activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement. On July 1, 2015, pursuant to the Business Combination Agreement, RockTenn and MWV completed a strategic combination of their respective businesses and RockTenn and MWV each became wholly-owned subsidiaries of WestRock. RockTenn was the accounting acquirer in the Combination. See “Note 2. Mergers, Acquisitions and Investment” for additional information.

On May 15, 2016, WestRock completed the Separation, pursuant to which we disposed of our former Specialty Chemicals segment in its entirety and ceased to consolidate its assets, liabilities and results of operations in our consolidated financial statements. Accordingly, we have presented the financial position and results of operations of our former Specialty Chemicals segment as discontinued operations in the accompanying consolidated financial statements for all periods presented. See “Note 7. Discontinued Operations” for additional information.

During the second quarter of fiscal 2017, we committed to a plan to sell HH&B. On January 23, 2017, we announced we had entered into an agreement with certain subsidiaries of Silgan Holdings Inc. (“Silgan”) under which Silgan would purchase HH&B for approximately $1.025 billion in cash plus the assumption of approximately $25 million in foreign pension liabilities. Accordingly, in the second quarter of fiscal 2017, all of the assets and liabilities of HH&B were reported as assets and liabilities held for sale. We discontinued recording depreciation and amortization while the assets were held for sale. On April 6, 2017, we announced that we had completed the HH&B Sale. We used the proceeds from the HH&B Sale in connection with the MPS Acquisition. We recorded a pre-tax gain on sale of HH&B of $192.8 million in fiscal 2017.

On June 6, 2017, we completed the MPS Acquisition. MPS is a global provider of print-based specialty packaging solutions and its differentiated product offering includes premium folding cartons, inserts, labels and rigid packaging. MPS is reported in our Consumer Packaging segment. See “Note 2. Mergers, Acquisitions and Investment” for additional information.

Consolidation

The consolidated financial statements include our accounts and the accounts of our partially-owned consolidated subsidiaries. Equity investments in which we exercise significant influence but do not control and are not the primary beneficiary are accounted for using the equity method. Investments in which we are not able to exercise significant influence over the investee are accounted for under the cost method. Our equity and cost method investments are not significant either individually or in the aggregate. We have eliminated all significant intercompany accounts and transactions. See “Note 6. Segment Information” for our equity method investments.

9

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

During fiscal 2018, we presented our interest expense and interest income in a single line item, “interest expense, net”, in our consolidated statements of operations. The interest income was previously presented in the line item “interest income and other income (expense), net”, which is now presented as “other income, net”. The presentation of these two line items for fiscal 2017 and 2016 has been changed to conform to the current year presentation. In addition, we have excluded deferred financing costs from the line item depreciation, depletion and amortization on the consolidated statements of cash flows to conform with our current year presentation and have aggregated certain items into an “other’ caption in the operating, investing and financing activities sections of the consolidated statements of cash flows to conform with our current year presentation.

Use of Estimates

Preparing consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and the differences could be material.

The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates to evaluate the recoverability of goodwill, intangibles and property, plant and equipment, to determine the useful lives of assets that are amortized or depreciated, and to measure income taxes, self-insured obligations, restructuring activities and allocate the purchase price of an acquired business to the fair value of acquired assets and liabilities. In addition, significant estimates form the basis for our reserves with respect to collectability of accounts receivable, inventory valuations, pension benefits, deferred tax asset valuation allowances and certain benefits provided to current and retired employees. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, actuarial techniques. We regularly evaluate these significant factors and make adjustments where facts and circumstances dictate.

Revenue Recognition

We recognize revenue when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed or determinable and collectability is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is dependent on the location of title transfer which is normally either on the exit from our plants (i.e., shipping point) or on arrival at customers’ plants (i.e., destination point). We do not recognize revenue from transactions where we bill customers, but retain custody and title to these products until the date custody and title transfer. We do not have any significant multiple deliverable revenue arrangements.

We net, against our gross sales, provisions for discounts, returns, allowances, customer rebates and other adjustments. We account for such provisions during the same period in which we record the related revenues. We include in net sales any amounts related to shipping and handling that are billed to a customer. See “Note 1. Description of Business and Summary of Significant Accounting Policies — New Accounting Standards — Recently Adopted” for information regarding our adoption of Accounting Standards Update (“ASU”) 2014-09, which is codified in Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 606 “Revenue from Contracts with Customers” effective October 1, 2018.

Shipping and Handling Costs

We classify shipping and handling costs, such as freight to our customers’ destinations, as a component of cost of goods sold. When shipping and handling costs are included in the sales price charged for our products, they are recognized in net sales.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents

We consider all highly liquid investments that mature three months or less from the date of purchase to be cash equivalents. The carrying amounts we report in the consolidated balance sheets for cash and cash equivalents approximate fair market values. We place our cash and cash equivalents with large credit worthy banks, which limits the amount of our credit exposure.

Accounts Receivable and Allowances

We derive our accounts receivable from revenue earned from customers located primarily in North America, South America, Europe, Asia and Australia. Given our diverse customer base, we have limited exposure to credit loss from any particular customer or industry segment, and hence we generally do not require collateral. We perform an evaluation of probable credit losses inherent in our accounts receivable at each balance sheet date. Such an evaluation includes consideration of historical loss experience, trends in customer payment frequency, present economic conditions, and judgment about the future financial health of our customers and industry sector. The weighted average of our receivables collection is within 30 to 60 days. We sell certain receivables under our New A/R Sales Agreement.

We state accounts receivable at the amount owed by the customer, net of an allowance for estimated uncollectible accounts, returns and allowances, cash discounts and other adjustments. We do not discount accounts receivable because we generally collect accounts receivable over a relatively short time. We account for sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a customer and us on a net basis which excludes the taxes from our net sales. We charge off receivables when they are determined to be no longer collectible. In fiscal 2018, 2017 and 2016 our bad debt expense was not significant.

The following table represents a summary of the changes in the reserve for allowance for doubtful accounts, returns and allowances and cash discounts for fiscal 2018, 2017 and 2016 (in millions):

	2018	2017	2016
Balance at beginning of fiscal year	$45.8	$36.5	$29.5
Reduction in sales and charges to costs and expenses	202.8	215.6	200.8
Deductions	(198.9)	(206.3)	(193.8)
Balance at end of fiscal year	$49.7	$45.8	$36.5

Inventories

We value substantially all U.S. inventories at the lower of cost or market, with cost determined on the LIFO basis. We value all other inventories at the lower of cost and net realizable value, with cost determined using methods that approximate cost computed on a first-in first-out inventory valuation method (“FIFO”) basis. These other inventories represent primarily foreign inventories, spare parts inventories and certain inventoried supplies and aggregate to approximately 31% and 32% of FIFO cost of all inventory at September 30, 2018 and 2017, respectively.

Prior to the application of the LIFO method, our U.S. operating divisions use a variety of methods to estimate the FIFO cost of their finished goods inventories. Such methods include standard costs, or average costs computed by dividing the actual cost of goods manufactured by the tons produced and multiplying this amount by the tons of inventory on hand. Lastly, certain operations calculate a ratio, on a plant by plant basis, the numerator of which is the cost of goods sold and the denominator is net sales. This ratio is applied to the estimated sales value of the finished goods inventory. Variances and other unusual items are analyzed to determine whether it is appropriate to include those items in the value of inventory. Examples of variances and unusual items that are considered to be current period charges include, but are not limited to, abnormal production levels, freight, handling costs, and wasted materials (spoilage). Cost includes raw materials and supplies, direct labor, indirect labor related to the manufacturing process and depreciation and other factory overheads. Our inventoried spare parts are measured at average cost.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

We state property, plant and equipment at cost less accumulated depreciation. Cost includes major expenditures for improvements and replacements that extend useful lives, increase capacity, increase revenues or reduce costs, while normal maintenance and repairs are expensed as incurred. During fiscal 2018, 2017 and 2016, we capitalized interest of approximately $8.2 million, $7.0 million and $7.6 million, respectively. For financial reporting purposes, we provide depreciation and amortization primarily on a straight-line method generally over the estimated useful lives of the assets as follows:

Buildings and building improvements	15-40 years
Machinery and equipment	3-25 years
Transportation equipment	3-8 years

Generally, our machinery and equipment have estimated useful lives between 3 and 25 years; however, select portions of machinery and equipment primarily at our mills have estimated useful lives up to 44 years. Greater than 90% of the cost of our mill assets have lives of 25 years or less. Leasehold improvements are depreciated over the shorter of the asset life or the lease term, generally between 3 and 10 years.

Goodwill and Long-Lived Assets

We review the carrying value of our goodwill annually at the beginning of the fourth quarter of each fiscal year, or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value as set forth in ASC 350, “Intangibles — Goodwill and Other.” See “Note 7. Discontinued Operations” for information on the first quarter of fiscal 2016 goodwill impairment test and resulting charge. We test goodwill for impairment at the reporting unit level, which is an operating segment or one level below an operating segment, referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. However, two or more components of an operating segment are aggregated and deemed a single reporting unit if the components have similar economic characteristics. The amount of goodwill acquired in a business combination that is assigned to one or more reporting units as of the acquisition date is the excess of the purchase price of the acquired businesses (or portion thereof) included in the reporting unit, over the fair value assigned to the individual assets acquired or liabilities assumed. Goodwill is assigned to the reporting unit(s) expected to benefit from the synergies of the combination even though other assets or liabilities of the acquired entity may not be assigned to that reporting unit. We determine recoverability by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. We determine the fair value of each reporting unit using the discounted cash flow method or, as appropriate, a combination of the discounted cash flow method and the guideline public company method.

The goodwill impairment model is a two-step process. An amendment to ASC 350 became effective December 2011 that allows a qualitative assessment, prior to step one, to determine whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. We did not attempt a qualitative assessment and moved directly to step one. In step one, we utilize the present value of expected net cash flows or, as appropriate, a combination of the present value of expected net cash flows and the guideline public company method to determine the estimated fair value of our reporting units. This present value model requires management to estimate future net cash flows, the timing of these cash flows, and a discount rate (based on a weighted average cost of capital), which represents the time value of money and the inherent risk and uncertainty of the future cash flows. Factors that management must estimate when performing this step in the process include, among other items, sales volume, prices, inflation, discount rates, exchange rates, tax rates, anticipated synergies and productivity improvements resulting from acquisitions, capital expenditures and continuous improvement projects. The assumptions we use to estimate future cash flows are consistent with the assumptions that the reporting units use for internal planning purposes, updated to reflect current expectations. The guideline public company method involves comparing the reporting unit to similar companies whose stock is freely traded on an organized exchange. The fair values determined by the discounted cash flow and guideline public company methods were weighted to arrive at the concluded fair value of the reporting unit. However, in instances where comparisons to our peers is less meaningful, no weight was placed on the guideline public company method to arrive at the concluded fair value of the reporting unit. If we determine that the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. If we determine that the carrying amount of the reporting unit exceeds its estimated

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fair value, we would complete step two of the impairment analysis. Step two involves determining the implied fair value of the reporting unit’s goodwill and comparing it to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss in an amount equal to that excess. While ASU 2017-04, “Simplifying the Test for Goodwill Impairment”, amends the guidance in ASC 350, we have not yet adopted the ASU.

During the fourth quarter of fiscal 2018, of those reporting units that have goodwill, our Consumer Packaging reporting unit had a fair value which exceeded its carrying value by less than 10%, primarily due to the fair value accounting related to the Combination and the MPS Acquisition. If we had concluded that it was appropriate to increase the discount rate we used by 100 basis points to estimate the fair value of each reporting unit that has goodwill, the fair value of each of our reporting units would have continued to exceed its carrying value, except for the Consumer Packaging reporting unit. No events have occurred since the latest annual goodwill impairment assessment that would necessitate an interim goodwill impairment assessment.

We follow the provisions included in ASC 360, “Property, Plant and Equipment” in determining whether the carrying value of any of our long-lived assets, including amortizing intangibles other than goodwill, is impaired. The ASC 360 test is a three-step test for assets that are “held and used” as that term is defined by ASC 360. We determine whether indicators of impairment are present. We review long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the long-lived asset might not be recoverable. If we determine that indicators of impairment are present, we determine whether the estimated undiscounted cash flows for the potentially impaired assets are less than the carrying value. This requires management to estimate future net cash flows through operations over the remaining useful life of the asset and its ultimate disposition. The assumptions we use to estimate future cash flows are consistent with the assumptions we use for internal planning purposes, updated to reflect current expectations. If our estimated undiscounted cash flows do not exceed the carrying value, we estimate the fair value of the asset and record an impairment charge if the carrying value is greater than the fair value of the asset. We estimate fair value using discounted cash flows, observable prices for similar assets, or other valuation techniques. We record assets classified as “held for sale” at the lower of their carrying value or estimated fair value less anticipated costs to sell.

Included in our long-lived assets are certain identifiable intangible assets. These intangible assets are amortized based on the approximate pattern in which the economic benefits are consumed or straight-line if the pattern was not reliably determinable. Estimated useful lives range from 1 to 40 years and have a weighted average life of approximately 16.6 years.

Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets associated with a particular operation are impaired. Evaluating impairment also requires us to estimate future operating results and cash flows, which also require judgment by management. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Restructuring and Other Costs

Our restructuring and other costs include primarily items such as restructuring portions of our operations, acquisition costs, integration costs and divestiture costs. We have restructured portions of our operations from time to time, have current restructuring initiatives taking place, and it is possible that we may engage in future restructuring activities. Identifying and calculating the cost to exit these operations requires certain assumptions to be made, the most significant of which are anticipated future liabilities, including severance costs, leases and other contractual obligations, and the adjustment of property, plant and equipment to net realizable value. We believe our estimates are reasonable, considering our knowledge of the industries we operate in, previous experience in exiting activities and valuations we may obtain from independent third parties. Although our estimates have been reasonably accurate in the past, significant judgment is required, and these estimates and assumptions may change as additional information becomes available and facts or circumstances change. See “Note 3. Restructuring and Other Costs” of the Notes to Consolidated Financial Statements for additional information, including a description of the type of costs incurred.

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Business Combinations

From time to time, we may enter into business combinations. In accordance with ASC 805, “Business Combinations”, we generally recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree at their fair values as of the date of acquisition. We measure goodwill as the excess of consideration transferred, which we also measure at fair value, over the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed. The acquisition method of accounting requires us to make significant estimates and assumptions regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities including those related to debt, pensions and other postretirement plans, uncertain tax positions, contingent consideration and contingencies. This method also requires us to refine these estimates over a measurement period not to exceed one year to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to adjust provisional amounts that we have recorded for the fair values of assets and liabilities in connection with acquisitions, these adjustments could have a material impact on our financial condition and results of operations.

Significant estimates and assumptions in estimating the fair value of acquired technology, customer relationships, and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased, or the acquired asset could be impaired.

Fair Value of Financial Instruments and Nonfinancial Assets and Liabilities

We estimate fair values in accordance with ASC 820, “Fair Value Measurement.” We define fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Financial instruments not recognized at fair value on a recurring or nonrecurring basis include cash and cash equivalents, accounts receivables, certain other current assets, short-term debt, accounts payable, certain other current liabilities and long-term debt. With the exception of long-term debt, the carrying amounts of these financial instruments approximate their fair values due to their short maturities. The fair values of our long-term debt are estimated using quoted market prices or are based on the discounted value of future cash flows. We disclose the fair value of long-term debt in “Note 13. Debt” and our pension and postretirement assets and liabilities in “Note 4. Retirement Plans”. We have, or from time to time may have, financial instruments recognized at fair value including supplemental retirement savings plans (“Supplemental Plans”) that are nonqualified deferred compensation plans pursuant to which assets are invested primarily in mutual funds, interest rate derivatives, commodity derivatives or other similar class of assets or liabilities, the fair value of which are not significant. We measure the fair value of our mutual fund investments based on quoted prices in active markets, and our derivative contracts, if any, based on discounted cash flows.

We measure certain nonfinancial assets and nonfinancial liabilities at fair value on a nonrecurring basis. These assets and liabilities include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in a merger or an acquisition or in a nonmonetary exchange, and property, plant and equipment and goodwill and other intangible assets that are written down to fair value when they are held for sale or determined to be impaired. Given the nature of nonfinancial assets and liabilities, evaluating their fair value from the perspective of a market participant is inherently complex. Assumptions and estimates about future values can be affected by a variety of internal and external factors. Changes in these factors may require us to revise our estimates and could result in future impairment charges for goodwill and acquired intangible assets, or retroactively adjust provisional amounts that we have recorded for the fair values of assets and liabilities in connection with business combinations. These adjustments could have a material impact on our financial condition and results of operations. We discuss fair values in more detail in “Note 12. Fair Value”.

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Derivatives

We are exposed to interest rate risk, commodity price risk and foreign currency exchange risk. To manage these risks, from time to time and to varying degrees, we may enter into a variety of financial derivative transactions and certain physical commodity transactions that are determined to be derivatives. Interest rate swaps may be entered into to manage the interest rate risk associated with a portion of our outstanding debt. Interest rate swaps are either designated for accounting purposes as cash flow hedges of forecasted floating interest payments on variable rate debt or fair value hedges of fixed rate debt, or we may elect not to treat them as accounting hedges. Swaps or forward contracts on certain commodities may be entered into to manage the price risk associated with forecasted purchases or sales of those commodities. In addition, certain commodity financial derivative contracts and physical commodity contracts that are determined to be derivatives may not be designated as accounting hedges because either they do not meet the criteria for treatment as accounting hedges under ASC 815, “Derivatives and Hedging”, or we elect not to treat them as accounting hedges under ASC 815. We may also enter into forward contracts to manage our exposure to fluctuations in foreign currency rates with respect to transactions denominated in currencies such as Canadian dollars, the Euro or Brazilian Real. These also can either be designated for accounting purposes as cash flow hedges or not so designated.

Outstanding financial derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the derivative agreements. Our credit exposure related to these financial instruments is represented by the fair value of contracts reported as assets. We manage our exposure to counterparty credit risk through minimum credit standards, diversification of counterparties and procedures to monitor concentrations of credit risk. We may enter into financial derivative contracts that may contain credit-risk-related contingent features which could result in a counterparty requesting immediate payment or demanding immediate and ongoing full overnight collateralization on derivative instruments in net liability positions.

For financial derivative instruments that are designated as a cash flow hedge for accounting purposes, the effective portion of the gain or loss on the financial derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction, and in the same period or periods during which the forecasted transaction affects earnings. Gains and losses on the financial derivative instrument representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

We have at times entered into interest rate swap agreements that effectively modified our exposure to interest rate risk by converting a portion of our interest payments on floating rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense. These agreements typically involved the receipt of floating rate amounts in exchange for fixed interest rate payments over the life of the agreements without an exchange of the underlying principal amount.

At September 30, 2018, there were no interest rate or commodity derivatives outstanding, and the notional amount of foreign currency derivatives were $356.0 million. At September 30, 2017, there were no interest rate or commodity derivatives outstanding, and the notional amount of foreign currency derivatives were $47.8 million. For additional information see “Note 13. Debt”.

Health Insurance

We are self-insured for the majority of our group health insurance costs. However, we seek to limit our health insurance costs by entering into certain stop loss insurance coverage. Due to mergers, acquisitions and other factors, we may have plans that do not include stop loss insurance. We calculate our group health insurance reserve on an undiscounted basis based on estimated reserve rates. We utilize claims lag data provided by our claims administrators to compute the required estimated reserve rate. We calculate our average monthly claims paid using the actual monthly payments during the trailing 12-month period. At that time, we also calculate our required reserve using the reserve rates discussed above. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our group health insurance costs.

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Workers’ Compensation

We purchase large risk deductible workers’ compensation policies for the majority of our workers’ compensation liabilities that are subject to various deductibles to limit our exposure. We calculate our workers’ compensation reserves on an undiscounted basis based on estimated actuarially calculated development factors. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our workers' compensation costs.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. All deferred tax assets and liabilities are classified as noncurrent in our consolidated balance sheet in accordance with ASU 2015-17, “Income Taxes: Balance Sheet Classification of Deferred Taxes.”

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, recent financial operations and their associated valuation allowances, if any. In the event we were to determine that we would be able to realize or not realize our deferred income tax assets in the future in their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce or increase the provision for income taxes, respectively.

Certain provisions of ASC 740, “Income Taxes” provide that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized.

On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate income tax rate to 21%, (ii) the acceleration of expensing for certain business assets, (iii) the one-time transition tax related to the transition of U.S. international tax from a worldwide tax system to a territorial tax system, (iv) the repeal of the domestic production deduction, (v) additional limitations on the deductibility of interest expense and (vi) expanded limitations on executive compensation. See “Note 5. Income Taxes.”

Pension and Other Postretirement Benefits

We account for pension and other postretirement benefits in accordance with ASC 715, “Compensation – Retirement Benefits”. Accordingly, we recognize the funded status of our pension plans as assets or liabilities in our consolidated balance sheets. The funded status is the difference between our projected benefit obligations and fair value of plan assets. The determination of our obligation and expense for pension and other postretirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. We describe these assumptions in “Note 4. Retirement Plans”, which include, among others, the discount rate, expected long-term rates of return on plan assets and rates of increase in compensation levels. As provided under ASC 715, we defer actual results that differ from our assumptions, i.e. actuarial gains and losses, and amortize the difference over future periods. Therefore, these differences generally affect our recognized expense and funding requirements in future periods. Actuarial gains and losses occur when actual experience differs from the estimates used to determine the components of net periodic pension cost and when certain assumptions used to determine the fair value of the plan assets or projected benefit obligation are updated, such as but not limited to, changes in the discount rate, plan amendments, differences between actual and expected returns on plan assets, mortality assumptions and plan remeasurement.

The amount of unrecognized actuarial gains and losses recognized in the current year’s operations is based on amortizing the unrecognized gains or losses for each plan that exceed the larger of 10% of the projected benefit obligation or the fair value of plan assets, also known as “the corridor”. The amount of unrecognized gain or loss that exceeds the corridor is amortized over the average future service of the plan participants or the average life

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expectancy of inactive plan participants for plans where all or almost all of the plan participants are inactive. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other postretirement benefit obligations and our future expense.

Share-Based Compensation

We recognize expense for share-based compensation plans based on the estimated fair value of the related awards in accordance with ASC 718, “Compensation – Stock Compensation”. Pursuant to our incentive stock plans, we can grant options and restricted stock, stock appreciation rights (“SAR” or “SARs”) and restricted stock units to employees and our non-employee directors. The grants generally vest over a period of up to three years depending on the nature of the award, except for non-employee director grants, which typically vest over a period of up to one year. The majority of our restricted stock grants to employees generally contain performance or market conditions that must be met in conjunction with a service requirement for the shares to vest, others contain only a service requirement. We charge compensation under the plan to earnings over each increment’s individual vesting period. See “Note 20. Share-Based Compensation” for additional information.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with ASC 410, “Asset Retirement and Environmental Obligations”. A liability and an asset are recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists and the liability can be reasonably estimated. The liability is accreted over time and the asset is depreciated over the remaining life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. Asset retirement obligations with indeterminate settlement dates are not recorded until such time that a reasonable estimate may be made. Our asset retirement obligations consist primarily of landfill closure and post-closure costs at certain of our mills. At September 30, 2018 and September 30, 2017, we had recorded liabilities of $72.9 million and $70.5 million, respectively. The liabilities are primarily reflected as other long-term liabilities on the consolidated balance sheets.

Repair and Maintenance Costs

We expense routine repair and maintenance costs as we incur them. We defer certain expenses we incur during planned major maintenance activities and recognize the expenses ratably over the shorter of the estimated interval until the next major maintenance activity or the life of the deferred item. This maintenance is generally performed every twelve to twenty-four months and has a significant impact on our results of operations in the period performed primarily due to lost production during the maintenance period. Planned major maintenance costs deferred at September 30, 2018 and 2017 were $83.4 million and 80.8 million, respectively. The assets are recorded as other assets on the consolidated balance sheets.

Foreign Currency

We translate the assets and liabilities of our foreign operations from their functional currency into U.S. dollars at the rate of exchange in effect as of the balance sheet date. We reflect the resulting translation adjustments in equity. We translate the revenues and expenses of our foreign operations at a daily average rate prevailing for each month during the fiscal year. We include gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, in the consolidated statements of operations. We recorded a gain on foreign currency transactions of $12.2 million and $4.3 million in fiscal 2018 and 2017, respectively. We recorded a loss on foreign currency transactions of $6.5 million in fiscal 2016.

Environmental Remediation Costs

We accrue for losses associated with our environmental remediation obligations when it is probable that we have incurred a liability and the amount of the loss can be reasonably estimated. We generally recognize accruals for estimated losses from our environmental remediation obligations no later than completion of the remedial feasibility study and adjust such accruals as further information develops or circumstances change. We recognize recoveries of our environmental remediation costs from other parties as assets when we deem their receipt probable. See “Note 17. Commitments and Contingencies.”

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New Accounting Standards - Recently Adopted

In May 2017, the FASB issued ASU 2017-09, “Compensation – Stock Compensation: Scope of Modification Accounting”. The amendments in the ASU include guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under ASC 718, “Compensation – Stock Compensation” and require entities to account for the effects of a modification unless all of the following conditions are met: (a) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or value using an alternative measurement method) of the original award immediately before the original award is modified; (b) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (c) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. We adopted the provisions of this ASU on October 1, 2018 on a prospective basis. These provisions did not have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2017, the FASB issued ASU 2017-07, “Compensation: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”. The guidance in this update requires that an employer disaggregate the service cost component from the other components of net benefit cost. Non-service cost components of net periodic pension cost are required to be presented in the income statement separately from the service cost component and outside the subtotal of operating income. The amendments in the update also allow only the service cost component to be eligible for capitalization for internally developed capital projects. We adopted the provisions of this ASU on October 1, 2018 on a retrospective basis. The adoption resulted in a change in our operating profit, which was offset by a corresponding change in non-operating pension income (expense) to reflect the impact of presenting the non-service income (cost) component of net periodic pension income (expense) outside of operating income. Further, limiting the capitalization of net periodic cost in assets to the service cost component will not have a material impact on our consolidated financial statements prospectively. There was no associated impact to our consolidated statements of cash flows.

In February 2017, the FASB issued ASU 2017-05, “Other Income: Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets”. The ASU provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. Specifically, the ASU clarifies the scope of an “in substance nonfinancial asset”, the treatment of partial sales of nonfinancial assets and guidance on accounting for contributions of nonfinancial assets to joint ventures and equity method investees. We adopted the provisions of this ASU on October 1, 2018 on a retrospective basis. These provisions did not have a material impact on our consolidated financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU 2017-01, “Clarifying the Definition of a Business”, which amends the guidance in ASC 805, “Business Combinations”. The ASU clarifies the definition of a business. The definition of a business affects many areas of accounting, including acquisitions, disposals, goodwill, and consolidation. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. We adopted the provisions of this ASU on October 1, 2018 prospectively. These provisions did not have a material impact on our consolidated financial position, results of operations or cash flows.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash”, which amends the guidance in the FASB’s ASC 230, “Statement of Cash Flows”. The new ASU clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. We adopted the provisions of this ASU on October 1, 2018 on a retrospective basis. As a result of the provisions of this ASU, restricted cash will be included within cash and cash equivalents on our consolidated statements of cash flows.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory”, which requires companies to recognize the income tax effects of intercompany sales and transfers of assets other than inventory (e.g., intangible assets) in the period in which the transfer occurs. Current guidance requires companies to defer the income tax effects of intercompany transfers of assets until the asset has been sold

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to an outside party or otherwise recognized through use. The new guidance will require companies to defer the income tax effects only of intercompany transfers of inventory. The guidance requires companies to apply a modified retrospective approach with a cumulative catch-up adjustment to opening retained earnings in the period of adoption. We adopted these provisions on October 1, 2018 and the adoption of these provisions did not have a material effect on our consolidated financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU 2016-15 “Classification of Certain Cash Receipts and Cash Payments”, which amends the guidance in ASC 230, “Statement of Cash Flows”. The ASU clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows for the following transactions: debt prepayment or extinguishment costs, settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, distributions received from equity method investees and beneficial interests in securitization transactions. The ASU also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. We adopted the provisions of this ASU on October 1, 2018 on a retrospective basis. The adoption resulted in change in classification of proceeds received for beneficial interests obtained for transferring trade receivables in securitization transactions as investing activities instead of operating activities. This ASU will not have a material effect on our consolidated financial statements on a prospective basis because the creation of beneficial interest was eliminated under the terms of our New A/R Sales Agreement effective September 25, 2018.

In May 2014, the FASB issued ASU 2014-09, which is codified in ASC 606 “Revenue from Contracts with Customers” and supersedes both the revenue recognition requirement in ASC 605 “Revenue Recognition” and most industry-specific guidance. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the five steps set forth in ASC 606. An entity must also disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. These provisions can be implemented using a full retrospective or modified retrospective approach and the FASB has clarified this guidance in various updates (e.g., ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20 and ASU 2017-05).

We adopted the provisions of ASU 2014-09 on October 1, 2018.  We manufacture certain products that have no alternative use to us (since such products are made to specific customer orders), and we believe that for certain customers we have a legally enforceable right to payment for performance completed to date on these manufactured products, including a reasonable profit. Beginning in fiscal year 2019, for manufactured products that meet these two criteria, the Company will recognize revenue “over time”. This results in (i) revenue recognition prior to the date of shipment or title transfer for these products, and (ii) increases the contract asset (unbilled receivables) balance with a corresponding reduction in finished goods inventory on our balance sheet. The Company elected the modified retrospective implementation approach and estimates accelerating revenue of approximately $175 million to $225 million. The transition adjustment related to this acceleration of revenue along with the related costs of goods sold and income tax effect will be recorded in the opening balance sheet within retained earnings.

The Company has also identified and implemented changes to our accounting policies and practices, business processes, systems and designed and implemented specific controls over our evaluation of the impact of the new guidance on the Company upon adoption, and on an ongoing basis, including disclosure requirements and the collection of relevant data into the reporting process. While we are substantially complete with the process of quantifying the impacts that will result from applying the new standard, our assessment will be finalized during the first quarter of fiscal 2019.

New Accounting Standards - Recently Issued

In August 2018, the FASB issued ASU 2018-15 “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing

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implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by these amendments. The provisions may be adopted prospectively or retrospectively. This ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. We are currently evaluating the impact of this ASU.

In August 2018, the FASB issued ASU 2018-14 “Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Changes to the Disclosure Requirements for Defined Benefit Plans.” The amendments in this ASU modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans to remove disclosures that no longer are considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. These provisions will be applied retrospectively. This ASU is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. We are currently evaluating the impact of this ASU.

In August 2018, the FASB issued ASU 2018-13 “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement”. The guidance in this ASU eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but require public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. Certain provisions are applied prospectively while others are applied retrospectively. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. We do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07 “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this ASU expand the scope of ASC 718, “Compensation – Stock Compensation” to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of ASC 718 to nonemployee awards, except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that ASC 718 does not apply to share-based payments used to effectively provide (i) financing to the issuer or (ii) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. This ASU is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted but not earlier than our adoption of ASC 606. We do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. The amendments in this update provide financial statement preparers with an option to reclassify stranded tax effects within accumulated other comprehensive income to retained earnings in each period in which the effect of the change in the Tax Act (or portion thereof) is recorded. The ASU requires financial statement preparers to disclose (i) a description of the accounting policy for releasing income tax effects from accumulated other comprehensive income; (ii) whether they elect to reclassify the stranded income tax effects from the Tax Act; and (iii) information about the other income tax effects that are reclassified. The amendments affect any organization that is required to apply the provisions of ASC 220, “Income Statement: Reporting Comprehensive Income”, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The ASU is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. We are currently evaluating the impact of this ASU.

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities”. The amendments in this ASU better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial

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statements. The amendments in this ASU also make certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness. These provisions are effective for fiscal years beginning after December 15, 2019 (October 1, 2020 for us), including interim periods within those fiscal years, and should be applied prospectively. Early adoption is permitted. We are currently evaluating the impact of this ASU but do not expect this ASU to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment”, which amends the guidance in ASC 350, “Intangibles – Goodwill and Other”. The ASU eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The ASU is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The ASU will be applied prospectively upon adoption. We currently do not expect that the adoption of these provisions will have a material effect on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments – Credit losses: Measurement of Credit Losses on Financial Instruments”, which amends certain provisions of ASC 326, “Financial Instruments-Credit Loss”. The ASU changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held to maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. For available for sale debt securities with unrealized losses, entities will be required to measure credit losses in a manner similar to what they do today, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. Additionally, entities will have to disclose significantly more information with respect to credit quality indicators, including information used to track credit quality by year or origination for most financing receivables. The ASU is effective for annual reporting periods beginning after December 15, 2019 (October 1, 2020 for us), including interim periods within those annual periods, and will be applied as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period for which the guidance is effective. We currently do not expect that the adoption of these provisions will have a material effect on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 “Leases”, which is codified in ASC 842 “Leases” and supersedes current lease guidance in ASC 840. These provisions require lessees to put a right-of-use asset and lease liability on their balance sheet for operating and financing leases that have a term of more than one year. Expense will be recognized in the income statement similar to current accounting guidance. For lessors, the ASU modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will need to disclose qualitative and quantitative information about their leases, including characteristics and amounts recognized in the financial statements. These provisions are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Prior to the FASB issuing ASU 2018-11 “Leases”, entities were required to use a modified retrospective approach upon adoption to recognize and measure leases at the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, which provides entities the option to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, the comparative periods presented in the financial statements would continue to be in accordance with current GAAP. While we have not completed our assessment, we expect that the adoption of ASC 842 as of October 1, 2019 will result in recording additional assets and liabilities not previously reflected on our consolidated balance sheets, but we do not expect the adoption to have a significant impact on the recognition, measurement, or presentation of lease expenses within the consolidated statements of income or the consolidated statements of cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Mergers, Acquisitions and Investment

We account for acquisitions in accordance with ASC 805, “Business Combinations”. The estimated fair values of all assets acquired and liabilities assumed in acquisitions are provisional and may be revised as a result of additional information obtained during the measurement period of up to one year from the acquisition date. No changes in fiscal 2018 to our fiscal 2017 provisional fair value estimates of assets and liabilities assumed in acquisitions have been significant.

Schlüter Acquisition

On September 4, 2018, we completed the Schlüter Acquisition to further enhance our pharmaceutical and automotive platform and expand our geographical footprint in Europe to better serve our customers. In connection with the Schlüter Acquisition, we paid cash of $51.4 million. The purchase consideration included the assumption of $7.5 million of debt. We have included the financial results of the acquired operations in our Consumer Packaging segment since the date of the acquisition.

The preliminary allocation of consideration primarily included $9.1 million of customer relationship intangible assets, $23.8 million of goodwill, $27.5 million of property, plant and equipment and $21.5 million of liabilities including deferred taxes and the aforementioned debt. We are amortizing the customer relationship intangibles over 10.5 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force, as well as due to establishing deferred taxes for the difference between book and tax basis of the assets and liabilities acquired. The goodwill and intangibles are not amortizable for income tax purposes. We are in the process of reviewing the estimated fair values of all assets acquired and liabilities assumed, including, among other things, obtaining final third-party valuations of certain tangible and intangible assets, as well as the fair value of certain contracts and the determination of certain tax balances; thus, the allocation of the purchase price is preliminary and subject to revision.

Plymouth Packaging Acquisition

On January 5, 2018, we completed the Plymouth Packaging Acquisition to further enhance our platform and drive differentiation and innovation. Plymouth’s “Box on Demand” systems are located on customers’ sites under multi-year exclusive agreements and use fanfold corrugated to produce custom, on-demand corrugated packaging that is accurately sized for any product type according to the customers’ specifications. We have fully integrated the approximately 60,000 tons of containerboard used by Plymouth annually. The estimated purchase price of $201.9 million, net of cash received of $3.1 million, is subject to an estimated payment of $25.1 million consisting of a deferred payment and a tax make-whole payment related to stepping up the assets for tax purposes. We expect the payment to be made in the first quarter of fiscal 2019. We have included the financial results of the acquired assets in our Corrugated Packaging segment since the date of the acquisition.

The preliminary allocation of consideration primarily included $61.9 million of customer relationship intangible assets, $58.7 million of goodwill, $35.2 million of property, plant and equipment, $26.2 million of other long-term assets consisting of assets leased to customers and equity method investments, and $12.6 million of liabilities. We are amortizing the customer relationship intangibles over 13.0 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force, as well as due to establishing deferred taxes for the difference between book and tax basis of the assets and liabilities acquired. The goodwill and intangibles are amortizable for income tax purposes. We are in the process of reviewing the estimated fair values of all assets acquired and liabilities assumed, including, among other things, obtaining final third-party valuations of certain tangible and intangible assets, as well as the fair value of certain contracts and the determination of certain tax balances; thus, the allocation of the purchase price is preliminary and subject to revision.

Grupo Gondi Investment

On April 1, 2016, we completed the formation of a joint venture with Grupo Gondi in Mexico. We contributed $175.0 million in cash and the stock of an entity that owns three corrugated packaging facilities in Mexico in return

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for a 25.0% ownership interest in the joint venture together with future put and call rights. The investment was valued at approximately $0.3 billion. The majority equity holders manage the joint venture and we provide technical and commercial resources and supply certain paperboard to the joint venture. We believe the joint venture is helping to grow our presence in the attractive Mexican market. The joint venture operates paper machines, corrugated packaging and high graphic folding carton facilities across various production sites. As a result of the transaction, we recorded a pre-tax non-cash gain of $12.1 million included in “Other income, net” on our consolidated statements of operations in fiscal 2016. We have included the financial results of the joint venture in our Corrugated Packaging segment since the date of the formation, and are accounting for the investment under the equity method. On October 20, 2017, we increased our ownership interest in Grupo Gondi from 27.0% to 32.3% through a $108 million capital contribution, which followed the joint venture entity having a stock redemption from a minority partner in April 2017 that increased our ownership interest to approximately 27.0%. The October 2017 capital contribution is being used to support the joint venture’s capital expansion plans, which include a containerboard mill and several converting plants. The agreement governing our investment in Grupo Gondi continues to include future put and call rights with respect to the respective parties’ ownership interest in the joint venture.

Hannapak Acquisition

On August 1, 2017, we completed the Hannapak Acquisition in a stock purchase. Hanna Group is one of Australia’s leading providers of folding cartons to a variety of markets, including beverage, food, confectionery, and healthcare. We expect this acquisition will build on our established and growing packaging business in the region. The purchase consideration for the Hannapak Acquisition was $61.4 million, net of cash received of $0.6 million. We have included the financial results of the acquired operations since the date of the acquisition in our Consumer Packaging segment.

The allocation of consideration primarily included $22.2 million of customer relationship intangible assets, $25.3 million of goodwill, $9.8 million of property, plant and equipment and $13.9 million of liabilities including deferred taxes. We are amortizing the customer relationship intangibles over 13 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force, as well as due to establishing deferred taxes for the difference between book and tax basis of the assets and liabilities acquired. The goodwill and intangibles are not amortizable for income tax purposes.

Island Container Acquisition

On July 17, 2017, we completed the Island Container Acquisition in an asset purchase. The assets acquired include a corrugator and corrugated converting operations located in Wheatley Heights, New York, and certain related fulfillment assets located in Saddle Brook, New Jersey. We have substantially completed the integration of the 80,000 tons of containerboard used by Island annually. The purchase consideration for the Island Container Acquisition was $84.7 million, including a working capital settlement of $1.2 million paid in fiscal 2018. We have included the financial results of the acquired assets since the date of the acquisition in our Corrugated Packaging segment.

The allocation of consideration primarily included $43.0 million of customer relationship intangible assets, $27.2 million of goodwill, $5.4 million of property, plant and equipment and $0.8 million of liabilities. We are amortizing the customer relationship intangibles over 8.5 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force. The goodwill and intangibles are amortizable for income tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. Corrugated Acquisition

On June 9, 2017, we completed the U.S. Corrugated Acquisition in a stock purchase. We acquired five corrugated converting facilities in Ohio, Pennsylvania and Louisiana that provide a comprehensive suite of products and services to customers in a variety of end markets, including food & beverage, pharmaceuticals and consumer electronics. At the time of the transaction, we expected the acquisition to provide us the opportunity to increase the vertical integration of our Corrugated Packaging segment by approximately 105,000 tons of containerboard annually through the acquired facilities and another 50,000 tons under a long-term supply contract with another company owned by the seller, and we have since completed the integration of these tons.

The purchase consideration was $193.7 million, net of cash received of $1.4 million and a $3.4 million working capital settlement received in fiscal 2018. The consideration included the issuance of 2.4 million shares of Common Stock valued at $136.1 million. We have included the financial results of U.S. Corrugated since the date of the acquisition in our Corrugated Packaging segment.

The allocation of consideration primarily included $77.8 million of customer relationship intangible assets, $110.5 million of goodwill, $30.0 million of property, plant and equipment and $55.5 million of liabilities, including deferred income taxes. We are amortizing the customer relationship intangibles over 7.5 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force, as well as due to establishing deferred taxes for the difference between book and tax basis of the assets and liabilities acquired. The goodwill and intangibles are not amortizable for income tax purposes.

MPS Acquisition

On June 6, 2017, we completed the MPS Acquisition in a stock purchase. MPS is a global provider of print-based specialty packaging solutions and its differentiated product offering includes premium folding cartons, inserts, labels and rigid packaging. We acquired the outstanding shares of MPS for $18.00 per share in cash and the assumption of debt. We believe the acquisition will increase our annual paperboard consumption by approximately 225,000 tons. We are well underway, and we currently expect approximately 100,000 tons to be supplied by us by the first half of fiscal 2019.

In connection with the MPS Acquisition, we paid cash of $1,351.1 million, net of cash received of $47.5 million. The purchase consideration included the assumption of $929.1 million of debt and $1.9 million related to MPS equity awards that were replaced with WestRock equity awards with identical terms for the pre-acquisition service. The amount related to post-acquisition service is being expensed over the remaining service period of the awards. See “Note 20. Share-Based Compensation” for additional information on the converted awards. We have included the financial results of MPS since the date of the acquisition in our Consumer Packaging segment.

The allocation of consideration primarily included $1,026.4 million of intangible assets, $900.9 million of goodwill, $469.9 million of property, plant and equipment and $1,561.6 million of liabilities and noncontrolling interests, including debt and deferred income taxes. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), the assembled work force, as well as due to establishing deferred taxes for the difference between book and tax basis of the assets and liabilities acquired. The goodwill and intangibles are not amortizable for income tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the weighted average life and the allocation to intangible assets recognized in the MPS Acquisition, excluding goodwill (in millions):

	Weighted Avg. Life	Amounts Recognized as of the Acquisition Date
Customer relationships	14.6	$1,008.7
Trademarks and tradenames	3.0	15.2
Photo library	10.0	2.5
Total	14.4	$1,026.4

None of the intangibles has significant residual value. We are amortizing the customer relationship intangibles over estimated useful lives ranging from 13 to 16 years based on a straight-line basis because the amortization pattern was not reliably determinable.

Star Pizza Acquisition

On March 13, 2017, we completed the Star Pizza Acquisition. The transaction provided us with a leadership position in the fast growing small-run pizza box market and increases our vertical integration. The purchase price was $34.6 million, net of a $0.7 million working capital settlement. We have fully integrated the approximately 22,000 tons of containerboard used by Star Pizza annually. We have included the financial results of the acquired assets since the date of the acquisition in our Corrugated Packaging segment.

The purchase price allocation for the acquisition primarily included $24.8 million of customer relationship intangible assets and $2.2 million of goodwill. We are amortizing the customer relationship intangibles over 10 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force. The goodwill and intangibles are amortizable for income tax purposes.

Packaging Acquisition

On January 19, 2016, we completed the Packaging Acquisition. The entities acquired provide value-added folding carton and litho-laminated display packaging solutions. The purchase price was $94.1 million, net of cash received of $1.7 million, a working capital settlement and a $3.5 million escrow receipt in the first quarter of fiscal 2017. The transaction is subject to an election under Section 338(h)(10) of the Code that increases the U.S. tax basis in the acquired U.S. entities. We believe the transaction has provided us with attractive and complementary customers, markets and facilities. We have included the financial results of the acquired entities since the date of the acquisition in our Consumer Packaging segment.

The purchase price allocation for the acquisition primarily included $55.0 million of property, plant and equipment, $10.5 million of customer relationship intangible assets, $9.3 million of goodwill and $25.8 million of liabilities, including $1.3 million of debt. We are amortizing the customer relationship intangibles over estimated useful lives ranging from 9 to 15 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), and the assembled work force. The goodwill and intangibles of the U.S. entities are amortizable for income tax purposes.

SP Fiber

On October 1, 2015, we completed the SP Fiber Acquisition in a stock purchase. The transaction included the acquisition of mills located in Dublin, GA and Newberg, OR, which produce lightweight recycled containerboard and kraft and bag paper. The Newberg mill also produced newsprint. As part of the transaction, we also acquired SP Fiber's 48% interest in GPS. GPS is a joint venture providing steam to the Dublin mill and electricity to Georgia Power. The purchase price was $278.8 million, net of cash received of $9.2 million and a working capital settlement. In addition, we paid $36.5 million for debt owed by GPS and thereby own the majority of the debt issued by GPS.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Dublin mill has helped balance the fiber mix of our mill system, including our ability to serve the increasing demand for lighter weight containerboard, and the addition of kraft and bag paper has diversified our product offering. Subsequent to the transaction, we announced the permanent closure of the Newberg mill due to the decline in market conditions of the newsprint business and our need to balance supply and demand in our containerboard system. We determined GPS should be consolidated as a variable interest entity under ASC 810 “Consolidation”. Our evaluation concluded that WestRock is the primary beneficiary of GPS as WestRock has both the power and benefits as defined by ASC 810. We have included the financial results of SP Fiber and GPS since the date of the acquisition in our Corrugated Packaging segment.

The purchase price allocation for the acquisition primarily included $324.8 million of property, plant and equipment, $13.5 million of customer relationship intangible assets, $57.3 million of goodwill, and $150.3 million of liabilities and noncontrolling interests, including $13.7 million of debt primarily owed by GPS to third parties. We are amortizing the customer relationship intangibles over 20 years based on a straight-line basis because the amortization pattern was not reliably determinable. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), the assembled work force of SP Fiber as well as due to establishing deferred taxes for the difference between the book to tax basis of the assets and liabilities acquired. The goodwill and intangibles are not amortizable for income tax purposes.

Note 3.	Restructuring and Other Costs

Summary of Restructuring and Other Initiatives

We recorded pre-tax restructuring and other costs of $105.4 million, $196.7 million and $366.4 million for fiscal 2018, 2017 and 2016, respectively. Of these costs, $27.0 million, $86.6 million and $200.2 million were non-cash for fiscal 2018, 2017 and 2016, respectively. These amounts are not comparable since the timing and scope of the individual actions associated with each restructuring, acquisition, divestiture or integration vary. The restructuring and other costs exclude the Specialty Chemicals costs which are included in discontinued operations in fiscal 2016. We present our restructuring and other costs in more detail below and those charged to discontinued operations in “Note 7. Discontinued Operations”.

The following table summarizes our Restructuring and other costs for fiscal 2018, 2017 and 2016 (in millions):

	2018	2017	2016
Restructuring	$39.5	$113.4	$294.9
Other	65.9	83.3	71.5
Restructuring and Other Costs	$105.4	$196.7	$366.4

Restructuring

Our restructuring charges are primarily associated with costs of plant closures and employee costs due to merger and acquisition-related workforce reductions. When we close a facility, if necessary, we recognize a write-down to reduce the carrying value of equipment or other property to their estimated fair value less cost to sell, and record charges for severance and other employee-related costs. Any subsequent change in fair value less cost to sell prior to disposition is recognized as identified; however, no gain is recognized in excess of the cumulative loss previously recorded unless the actual selling price exceeds the original carrying value when sold. At the time of each announced closure, we generally expect to record future period costs for equipment relocation, facility carrying costs, costs to terminate a lease or contract before the end of its term and employee-related costs.

Although specific circumstances vary, our strategy has generally been to consolidate our sales and operations into large well-equipped plants that operate at high utilization rates and take advantage of available capacity created by operational excellence initiatives and/or further optimize our system following mergers and acquisitions or a changing business environment. Therefore, we have transferred a substantial portion of each closed plant’s assets and production to our other plants. We believe these actions have allowed us to more effectively manage our business. In our Land and Development segment, the restructuring charges primarily consisted of severance and other employee costs associated with the accelerated monetization strategy and wind-down of operations and lease costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

While restructuring costs are not charged to our segments and, therefore, do not reduce segment income, we highlight the segment to which the charges relate. The following table presents a summary of restructuring charges related to active restructuring initiatives that we incurred during the last three fiscal years, the cumulative recorded amount since we started the initiative, and our estimate of the total we expect to incur (in millions):

	2018	2017	2016	Cumulative	Total Expected
Corrugated Packaging
Net property, plant and equipment costs	$2.8	$1.4	$184.5	$211.5	$211.5
Severance and other employee costs	1.6	3.3	17.4	42.2	42.8
Equipment and inventory relocation costs	3.1	1.9	0.3	7.1	7.1
Facility carrying costs	3.2	5.4	18.9	36.7	37.9
Other costs	(0.1)	(1.2)	9.1	19.1	19.1
Restructuring total	$10.6	$10.8	$230.2	$316.6	$318.4
Consumer Packaging
Net property, plant and equipment costs	$6.9	$28.3	$3.8	$41.6	$41.6
Severance and other employee costs	7.2	26.4	4.6	41.0	41.2
Equipment and inventory relocation costs	2.7	2.8	1.1	7.4	7.9
Facility carrying costs	1.0	0.7	0.5	3.4	4.0
Other costs (1)	2.2	20.2	—	22.9	22.9
Restructuring total	$20.0	$78.4	$10.0	$116.3	$117.6
Land and Development
Net property, plant and equipment costs	$—	$1.8	$—	$1.8	$1.8
Severance and other employee costs	0.3	2.8	10.6	13.7	13.7
Other costs	3.0	$—	$—	3.0	3.0
Restructuring total	$3.3	$4.6	$10.6	$18.5	$18.5
Corporate
Net property, plant and equipment costs	$—	$0.1	$1.2	$1.4	$1.4
Severance and other employee costs	0.8	14.8	36.9	100.6	100.6
Other costs	4.8	4.7	6.0	15.5	15.5
Restructuring total	$5.6	$19.6	$44.1	$117.5	$117.5
Total
Net property, plant and equipment costs	$9.7	$31.6	$189.5	$256.3	$256.3
Severance and other employee costs	9.9	47.3	69.5	197.5	198.3
Equipment and inventory relocation costs	5.8	4.7	1.4	14.5	15.0
Facility carrying costs	4.2	6.1	19.4	40.1	41.9
Other costs	9.9	23.7	15.1	60.5	60.5
Restructuring total	$39.5	$113.4	$294.9	$568.9	$572.0

(1)	Includes a $17.6 million impairment of a customer relationship intangible in fiscal 2017 related to an exited product line.

We have defined “Net property, plant and equipment costs” as used in this Note 3 as property, plant and equipment write-downs, subsequent adjustments to fair value for assets classified as held for sale, subsequent (gains) or losses on sales of property, plant and equipment and related parts and supplies on such assets, if any.

Other Costs

Our other costs consist of acquisition, integration and divestiture costs. We incur costs when we acquire or divest businesses. Acquisition costs include costs associated with transactions, whether consummated or not, such as advisory, legal, accounting, valuation and other professional or consulting fees, as well as potential litigation costs associated with those activities. We incur integration costs pre- and post-acquisition that reflect work being performed to facilitate merger and acquisition integration, such as work associated with information systems and other projects including spending to support future acquisitions, and primarily consist of professional services. Divestiture costs consist primarily of similar professional fees. The divestiture costs in fiscal 2017 were primarily associated with costs incurred during the HH&B Sale process. We consider acquisition, integration and divestiture costs to be Corporate costs regardless of the segment or segments involved in the transaction.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents our acquisition, divestiture and integration costs that we incurred during the last three fiscal years (in millions):

	2018	2017	2016
Acquisition costs	$38.2	$27.1	$8.9
Integration costs	27.4	46.4	62.1
Divestiture costs	0.3	9.8	0.5
Other total	$65.9	$83.3	$71.5

 The following table summarizes the changes in the restructuring accrual, which are primarily composed of lease commitments, accrued severance and other employee costs, and a reconciliation of the restructuring accrual charges to the line item “Restructuring and other costs” on our consolidated statements of operations for the last three fiscal years (in millions):

	2018	2017	2016
Accrual at beginning of fiscal year	$47.4	$44.8	$21.4
Accruals acquired in acquisition	—	3.5	—
Additional accruals	16.5	63.2	75.3
Payments	(29.8)	(53.3)	(51.9)
Adjustment to accruals	(1.0)	(10.8)	—
Foreign currency rate changes	(1.5)	—	—
Accrual at end of fiscal year	$31.6	$47.4	$44.8

Reconciliation of accruals and charges to restructuring and other costs (in millions):

	2018	2017	2016
Additional accruals and adjustments to accruals (see table above)	$15.5	$52.4	$75.3
Acquisition costs	38.2	27.1	8.9
Integration costs	22.0	41.2	59.8
Divestiture costs	0.3	9.8	0.5
Net property, plant and equipment	9.7	31.6	189.5
Severance and other employee costs	1.3	3.8	11.5
Equipment and inventory relocation costs	5.8	4.7	1.4
Facility carrying costs	4.2	6.1	19.5
Other costs	8.4	20.0	—
Total restructuring and other costs, net	$105.4	$196.7	$366.4

Note 4.	Retirement Plans

We have defined benefit pension plans and other postretirement benefit plans for certain U.S. and non-U.S. employees. Certain plans were frozen for salaried and non-union hourly employees at various times in the past, although some employees meeting certain criteria are still accruing benefits. In addition, we participate in several MEPPs that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements. We also have supplemental executive retirement plans and other non-qualified defined benefit pension plans that provide unfunded supplemental retirement benefits to certain of our current and former executives. The supplemental executive retirement plans provide for incremental pension benefits in excess of those offered in the Plan. The other postretirement benefit plans provide certain health care and life insurance benefits for certain salaried and hourly employees who meet specified age and service requirements as defined by the plans.

The benefits under our defined benefit pension plans are based on either compensation or a combination of years of service and negotiated benefit levels, depending upon the plan. We allocate our pension assets to several investment management firms across a variety of investment styles. Our defined benefit Investment Committee

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

meets at least four times a year with our investment advisors to review each management firm’s performance and monitors its compliance with its stated goals, our investment policy and applicable regulatory requirements in the U.S., Canada, and other jurisdictions.

Investment returns vary. We believe that, by investing in a variety of asset classes and utilizing multiple investment management firms, we can create a portfolio that yields adequate returns with reduced volatility. Our qualified U.S. plans employ a liability matching strategy augmented with Treasury futures to generally fully hedge against interest rate risk. After we consulted with our actuary and investment advisors, we adopted the target allocations in the table that follows for our pension plans to produce the desired performance. These target allocations are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below target ranges or modify the allocations.

Target Allocations

	U.S. Plans		Non-U.S. Plans
	2018	2017	2018	2017
Equity investments	15%	15%	22%	24%
Fixed income investments	75%	70%	70%	65%
Short-term investments	1%	1%	1%	1%
Other investments	9%	14%	7%	10%
Total	100%	100%	100%	100%

Our asset allocations by asset category at September 30 were as follows:

	U.S. Plans		Non-U.S. Plans
	2018	2017	2018	2017
Equity investments	14%	13%	23%	26%
Fixed income investments	73%	73%	69%	64%
Short-term investments	3%	3%	2%	3%
Other investments	10%	11%	6%	7%
Total	100%	100%	100%	100%

We manage our retirement plans in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”) as well as applicable legislation in Canada and other foreign countries. Our investment policy objectives include maximizing long-term returns at acceptable risk levels, diversifying among asset classes, as applicable, and among investment managers, as well as establishing certain risk parameters within asset classes. We have allocated our investments within the equity and fixed income asset classes to sub-asset classes designed to meet these objectives. In addition, our other investments support multi-strategy objectives.

In developing our weighted average expected rate of return on plan assets, we consulted with our investment advisors and evaluated criteria based on historical returns by asset class and long-term return expectations by asset class. We use a September 30 measurement date. We expect to contribute approximately $22 million to our U.S. and non-U.S. pension plans in fiscal 2019. However, it is possible that our assumptions or legislation may change, actual market performance may vary or we may decide to contribute a different amount. Therefore, the amount we contribute may vary materially. The expense for MEPPs for collective bargaining employees generally equals the contributions for these plans, excluding estimated accruals for withdrawal liabilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted average assumptions used to measure the benefit plan obligations at September 30, were:

	Pension Plans
	2018		2017
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	4.50%	3.42%	4.09%	3.26%
Rate of compensation increase	3.00%	2.67%	3.00%	3.17%

We determine the discount rate with the assistance of actuaries. At September 30, 2018, the discount rate for the U.S. pension plans was determined based on the yield on a theoretical portfolio of high-grade corporate bonds, and the discount rate for the non-U.S. plans was determined based on a yield curve developed by our actuary. The theoretical portfolio of high-grade corporate bonds used to select the September 30, 2018 discount rate for the U.S. pension plans includes bonds generally rated Aa- or better with at least $100 million outstanding par value and bonds that are non-callable (unless the bonds possess a “make whole” feature). The theoretical portfolio of bonds has cash flows that generally match our expected benefit payments in future years.

Our assumption regarding the future rate of compensation increases is reviewed periodically and is based on both our internal planning projections and recent history of actual compensation increases.

We typically review our expected long-term rate of return on plan assets periodically through an asset allocation study with either our actuary or investment advisor. In fiscal 2019, our expected rate of return used to determine net periodic benefit cost is 6.50% for our U.S. plans and 4.69% for our non-U.S. plans. Our expected rates of return in fiscal 2019 are based on an analysis of our long-term expected rate of return and our current asset allocation.

During the second quarter of fiscal 2017, our year-to-date lump sum payments to certain beneficiaries of the Plan, together with several one-time severance benefit payments out of the Plan, triggered pension settlement accounting and a remeasurement of the Plan as of February 28, 2017. As a result of settlement accounting, we recognized as a current period expense a pro-rata portion of the unamortized net actuarial loss, after remeasurement, and recorded a $28.7 million non-cash charge to our earnings in the second quarter of 2017. The lump sum payments were to certain eligible former employees who were not currently receiving a monthly benefit. Eligible former employees whose present value of future pension benefits exceeded a certain minimum threshold had the option to either voluntarily accept lump sum payments or to not accept the offer and continue to be entitled to their monthly benefit upon retirement. Lump sum and one-time severance benefits payments of $203.7 million were made out of existing assets of the Plan in the first half of fiscal 2017. The discount rate used in the plan remeasurement was 4.49%, an increase from 4.04% for the Plan at September 30, 2016. The expected long-term rate of return on plan assets was unchanged. As a result of the February 28, 2017 remeasurement, the funded status of the Plan increased by $73.2 million as compared to September 30, 2016. The increase in the funded status was primarily due to a reduction in the plan obligations due to the increase in the discount rate. In the second half of fiscal 2017, we made $ 27.1 million in lump sum payments to certain beneficiaries of the Plan, resulting in total fiscal 2017 lump sum payments of $230.8 million and a total fiscal 2017 non-cash charge to our earnings of $32.6 million.

On September 21, 2016, we used plan assets to settle $2.5 billion in pension obligations of the Plan by purchasing group annuity contracts from Prudential. This transaction transferred payment responsibility to Prudential for retirement benefits owed to approximately 35,000 U.S. retirees and their beneficiaries. As a result of the transaction, we recorded a non-cash charge of $370.7 million pre-tax. The settlement reduced our overall U.S. pension obligations and assets by approximately 40%. The monthly retirement benefit payment amounts currently received by retirees and their beneficiaries did not change as a result of this transaction. Those Plan participants not included in the transaction remain in the Plan, and responsibility for payment of the retirement benefits remains with us.

In October 2014, we entered into a master agreement with the USW that applied to substantially all of our legacy RockTenn facilities represented by the USW at that time. The agreement has a six year term and covers a number of specific items, including wages, medical coverage and certain other benefit programs, substance abuse testing and successorship. Individual facilities will continue to have local agreements for subjects not covered by the master agreement and those agreements will continue to have staggered terms.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the changes in benefit obligation and plan assets, and the plan’s funded status for the years ended September 30 (in millions):

	Pension Plans
	2018		2017
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in projected benefit obligation:
Benefit obligation at beginning of fiscal year	$3,941.9	$1,502.2	$4,231.7	$925.2
Service cost	36.7	8.0	38.0	7.1
Interest cost	157.7	46.9	165.2	32.6
Amendments	9.3	—	3.5	—
Actuarial gain	(186.8)	(90.3)	(149.1)	(57.6)
Plan participant contributions	—	2.5	—	1.7
Special termination benefits	—	—	12.5	—
Benefits paid	(175.3)	(82.8)	(141.4)	(65.1)
Business combinations	—	3.5	—	621.0
Curtailments	—	(0.7)	—	—
Settlements	—	(5.5)	(229.3)	(0.4)
Foreign currency rate changes	—	(43.6)	—	65.1
Other adjustments	—	—	10.8	—
Business divestitures	—	—	—	(27.4)
Benefit obligation at end of fiscal year	$3,783.5	$1,340.2	$3,941.9	$1,502.2

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$4,107.9	$1,414.7	$4,301.5	$774.1
Actual (loss) gain on plan assets	(24.9)	39.9	104.2	2.4
Employer contributions	13.5	24.2	15.3	19.2
Plan participant contributions	—	2.5	—	1.7
Benefits paid	(175.3)	(82.8)	(141.4)	(65.1)
Business combinations	—	0.7	—	622.1
Settlements	—	(5.5)	(229.3)	(0.4)
Business divestitures	—	—	—	(0.7)
Foreign currency rate changes	—	(43.5)	—	61.4
Other adjustments	—	—	57.6	—
Fair value of plan assets at end of fiscal year	$3,921.2	$1,350.2	$4,107.9	$1,414.7
Funded status	$137.7	$10.0	$166.0	$(87.5)

Amounts recognized in the consolidated balance sheet:
Non-current assets	$305.7	$114.3	$340.4	$27.6
Other current liability	(10.1)	(0.9)	(9.3)	(0.8)
Accrued pension and other long-term benefits	(157.9)	(103.4)	(165.1)	(114.3)
Over (under) funded status at end of fiscal year	$137.7	$10.0	$166.0	$(87.5)

Although the U.S. pension plans were in a net over funded position at September 30, 2018, certain U.S. plans have benefit obligations in excess of plan assets. These plans, that consist primarily of non-qualified plans, have aggregate projected benefit obligations of $197.0 million, aggregate accumulated benefit obligations of $195.3 million, and aggregate fair value of plan assets of $29.5 million at September 30, 2018.

The accumulated benefit obligation of U.S. and non-U.S. pension plans was $5,081.3 million and $5,390.7 million at September 30, 2018 and 2017, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pre-tax amounts in accumulated other comprehensive loss at September 30 not yet recognized as components of net periodic pension cost, including noncontrolling interest, consist of (in millions):

	Pension Plans
	2018		2017
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial loss	$631.2	$105.6	$547.3	$173.9
Prior service cost	32.3	0.3	27.6	0.4
Total accumulated other comprehensive loss	$663.5	$105.9	$574.9	$174.3

The pre-tax amounts recognized in other comprehensive (income) loss, including noncontrolling interest, are as follows at September 30 (in millions):

	Pension Plans
	2018	2017	2016
Net actuarial loss (gain) arising during period	$38.7	$(48.8)	$355.4
Amortization and settlement recognition of net actuarial loss	(20.6)	(57.7)	(381.6)
Prior service cost arising during period	9.3	3.4	1.5
Amortization of prior service cost	(4.7)	(4.1)	(3.9)
Net other comprehensive loss (income) recognized	$22.7	$(107.2)	$(28.6)

The net periodic pension cost recognized in the consolidated statements of operations is comprised of the following for fiscal years ended (in millions):

	Pension Plans
	2018	2017	2016
Service cost	$44.8	$45.1	$51.4
Interest cost	204.6	197.8	310.3
Expected return on plan assets	(328.4)	(313.1)	(412.3)
Amortization of net actuarial loss	21.2	25.4	11.0
Amortization of prior service cost	4.7	4.1	3.9
Curtailment gain	(0.6)	—	(1.6)
Settlement (gain) loss	(0.5)	32.7	370.7
Special termination benefits	—	12.5	18.4
Company defined benefit plan (income) expense	(54.2)	4.5	351.8
Multiemployer and other plans	1.4	4.7	5.8
Net pension (income) cost	$(52.8)	$9.2	$357.6

The Multiemployer and other plans line in the table above excludes the estimated withdrawal liabilities recorded in fiscal 2018. For additional information, see “Note 4. Retirement Plans — Multiemployer Plans”. The fiscal 2017 and 2016 special termination benefits were recorded to restructuring in connection with the Combination, and are excluded from the calculation of pension funding more than expense.

Weighted-average assumptions used in the calculation of benefit plan expense for fiscal years ended:

	Pension Plans
	2018		2017		2016
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	4.09%	3.26%	4.30%	3.08%	4.70%	3.89%
Rate of compensation increase	3.00%	2.65%	3.00%	3.09%	2.50%	3.10%
Expected long-term rate of return on plan assets	6.50%	4.98%	6.50%	6.03%	5.88%	6.34%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In fiscal 2018, 2017 and 2016, for our U.S. pension and postretirement plans, we considered the mortality tables from the Society of Actuaries and evaluated our mortality experience to establish mortality assumptions. Based on our experience and in consultation with our actuaries, we utilized the base RP-2014 mortality tables with a gender and job classification specific increase, and applied an improvement scale with generational improvements that is generally based on Social Security Administration analysis and assumptions. The increases for fiscal 2018 were 10% for white collar males, 14% for blue collar males, 11% for white collar females, and 10% for blue collar females. The increases for fiscal 2017 were 9% for white collar males, 12% for blue collar males, 11% for white collar females, and 9% for blue collar females. The increases for fiscal 2016 were 6% for white collar males, 10% for blue collar males, 12% for white collar females, and 19% for blue collar females. In fiscal 2018, 2017 and 2016 our Canadian pension and postretirement plans utilized the 2014 Private Sector Canadian Pensioners Mortality Table adjusted to reflect industry and our mortality experience and applied Canadian Pensioner’s Mortality Improvement Scale B with generational improvements.

The estimated losses that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal 2019 are as follows (in millions):

	Pension Plans
	U.S. Plans	Non-U.S. Plans
Actuarial loss	$22.7	$5.3
Prior service cost	5.2	0.1
Total	$27.9	$5.4

Our projected estimated benefit payments (unaudited), which reflect expected future service, as appropriate, are as follows (in millions):

	Pension Plans
	U.S. Plans	Non-U.S. Plans
Fiscal 2019	$209.1	$80.1
Fiscal 2020	$218.6	$80.9
Fiscal 2021	$223.0	$79.8
Fiscal 2022	$231.7	$80.0
Fiscal 2023	$218.5	$80.2
Fiscal Years 2024 – 2028	$1,168.9	$398.9

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes our pension plan assets measured at fair value on a recurring basis (at least annually) as of September 30, 2018 (in millions):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities:
U.S. equities (1)	$165.5	$165.5	$—
Non-U.S. equities (1)	8.2	8.2	—
Fixed income securities:
U.S. government securities (2)	435.8	—	435.8
Non-U.S. government securities (3)	127.5	—	127.5
U.S. corporate bonds (3)	1,493.6	108.4	1,385.2
Non-U.S. corporate bonds (3)	380.8	49.3	331.5
Other fixed income (4)	319.4	—	319.4
Short-term investments (5)	149.0	149.0	—
Benefit plan assets measured in the fair value hierarchy	$3,079.8	$480.4	$2,599.4
Assets measured at NAV (6)	2,191.6
Total benefit plan assets	$5,271.4

The following table summarizes our pension plan assets measured at fair value on a recurring basis (at least annually) as of September 30, 2017 (in millions):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities:
U.S. equities (1)	$136.7	$136.6	$0.1
Non-U.S. equities (1)	40.0	40.0	—
Fixed income securities:
U.S. government securities (2)	452.0	—	452.0
Non-U.S. government securities (3)	130.0	—	130.0
U.S. corporate bonds (3)	1,515.4	92.3	1,423.1
Non-U.S. corporate bonds (3)	373.7	51.1	322.6
Mortgage-backed securities (3)	0.1	—	0.1
Other fixed income (4)	311.4	—	311.4
Short-term investments (5)	184.6	184.6	—
Benefit plan assets measured in the fair value hierarchy	$3,143.9	$504.6	$2,639.3
Assets measured at NAV (6)	2,378.7
Total benefit plan assets	$5,522.6

(1)

Equity securities are comprised of the following investment types: (i) common stock, (ii) preferred stock and (iii) equity exchange traded funds. Level 1 investments in common and preferred stocks and exchange traded funds are valued using quoted market prices multiplied by the number of shares owned.

(2)	U.S. government securities include treasury and agency debt. These investments are valued using broker quotes in an active market.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)

The level 1 non-U.S. government securities investment is an exchange traded fund valued using quoted market prices. The level 1 U.S. corporate bonds category is primarily comprised of U.S. dollar denominated investment grade securities and valued using quoted market prices. Level 2 investments are valued utilizing a market approach that includes various valuation techniques and sources such as value generation models, broker quotes in active and non-active markets, benchmark yields and securities, reported trades, issuer spreads, and/or other applicable reference data.

(4)

Other fixed income is comprised of municipal and asset-backed securities. Investments are valued utilizing a market approach that includes various valuation techniques and sources, such as broker quotes in active and non-active markets, benchmark yields and securities, reported trades, issuer spreads and/or other applicable reference data.

(5)	Short-term investments are valued at $1.00/unit, which approximates fair value. Amounts are generally invested in interest-bearing accounts.
(6)	Investments that are measured at net asset value (“NAV”) (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy.

The following table summarizes assets measured at fair value based on NAV per share as a practical expedient as of September 30, 2018 and 2017 (in millions):

	Fair value	Redemption Frequency	Redemption Notice Period	Unfunded Commitments
September 30, 2018
Hedge funds (1)	$47.9	Monthly	Up to 30 days	$—
Commingled funds, private equity, private real estate investments, and equity related investments (2)	1,092.9	Monthly	Up to 60 days	75.3
Fixed income and fixed income related instruments (3)	1,050.8	Monthly	Up to 10 days	—
	$2,191.6			$75.3
September 30, 2017
Hedge funds (1)	$64.2	Quarterly	Up to 91 days	$—
Commingled funds, private equity, private real estate investments, and equity related investments (2)	1,207.6	Monthly	Up to 60 days	98.8
Fixed income and fixed income related instruments (3)	1,106.9	Monthly	Up to 10 days	—
	$2,378.7			$98.8

(1)

Hedge fund investments are primarily made through shares of limited partnerships or similar structures. Hedge funds are typically valued monthly by third-party administrators that have been appointed by the funds’ general partners. Hedge funds have been valued using NAV as a practical expedient.

(2)

Commingled fund investments are valued at the net asset value per share multiplied by the number of shares held. The determination of net asset value for the commingled funds includes market pricing of the underlying assets as well as broker quotes and other valuation techniques. Commingled funds have been valued using NAV as a practical expedient.

(3)

Fixed income and fixed income related instruments consist of commingled debt funds, which are valued at their net asset value per share multiplied by the number of shares held. The determination of net asset value for the commingled funds includes market pricing of the underlying assets as well as broker quotes and other valuation techniques. Commingled debt funds have been valued using NAV as a practical expedient.

We maintain holdings in certain private equity partnerships and private real estate investments for which a liquid secondary market does not exist. The private equity partnerships are commingled investments. Valuation techniques, such as discounted cash flow and market based comparable analyses, are used to determine fair value of the private equity investments. Unobservable inputs used for the discounted cash flow technique include projected future cash flows and the discount rate used to calculate present value. Unobservable inputs used for the market-based comparisons technique include earnings before interest, taxes, depreciation and amortization multiples in other comparable third-party transactions, price to earnings ratios, liquidity, current operating results, as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

well as input from general partners and other pertinent information. Private equity investments have been valued using NAV as a practical expedient.

Private real estate investments are commingled investments. Valuation techniques, such as discounted cash flow and market based comparable analyses, are used to determine fair value of the private equity investments. Unobservable inputs used for the discounted cash flow technique include projected future cash flows and the discount rate used to calculate present value. Unobservable inputs used for the market-based comparison technique include a combination of third party appraisals, replacement cost, and comparable market prices. Private real estate investments have been valued using NAV as a practical expedient.

Equity-related investments are hedged equity investments in a commingled fund that consist primarily of equity indexed investments which are hedged by options and also hold collateral in the form of short term treasury securities. Equity related investments have been valued using NAV as a practical expedient.

Postretirement Plans

The postretirement benefit plans provide certain health care and life insurance benefits for certain salaried and hourly employees who meet specified age and service requirements as defined by the plans.

The weighted average assumptions used to measure the benefit plan obligations at September 30 were:

	Postretirement plans
	2018		2017
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	4.50%	6.61%	4.09%	6.51%
Rate of compensation increase	N/A	N/A	N/A	7.37%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the changes in benefit obligation and plan assets, and the plan’s funded status for the fiscal years ended September 30 (in millions):

	Postretirement Plans
	2018		2017
Change in projected benefit obligation:	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Benefit obligation at beginning of fiscal year	$98.1	$68.1	$90.7	$62.6
Service cost	0.7	0.8	0.1	0.8
Interest cost	3.9	4.0	3.3	4.1
Amendments	(1.4)	—	(3.4)	(1.0)
Actuarial (gain) loss	(2.5)	(5.2)	14.1	0.4
Benefits paid	(7.8)	(2.6)	(8.0)	(2.7)
Business combinations	—	—	1.3	2.0
Business divestitures	—	—	—	(0.4)
Curtailments	—	(2.1)	—	(0.3)
Foreign currency rate changes	—	(7.5)	—	2.6
Benefit obligation at end of fiscal year	$91.0	$55.5	$98.1	$68.1

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$—	$—	$—	$—
Employer contributions	7.8	2.6	8.0	2.7
Plan participant contributions	—	—	—	—
Benefits paid	(7.8)	(2.6)	(8.0)	(2.7)
Fair value of plan assets at end of fiscal year	$—	$—	$—	$—
Funded Status	$(91.0)	$(55.5)	$(98.1)	$(68.1)

Amounts recognized in the consolidated balance sheet:
Other current liability	$(8.8)	$(2.9)	$(9.8)	$(3.0)
Accrued postretirement and other long-term benefits	(82.2)	(52.6)	(88.3)	(65.1)
Under funded status at end of fiscal year	$(91.0)	$(55.5)	$(98.1)	$(68.1)

The pre-tax amounts in accumulated other comprehensive loss at September 30 not yet recognized as components of net periodic postretirement cost, including noncontrolling interest, consist of (in millions):

	Postretirement Plans
	2018		2017
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Net actuarial (gain) loss	$(11.2)	$(3.8)	$(9.1)	$4.2
Prior service credit	(11.3)	(1.0)	(13.9)	(1.4)
Total accumulated other comprehensive (income) loss	$(22.5)	$(4.8)	$(23.0)	$2.8

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pre-tax amounts recognized in other comprehensive (income) loss, including noncontrolling interest, are as follows at September 30 (in millions):

	Postretirement Plans
	2018	2017	2016
Net actuarial (gain) loss arising during period	$(9.7)	$14.7	$(1.4)
Amortization and settlement recognition of net actuarial (loss) gain	(0.3)	1.3	1.9
Prior service credit arising during period	(1.5)	(4.4)	(3.8)
Amortization or curtailment recognition of prior service credit	4.4	4.5	2.1
Net other comprehensive (income) loss recognized	$(7.1)	$16.1	$(1.2)

The net periodic postretirement cost recognized in the consolidated statements of operations is comprised of the following for fiscal years ended (in millions):

	Postretirement Plans
	2018	2017	2016
Service cost	$1.5	$0.9	$2.3
Interest cost	7.9	7.4	8.1
Amortization of net actuarial loss (gain)	0.3	(1.3)	(2.0)
Amortization of prior service credit	(4.4)	(4.5)	(2.1)
Curtailment gain	(0.1)	(0.3)	—
Net postretirement cost	$5.2	$2.2	$6.3

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation (“APBO”) are as follows at September 30, 2018:

U.S. Plans
Health care cost trend rate assumed for next year	6.03%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.43%
Year the rate reaches the ultimate trend rate	2037

Non-U.S. Plans
Health care cost trend rate assumed for next year	5.51%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.51%
Year the rate reaches the ultimate trend rate	2018

As of September 30, 2018, the effect of a 1% change in the assumed health care cost trend rate would increase the APBO by approximately $7 million or decrease the APBO by approximately $6 million, and would increase the annual net periodic postretirement benefit cost for fiscal 2018 by $0 million or decrease the annual net periodic postretirement benefit cost for fiscal 2018 by approximately $1 million.

Weighted-average assumptions used in the calculation of benefit plan expense for fiscal years ended:

	Postretirement Plans
	2018		2017		2016
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Discount rate	4.09%	6.51%	4.04%	6.64%	4.70%	6.84%
Rate of compensation increase	N/A	7.37%	N/A	3.14%	N/A	3.10%

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated gains that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal 2019 are as follows (in millions):

	Postretirement Plans
	U.S. Plans	Non-U.S. Plans
Actuarial gain	$(1.1)	$(0.4)
Prior service credit	(2.6)	(0.2)
Total	$(3.7)	$(0.6)

Our projected estimated benefit payments (unaudited), which reflect expected future service, as appropriate, are as follows (in millions):

	Postretirement Plans
	U.S. Plans	Non-U.S. Plans
Fiscal 2019	$9.3	$2.9
Fiscal 2020	$8.2	$3.0
Fiscal 2021	$7.8	$3.1
Fiscal 2022	$7.4	$3.2
Fiscal 2023	$7.1	$3.3
Fiscal Years 2024 – 2028	$31.4	$19.1

Multiemployer Plans

We participate in several MEPPs that provide retirement benefits to certain union employees in accordance with various CBAs. The risks of participating in MEPPs are different from the risks of participating in single-employer pension plans. These risks include:

•	assets contributed to a MEPP by one employer are used to provide benefits to employees of all participating employers,
•	if a participating employer withdraws from a MEPP, the unfunded obligations of the MEPP allocable to such withdrawing employer may be borne by the remaining participating employers, and
•

if we withdraw from a MEPP, we may be required to pay that plan an amount based on our allocable share of the unfunded vested benefits of the plan, referred to as a withdrawal liability, as well as a share of the MEPP’s accumulated funding deficiency.

Our contributions to a particular MEPP are established by the applicable CBAs; however, our required contributions may increase based on the funded status of a MEPP and legal requirements, such as those set forth in the Pension Act, which requires substantially underfunded MEPPs to implement a FIP or a RP to improve their funded status. Factors that could impact the funded status of a MEPP include, without limitation, investment performance, changes in participant demographics, decline in the number of contributing employers, changes in actuarial assumptions and the utilization of extended amortization provisions. We believe that certain of the MEPPs in which we participate or have participated, including the PIUMPF, have material unfunded vested benefits. The Pension Act established three categories, or “zones”, for the funded status of plans. Among other factors, plans in the green zone are at least 80% funded and are designated as healthy, plans in the yellow zone are greater than 65% but less than 80% funded and are designated as endangered and plans in the red zone are generally less than 65% funded and are designated as critical or critical and declining. Each plan’s actuary must certify the plan status annually. Several of the MEPPs in which we participate or have participated, including PIUMPF, have been certified in the red zone for critical and declining. Our share of the contributions in PIUMPF have exceeded 5% of total plan contributions in recent plan years.

A FIP or RP requires a particular MEPP to adopt measures to correct its underfunded status. These measures may include, but are not limited to, an increase in our contribution rate from that provided in the applicable CBA, a reallocation of the contributions already being made by participating employers for various benefits to individuals participating in the MEPP, and/or a reduction in the benefits to be paid to future and/or current retirees. In addition, the Pension Act requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is certified in the red zone and a 10% surcharge on each succeeding year until a CBA is in place with terms and conditions consistent with the RP. On January 1, 2016, the surcharge we paid for PIUMPF increased from 10% to 15%.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the normal course of business, we evaluate our potential exposure to MEPPs, including with respect to potential withdrawal liabilities. During fiscal 2018, we submitted formal notification to withdraw from PIUMPF and recorded an estimated withdrawal liability of $180.0 million. The estimated withdrawal liability assumes payment over 20 years, discounted at a credit adjusted risk-free rate of 3.83%. We expect PIUMPF’s demand related to the withdrawal to include both a payment for withdrawal liability and for our proportionate share of PIUMPF’s accumulated funding deficiency. We reserve the right to challenge any portion of the demand, including any portion related to the accumulated funding deficiency. The estimated withdrawal liability noted above excludes the potential impact of a future mass withdrawal of other employers from PIUMPF, which is not considered probable or reasonably estimable at this time. Due to the absence of specific information regarding matters such as PIUMPF’s current financial situation, our estimate is subject to revision. In addition, in fiscal 2018, we submitted formal notification to withdraw from Central States and recorded an estimated withdrawal liability of $4.2 million on a discounted basis. It is reasonably possible that we may incur withdrawal liabilities with respect to certain other MEPPs in connection with such withdrawals. Our estimate of any such withdrawal liability, both individually and in the aggregate, is not material for the remaining plans in which we participate.

At September 30, 2018 and September 30, 2017, we had withdrawal liabilities recorded of $247.8 million and $60.1 million, respectively. In addition to the contributions presented in the table below, for fiscal 2018, 2017 and 2016 we accrued $6.0 million, $1.9 million and $2.1 million, respectively, related to withdrawal liabilities. The impact of future withdrawal liabilities, future funding obligations or increased contributions may be material to our results of operations, cash flows and financial condition and the trading price of our Common Stock.

Approximately 43% of our employees are covered by CBAs or similar agreements, of which approximately 8% are covered by CBAs or similar agreements that have expired and another 6% are covered by CBAs or similar agreements that expire within one year.

The following table lists our participation in our multiemployer and other plans that are individually significant for the years ended September 30 (in millions):

Pension Fund	EIN / Pension Plan Number	Pension Act Zone Status		FIP / RP Status Pending / Implemented	Contributions (1)			Surcharge imposed?	Expiration CBA
		2018	2017		2018	2017	2016
U.S. Multiemployer plans:
Pace Industry Union- Management Pension Fund (2)	11-6166763 / 001	Red	Red	Implemented	$0.9	$3.5	$3.3	Yes	9/30/20 to 6/25/23
Other Funds (3)					0.5	1.6	1.2
Total Contributions:					$1.4	$5.1	$4.5

(1)	Contributions represent the amounts contributed to the plan during the fiscal year.
(2)

Our contributions for fiscal 2017 and 2016 exceeded 5% of total plan contributions. Although the plan data for fiscal 2018 is not yet available, we do not expect to continue to exceed 5% of total plan contributions due to our submission of notification to withdraw from PIUMPF.

(3)	Two additional MEPPs in which we participate have been certified as critical and declining.

Defined Contribution Plans

We have 401(k) and other defined contribution plans that cover certain of our U.S., Canadian and other non-U.S. salaried union and nonunion hourly employees, generally subject to an initial waiting period. The 401(k) and other defined contribution plans permit participants to make contributions by salary reduction pursuant to Section 401(k) of the Code or the taxing authority in the jurisdiction in which they operate. Due primarily to acquisitions, CBAs and other non-U.S. defined contribution programs, we have plans with varied terms. At September 30, 2018, our contributions may be up to 7.5% for U.S. salaried and non-union hourly employees, consisting of a match of up to 5% and an automatic employer contribution of 2.5%. Certain other employees who receive accruals under a defined benefit pension plan, certain employees covered by CBAs and non-U.S. defined contribution programs receive generally up to a 3.0% to 4.0% contribution to their 401(k) plan or defined contribution plan. During fiscal 2018, 2017 and 2016, we recorded expense of $113.7 million, $104.1 million and $86.5 million, respectively, related to matching contributions to the 401(k) plans and other defined contribution plans, including the automatic employer contribution.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Retirement Plans

We have Supplemental Plans that are nonqualified deferred compensation plans. We intend to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. Amounts deferred and payable under the Supplemental Plans are our unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness outstanding. Participants’ accounts are credited with investment gains and losses under the Supplemental Plans in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. At September 30, 2018, the Supplemental Plans had assets totaling $174.2 million that are recorded at market value, and liabilities of $178.1 million. The investment alternatives available under the Supplemental Plans are generally similar to investment alternatives available under 401(k) plans. The amount of expense we recorded for the current fiscal year and the preceding two fiscal years was not significant.

Note 5.	Income Taxes

The components of income (loss) from continuing operations before income taxes are as follows (in millions):

	Year Ended September 30,
	2018	2017	2016
United States	$736.7	$481.9	$(25.1)
Foreign	298.1	375.7	269.7
Income from continuing operations before income taxes	$1,034.8	$857.6	$244.6

The loss from continuing operations in the U.S. in fiscal 2016 was primarily the result of the pension risk transfer expense and restructuring charges. See “Note 4. Retirement Plans” and “Note 3. Restructuring and Other Costs”.

Impacts of the Tax Act

On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate income tax rate to 21%, (ii) the acceleration of expensing for certain business assets, (iii) the one-time transition tax related to the transition of U.S. international tax from a worldwide tax system to a territorial tax system, (iv) the repeal of the domestic production deduction, (v) additional limitations on the deductibility of interest expense and (vi) expanded limitations on executive compensation.

U.S. Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 118 was issued to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed in reasonable detail to finalize the calculations for certain income tax effects of the Tax Act. Under SAB 118, we have made reasonable estimates and recorded provisional amounts as described below.

The key impacts of the Tax Act on our financial statements for fiscal 2018 were the remeasurement of deferred tax balances to the new corporate tax rate and the accrual for the one-time transition tax liability. We recorded provisional amounts of the effects of the Tax Act.

In order to calculate the effects of the new corporate tax rate on our deferred tax balances, ASC 740, “Income Taxes” required the remeasurement of our deferred tax balances as of the enactment date of the Tax Act, based on the rates at which the balances were expected to reverse in the future. The remeasurement of our deferred tax balances resulted in a provisional net reduction in deferred liabilities of $1,215.9 million in fiscal 2018.

Additionally, in fiscal 2018, we made a reasonable estimate for the amount of the one-time transition tax. The one-time transition tax is based on our total post-1986 foreign earnings and profits that were previously deferred from U.S. income tax. The applicable tax rate is based on the amount of those post-1986 earnings that is held in cash and other specified assets. We recorded a provisional one-time transition tax liability of $95.4 million or $87.1 million net of the release of a previously recorded outside basis difference.

To date, we have been unable to determine a reasonable estimate of the tax liability, if any, under the Tax Act for our remaining outside basis difference or evaluate how the Tax Act will affect our existing accounting position to

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indefinitely reinvest unremitted foreign earnings. We will continue to apply our existing accounting under ASC 740 for this matter and finalize it in fiscal 2019.

Our accounting for the income tax effects of the Tax Act will be completed during the measurement period allowed under SAB 118. We will record any necessary adjustments in the period such adjustments are identified.  The final determination of the Tax Act will be made based on a variety of factors, among others, (i) further guidance from the U.S. Department of Treasury and from Securities Commission or FASB related to the Tax Act, (ii) management’s further assessment of the Tax Act and related regulatory guidance, and (iii) and changes to estimates made to calculate our existing temporary differences.

As part of the enacted Tax Act, Global Intangible Low Taxed Income (“GILTI”) provisions were introduced that would impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. Guidance released by the FASB indicates that either accounting for deferred taxes related to GILTI inclusions or treating any taxes on GILTI inclusions as period costs are both acceptable methods subject to an accounting policy election. The GILTI provisions will not take effect for WestRock until the fiscal year ending September 30, 2019, and the Company has provisionally elected to treat any potential GILTI inclusions as a period cost during the year incurred.

Income tax expense (benefit) from continuing operations consists of the following components (in millions):

	Year Ended September 30,
	2018	2017	2016
Current income taxes:
Federal	$83.0	$80.8	$98.3
State	26.8	3.3	12.8
Foreign	86.6	95.3	87.0
Total current expense	196.4	179.4	198.1
Deferred income taxes:
Federal	(1,108.6)	15.2	(131.5)
State	53.2	(22.8)	6.9
Foreign	(15.5)	(12.8)	16.3
Total deferred (benefit) expense	(1,070.9)	(20.4)	(108.3)
Total income tax (benefit) expense	$(874.5)	$159.0	$89.8

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between the statutory federal income tax rate and our effective income tax rate from continuing operations are as follows:

	Year Ended September 30,
	2018	2017	2016
Statutory federal tax rate	24.5%	35.0%	35.0%
Foreign rate differential	0.6	(4.9)	(5.5)
Adjustment and resolution of federal, state and foreign tax uncertainties	0.9	(0.3)	0.2
State taxes, net of federal benefit	4.3	3.3	4.9
Tax Act (1)	(109.1)	—	—
Excess tax benefit related to stock compensation	(0.8)	—	—
Research and development and other tax credits, net of valuation allowances and reserves	(0.5)	(0.8)	(6.1)
Income attributable to noncontrolling interest	(0.1)	0.4	0.8
Domestic manufacturer’s deduction	(1.8)	(2.0)	(4.4)
Sale of HH&B	—	(5.0)	—
U.S. legal entity restructuring	—	(3.3)	—
Change in valuation allowance	(1.8)	(3.3)	6.3
Nondeductible transaction costs	—	1.0	0.4
Contribution of assets to Grupo Gondi joint venture	—	—	3.4
Nontaxable increased cash surrender value	(0.8)	(1.5)	(4.6)
Withholding taxes	0.5	0.4	2.0
Brazilian net worth deduction	(0.9)	(0.8)	(2.0)
Other, net	0.5	0.3	6.3
Effective tax rate	(84.5)%	18.5%	36.7%

(1)

The primary components are a $1,215.9 million benefit from the remeasurement of our net U.S. deferred tax liability and a one-time transition tax liability of $95.4 million or $87.1 million net of the release of a previously recorded outside basis difference.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to deferred income tax assets and liabilities consist of the following (in millions):

	September 30,
	2018	2017
Deferred income tax assets:
Accruals and allowances	$22.1	$40.6
Employee related accruals and allowances	213.2	265.1
State net operating loss carryforwards	78.4	70.6
State credit carryforwards, net of federal benefit	64.8	54.4
U.S. and foreign tax credit carryforwards	14.7	135.9
Federal and foreign net operating loss carryforwards	188.7	204.1
Restricted stock and options	46.7	81.0
Other	45.3	32.8
Total	673.9	884.5
Deferred income tax liabilities:
Property, plant and equipment	1,509.7	2,154.1
Deductible intangibles and goodwill	698.1	1,091.4
Inventory reserves	168.6	236.1
Deferred gain	258.8	405.2
Pension obligations	60.1	90.8
Basis difference in joint ventures	35.5	57.1
Other	—	8.3
Total	2,730.8	4,043.0
Valuation allowances	229.4	219.1
Net deferred income tax liability	$2,286.3	$3,377.6

Deferred taxes are recorded as follows in the consolidated balance sheet (in millions):

	September 30,
	2018	2017
Long-term deferred tax asset (1)	$35.2	$32.6
Long-term deferred tax liability	2,321.5	3,410.2
Net deferred income tax liability	$2,286.3	$3,377.6

(1)	The long-term deferred tax asset is presented in Other assets on the consolidated balance sheets.

At September 30, 2018 and September 30, 2017, we had gross federal net operating losses of approximately $13.3 million and $61.2 million, respectively. These loss carryforwards generally expire between fiscal 2031 and 2038.

At September 30, 2018 and September 30, 2017, we had alternative minimum tax credits of $14.7 million and $132.2 million, respectively. Under current tax law, the alternative minimum tax credit carryforwards become refundable tax credits in future years. We had no research and development tax credits and general business credits outstanding, respectively, at September 30, 2018.

At September 30, 2018 and September 30, 2017, we had gross state and local net operating losses, of approximately $1,676 million and $1,885 million, respectively. These loss carryforwards generally expire between fiscal 2020 and 2038. The tax effected values of these net operating losses are $78.4 million and $70.6 million at September 30, 2018 and 2017, respectively, exclusive of valuation allowances of $7.8 million and $15.9 million at September 30, 2018 and 2017, respectively.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 30, 2018 and September 30, 2017, gross net operating losses for foreign reporting purposes of approximately $698.4 million and $ 673.7 million, respectively, were available for carryforward. A majority of these loss carryforwards generally expire between fiscal 2020 and 2038, while a portion have an indefinite carryforward. The tax effected values of these net operating losses are $185.8 million and $182.6 million at September 30, 2018 and 2017, respectively, exclusive of valuation allowances of $161.5 million and $149.6 million at September 30, 2018 and 2017, respectively.

At September 30, 2018 and 2017, we had state tax credit carryforwards of $64.8 million and $54.4 million, respectively. These state tax credit carryforwards generally expire within 5 to 10 years; however, certain state credits can be carried forward indefinitely. Valuation allowances of $56.1 million and $47.3 million at September 30, 2018 and 2017, respectively, have been provided on these assets. These valuation allowances have been recorded due to uncertainty regarding our ability to generate sufficient taxable income in the appropriate taxing jurisdiction.

The following table represents a summary of the valuation allowances against deferred tax assets for fiscal 2018, 2017 and 2016 (in millions):

	2018	2017	2016
Balance at beginning of fiscal year	$219.1	$177.2	$100.2
Increases	50.8	54.3	24.8
Allowances related to purchase accounting (1)	0.1	12.4	63.0
Reductions	(40.6)	(24.8)	(10.8)
Balance at end of fiscal year	$229.4	$219.1	$177.2

(1)	Amounts in fiscal 2018 and 2017 relate to the MPS Acquisition. Adjustments in fiscal 2016 relate to the Combination and the SP Fiber Acquisition.

Consistent with prior years, we consider a portion of our earnings from certain foreign subsidiaries as subject to repatriation and we provide for taxes accordingly. However, we consider the unremitted earnings and all other outside basis differences from all other foreign subsidiaries to be indefinitely reinvested. Accordingly, we have not provided for any taxes that would be due.

As of September 30, 2018, we estimate our outside basis difference in foreign subsidiaries that are considered indefinitely reinvested to be approximately $1.5 billion. The components of the outside basis difference are comprised of purchase accounting adjustments, undistributed earnings, and equity components. Except for the portion of our earnings from certain foreign subsidiaries where we provided for taxes, we have not provided for any taxes that would be due upon the reversal of the outside basis differences. However, in the event of a distribution in the form of dividends or dispositions of the subsidiaries, we may be subject to incremental U.S. income taxes, subject to an adjustment for foreign tax credits, and withholding taxes or income taxes payable to the foreign jurisdictions. As of September 30, 2018, the determination of the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings not subject to the Transition Tax and additional outside basis differences is not practicable.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in millions):

	2018	2017	2016
Balance at beginning of fiscal year	$148.9	$166.8	$106.6
Additions related to purchase accounting (1)	3.4	7.7	16.5
Additions for tax positions taken in current year	3.1	5.0	30.3
Additions for tax positions taken in prior fiscal years	18.0	15.2	20.6
Reductions for tax positions taken in prior fiscal years	(5.3)	(25.6)	(9.7)
Reductions due to settlement (2)	(29.4)	(14.1)	(1.3)
(Reductions) additions for currency translation adjustments	(9.6)	2.0	7.0
Reductions as a result of a lapse of the applicable statute of limitations	(2.0)	(8.1)	(3.2)
Balance at end of fiscal year	$127.1	$148.9	$166.8

(1)	Amounts in fiscal 2018 and 2017 relate to the MPS Acquisition. Adjustments in fiscal 2016 relate to the Combination and the SP Fiber Acquisition.

(2)

Amounts in fiscal 2018 relate to the settlement of state audit examinations and federal and state amended returns filed related to affirmative adjustments for which a there was a reserve. Amounts in fiscal 2017 relate to the settlement of federal and state audit examinations with taxing authorities.

As of September 30, 2018 and 2017, the total amount of unrecognized tax benefits was approximately $127.1 million and $148.9 million, respectively, exclusive of interest and penalties. Of these balances, as of September 30, 2018 and 2017, if we were to prevail on all unrecognized tax benefits recorded, approximately $108.7 million and $138.0 million, respectively, would benefit the effective tax rate. We regularly evaluate, assess and adjust the related liabilities in light of changing facts and circumstances, which could cause the effective tax rate to fluctuate from period to period.

We recognize estimated interest and penalties related to unrecognized tax benefits in income tax expense in the consolidated statements of operations. As of September 30, 2018, we had liabilities of $70.4 million related to estimated interest and penalties for unrecognized tax benefits. As of September 30, 2017, we had liabilities of $81.7 million, net of indirect benefits, related to estimated interest and penalties for unrecognized tax benefits. Our results of operations for the fiscal year ended September 30, 2018, 2017 and 2016 include expense of $5.8 million, $7.4 million and $2.9 million, respectively, net of indirect benefits, related to estimated interest and penalties with respect to the liability for unrecognized tax benefits. As of September 30, 2018, it is reasonably possible that our unrecognized tax benefits will decrease by up to $5.5 million in the next twelve months due to expiration of various statues of limitations and settlement of issues.

We file federal, state and local income tax returns in the U.S. and various foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal and state and local income tax examinations by tax authorities for years prior to fiscal 2015 and fiscal 2008, respectively. We are no longer subject to non-U.S. income tax examinations by tax authorities for years prior to fiscal 2011, except for Brazil for which we are not subject to tax examinations for years prior to 2005. While we believe our tax positions are appropriate, they are subject to audit or other modifications and there can be no assurance that any modifications will not materially and adversely affect our results of operations, financial condition or cash flows.

Note 6.	Segment Information

We report our financial results of operations in the following three reportable segments: Corrugated Packaging, which consists of our containerboard mill and corrugated packaging operations, as well as our recycling operations; Consumer Packaging, which consists of consumer mills, folding carton, beverage, merchandising displays and partition operations; and Land and Development, which sells real estate primarily in the Charleston, SC region. Following the Combination and until the completion of the Separation, our financial results of operations had a fourth reportable segment, Specialty Chemicals. Prior to the HH&B Sale, our Consumer Packaging segment included HH&B. Certain income and expenses are not allocated to our segments and, thus, the information that management

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

uses to make operating decisions and assess performance does not reflect such amounts. Items not allocated are reported as non-allocated expenses or in other line items in the table below after segment income.

Some of our operations included in the segments are located in locations such as Canada, Mexico, South America, Europe, Asia and Australia. The table below reflects financial data of our foreign operations for each of the past three fiscal years, some of which were transacted in U.S. dollars (in millions, except percentages):

	Years Ended September 30,
	2018	2017	2016
Foreign net sales to unaffiliated customers	$3,236.7	$2,621.2	$2,426.6
Foreign segment income	$360.7	$260.1	$226.1
Foreign long-lived assets	$1,400.2	$1,558.3	$1,341.5

Foreign operations as a percent of consolidated operations:
Foreign net sales to unaffiliated customers	19.9%	17.6%	17.1%
Foreign segment income	21.4%	21.8%	18.4%
Foreign long-lived assets	15.4%	17.1%	14.4%

We evaluate performance and allocate resources based, in part, on profit from operations before income taxes, interest and other items. The accounting policies of the reportable segments are the same as those described in “Note 1. Description of Business and Summary of Significant Accounting Policies”. We account for intersegment sales at prices that approximate market prices. For segment reporting purposes, we include our equity in income of unconsolidated entities in segment income, as well as our investments in unconsolidated entities in segment identifiable assets. Equity in income of unconsolidated entities is not material and we disclose our investments in unconsolidated entities below. Certain income and expenses are not allocated to our segments and, thus, the information that management uses to make operating decisions and assess performance does not reflect such amounts. Items not allocated are reported as non-allocated expenses or in other line items in the table below after segment income.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows selected operating data for our segments (in millions):

	Years Ended September 30,
	2018	2017	2016
Net sales (aggregate):
Corrugated Packaging	$9,103.4	$8,408.3	$7,868.5
Consumer Packaging	7,291.4	6,452.5	6,388.1
Land and Development	142.4	243.8	119.8
Total	$16,537.2	$15,104.6	$14,376.4
Less net sales (intersegment):
Corrugated Packaging	$161.6	$155.8	$136.2
Consumer Packaging	90.5	89.1	68.4
Total	$252.1	$244.9	$204.6
Net sales (unaffiliated customers):
Corrugated Packaging	$8,941.8	$8,252.5	$7,732.3
Consumer Packaging	7,200.9	6,363.4	6,319.7
Land and Development	142.4	243.8	119.8
Total	$16,285.1	$14,859.7	$14,171.8
Segment income:
Corrugated Packaging	$1,207.9	$753.9	$739.9
Consumer Packaging	454.6	425.8	481.7
Land and Development	22.5	13.8	4.6
Segment income	1,685.0	1,193.5	1,226.2
Multiemployer pension withdrawals	(184.2)	—	—
Pension risk transfer expense	—	—	(370.7)
Pension lump sum settlement	—	(32.6)	—
Land and Development impairments	(31.9)	(46.7)	—
Restructuring and other costs	(105.4)	(196.7)	(366.4)
Non-allocated expenses	(47.5)	(43.5)	(49.1)
Interest expense, net	(293.8)	(222.5)	(212.5)
Gain on extinguishment of debt	(0.1)	1.8	2.7
Other income, net	12.7	11.5	14.4
Gain on sale of HH&B	—	192.8	—
Income from continuing operations before income taxes	$1,034.8	$857.6	$244.6

Segment income in fiscal 2018, 2017 and 2016 was reduced by $1.0 million, $26.5 million and $8.1 million, respectively, of expense for inventory stepped-up in purchase accounting, net of related LIFO impact. Corrugated Packaging segment income in fiscal 2018 was reduced by $1.0 million. Corrugated Packaging segment income and Consumer Packaging segment income in fiscal 2017 were reduced by $1.4 million and $25.1 million, respectively. The Corrugated Packaging segment income and Consumer Packaging segment income in fiscal 2016 were reduced by $3.4 million and $4.7 million, respectively.

In fiscal 2019, we plan to operate our recycling operations primarily as a procurement function, shifting its focus to the procurement of low cost, high quality fiber for our mill system. As a result, we will no longer record recycling sales.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows selected operating data for our segments (in millions):

	Years Ended September 30,
	2018	2017	2016
Identifiable assets:
Corrugated Packaging	$10,678.5	$10,537.7	$10,046.0
Consumer Packaging	11,902.2	11,877.8	10,122.5
Land and Development	49.1	89.8	460.6
Assets held for sale	59.5	173.6	52.3
Corporate	2,671.2	2,410.1	2,356.8
Total	$25,360.5	$25,089.0	$23,038.2

Goodwill:
Corrugated Packaging	$1,890.9	$1,865.7	$1,722.5
Consumer Packaging	3,686.7	3,662.6	3,055.6
Total	$5,577.6	$5,528.3	$4,778.1

Depreciation and amortization:
Corrugated Packaging	$676.8	$597.9	$576.2
Consumer Packaging	569.3	508.2	498.9
Land and Development	0.7	0.7	1.4
Discontinued operations	—	—	57.2
Corporate	5.4	5.3	8.2
Total	$1,252.2	$1,112.1	$1,141.9

Capital expenditures:
Corrugated Packaging	$647.8	$492.1	$490.1
Consumer Packaging	317.8	265.8	244.9
Discontinued operations	—	—	45.2
Corporate	34.3	20.7	16.5
Total	$999.9	$778.6	$796.7

Investment in unconsolidated entities:
Corrugated Packaging	$435.7	$321.1	$281.2
Consumer Packaging	21.7	24.7	22.2
Land and Development	—	14.4	28.6
Corporate	0.4	0.4	(3.1)
Total	$457.8	$360.6	$328.9

The Corrugated Packaging segment’s investment in unconsolidated entities primarily relate to the Grupo Gondi investment. The Corporate investment in unconsolidated entities in fiscal 2016 primarily represented an entity that had losses that were guaranteed equally by the partners; this subsidiary has since been sold. The investment in Grupo Gondi that is included in the Corrugated Packaging segment’s investment in unconsolidated entities in fiscal 2018 and 2017 exceeds our proportionate share of the underlying equity in net assets by approximately $133.9 million and $76.2 million, respectively. Approximately $62.1 million and $59.2 million remains amortizable to expense in equity in income of unconsolidated entities over the estimated life of the underlying assets ranging from 10 to 15 years beginning with our investment in fiscal 2016. See “Note 2. Mergers, Acquisitions and Investment” for information regarding changes in our equity participation in the Grupo Gondi joint venture.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the carrying amount of goodwill for the fiscal years ended September 30, 2018, 2017 and 2016 are as follows (in millions):

	Corrugated Packaging	Consumer Packaging	Total
Balance as of October 1, 2015
Goodwill	$1,667.5	$3,022.4	$4,689.9
Accumulated impairment losses	—	(42.8)	(42.8)
	1,667.5	2,979.6	4,647.1
Goodwill acquired	52.4	8.0	60.4
Goodwill disposed of	(24.0)	—	(24.0)
Purchase price allocation adjustments	(4.9)	67.6	62.7
Translation adjustments	31.5	0.4	31.9
Balance as of September 30, 2016
Goodwill	1,722.5	3,098.4	4,820.9
Accumulated impairment losses	—	(42.8)	(42.8)
	1,722.5	3,055.6	4,778.1
Goodwill acquired	137.6	907.8	1,045.4
Goodwill disposed of	—	(329.6)	(329.6)
Purchase price allocation adjustments	(1.2)	9.3	8.1
Translation adjustments	6.8	19.5	26.3
Balance as of September 30, 2017
Goodwill	1,865.7	3,705.4	5,571.1
Accumulated impairment losses	—	(42.8)	(42.8)
	1,865.7	3,662.6	5,528.3
Goodwill acquired	65.4	23.8	89.2
Goodwill disposed of	(4.2)	—	(4.2)
Purchase price allocation adjustments	2.3	18.4	20.7
Translation adjustments	(38.3)	(18.1)	(56.4)
Balance as of September 30, 2018
Goodwill	1,890.9	3,729.5	5,620.4
Accumulated impairment losses	—	(42.8)	(42.8)
	$1,890.9	$3,686.7	$5,577.6

The goodwill acquired in fiscal 2018 primarily related to the Plymouth Packaging Acquisition in the Corrugated Packaging segment and the Schlüter Acquisition in the Consumer Packaging segment. The purchase price adjustments to goodwill in fiscal 2018 primarily related to the MPS Acquisition and the Hannapak Acquisition. The goodwill acquired in fiscal 2017 related to the MPS Acquisition and the Hannapak Acquisition in the Consumer Packaging segment and the U.S. Corrugated Acquisition, the Island Container Acquisition and the Star Pizza Acquisition in the Corrugated Packaging segment. The goodwill disposed of in the Corrugated Packaging segment in fiscal 2018 related to the sale of our solid waste management brokerage services business. The goodwill disposed of in the Consumer Packaging segment in fiscal 2017 was primarily related to the HH&B Sale. The goodwill acquired in fiscal 2016 related to the SP Fiber Acquisition and the Packaging Acquisition in the Corrugated Packaging and Consumer Packaging segments, respectively. The goodwill disposed of in the Corrugated Packaging segment in fiscal 2016 relates to the disposal of a portion of the reporting unit in connection with the investment in the Grupo Gondi unconsolidated joint venture. See “Note 2. Mergers, Acquisitions and Investment” for additional information.

Note 7.	Discontinued Operations

On May 15, 2016, WestRock completed the Separation. We distributed 100% of the outstanding common stock, par value $0.01 per share, of Ingevity, then a wholly-owned subsidiary of WestRock, to WestRock’s stockholders of record as of the close of business on May 4, 2016, with such stockholders receiving one share of Ingevity common stock for every six shares of Common Stock held as of such record date. Since the Separation, we have not beneficially owned any shares of Ingevity common stock and Ingevity has been an independent public

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

company trading under the symbol “NGVT” on the NYSE. We disposed of the former Specialty Chemicals segment in its entirety and ceased to consolidate its assets, liabilities and results of operations. Accordingly, we have presented the financial position and results of operations of our former Specialty Chemicals segment as discontinued operations in the accompanying consolidated financial statements for all periods presented.

In connection with the Separation, we and Ingevity entered into a separation and distribution agreement as well as various other agreements that provide a framework for the relationships between the parties going forward, including among others a tax matters agreement, a lease and ground service agreement with respect to our Covington, Virginia facility, an intellectual property agreement, a crude tall oil and black liquor soap skimming supply agreement, a trust agreement, an employee matters agreement and a transition service agreement. These agreements provided for the allocation between us and Ingevity of assets, employees, liabilities and obligations attributable to periods prior to, at and after the Separation and govern certain relationships between us and Ingevity after the Separation.

Prior to the Separation, Ingevity, then a wholly-owned subsidiary of WestRock, borrowed $500.0 million in contemplation of the Separation and distributed the majority of these funds to WestRock, which used the funds to pay down debt. In addition, Ingevity assumed an $80.0 million, 7.67% capital lease obligation due January 15, 2027 owed to the City of Wickliffe, KY. In contemplation of the Separation, Ingevity also funded a trust in the amount of $68.9 million to secure the balloon principal payment of the capital lease upon the lease’s maturity. We remain a co-obligor on the capital lease obligation; therefore, the capital lease assumed by Ingevity remains recorded in our consolidated financial statements in long-term debt. At the time of the Separation, we recorded a $108.2 million long-term asset for the estimated fair value of the future principal and interest payments on the capital lease obligation assumed by Ingevity. The value of the long-term asset and the long-term debt under the lease will reduce over the life of the lease using the effective interest method. The $500.0 million of debt and the $68.9 million in the trust were assumed by Ingevity, and removed from our consolidated financial statements as part of our discontinued operations reporting.

The following table presents the financial results of Specialty Chemicals’ discontinued operations (in millions):

2016
Net sales	$533.7
Cost of goods sold	387.5
Selling, general and administrative, excluding intangible amortization	65.6
Selling, general and administrative intangible amortization	28.8
Restructuring and other costs	49.5
Impairment of Specialty Chemicals goodwill and intangibles	579.4
Operating loss	(577.1)
Interest income (expense) and other income (expense), net	0.1
Loss from discontinued operations before income taxes	(577.0)
Income tax benefit	32.3
Loss from discontinued operations	$(544.7)

Fiscal 2016 restructuring and other costs are primarily associated with costs incurred to support the Separation and consist primarily of advisory, legal, accounting and other professional fees. Additionally, restructuring and other costs include $10.0 million of costs associated with the closure of Ingevity’s Duque de Caxias facility in Brazil and other severance and share-based compensation expenses.

In the first quarter of fiscal 2016, as part of our evaluation of whether events or changes in circumstances had occurred that would indicate whether it was more likely than not that the goodwill of our then-owned Specialty Chemicals reporting unit was impaired, we considered factors such as, but not limited to, macroeconomic conditions, industry and market considerations, and financial performance, including the planned revenue and earnings of the reporting unit. We concluded that an impairment indicator had occurred related to the goodwill of the Specialty Chemicals reporting unit and that the indicator was driven by market factors subsequent to the Combination.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accordingly, we performed a “Step 1” goodwill impairment test where we updated the discounted cash flow analysis used to determine the reporting unit’s initial fair value on July 1, 2015. We also compared those results to the valuations performed by our investment bankers in connection with the planned separation of our Specialty Chemicals business. Based on the results of the impairment test and analysis, we concluded that the fair value of the Specialty Chemicals reporting unit was less than its carrying amount and began a “Step 2” goodwill impairment test to determine the amount of impairment loss, if any. As part of the analysis, we determined that the carrying value of the property, plant and equipment and intangibles, all of which have finite lives, on a “held and used” basis did not exceed the estimated undiscounted future cash flows.

In light of changing market conditions, expected revenue and earnings of the reporting unit, lower comparative market valuations for companies in Specialty Chemicals’ peer group and our preliminary “Step 2” test, we concluded that an impairment of the Specialty Chemicals reporting unit was probable and could be reasonably estimated. As a result, we recorded a pre-tax and after-tax non-cash goodwill impairment charge of $478.3 million. This amount is included in the line item “Loss from discontinued operations” in the consolidated statements of operations. No tax benefit was recorded for the goodwill impairment.

Until the completion of the Separation, GAAP required us to assess impairment of the Specialty Chemicals’ long-lived assets using the “held and used” model which was based on undiscounted future cash flows. Under this model, if the expected cash flows over the life of the primary asset of the reporting unit were in excess of the carrying amount, then there would be no impairment. At the date of the Separation, we assessed Specialty Chemical’s assets for potential impairment using the “held for sale” model. This model compares the fair value of the disposal unit to its carrying value and if the fair value less cost to sell is lower, then an impairment loss would be recorded. At the date of the Separation, we evaluated the Specialty Chemical’s intangibles, which consisted predominantly of customer list intangibles, for impairment. Our analysis at May 15, 2016, using the income approach (multi-period excess earnings method), indicated that there was a $101.1 million pre-tax non-cash impairment of our Specialty Chemicals customer relationships intangible. The impairment loss was recorded on the Separation and is included as a component of discontinued operations.

The following table presents the significant non-cash items and capital expenditures for Specialty Chemicals’ that are included in the consolidated statements of cash flows (in millions):

2016
Depreciation, depletion and amortization	$57.2
Impairment of Specialty Chemicals goodwill and intangibles	$579.4
Capital expenditures	$(45.2)

Depreciation expense and amortization expense in fiscal 2016 were $30.4 million $26.8 million, respectively.

Note 8.	Inventories

Inventories are as follows (in millions):

	September 30,
	2018	2017
Finished goods and work in process	$867.0	$905.0
Raw materials	730.0	614.2
Supplies and spare parts	368.2	360.7
Inventories at FIFO cost	1,965.2	1,879.9
LIFO reserve	(135.6)	(82.6)
Net inventories	$1,829.6	$1,797.3

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

It is impracticable to segregate the LIFO reserve between raw materials, finished goods and work in process. In fiscal 2018 and 2016, we reduced inventory quantities in some of our LIFO pools. These reductions result in liquidations of LIFO inventory quantities generally carried at lower costs prevailing in prior years as compared with the cost of the purchases in the respective fiscal years, the effect of which typically decreases cost of goods sold. The impact of the liquidations in fiscal 2018 and 2016 was not significant. In fiscal 2017, we had no LIFO layer liquidations.

Note 9.	Assets Held For Sale

Due to the accelerated monetization strategy, our Land and Development portfolio has met the held for sale criteria and is reflected as assets held for sale. Assets held for sale at September 30, 2018 of $59.5 million include $33.5 million of Land and Development portfolio assets, with the remainder primarily related to closed facilities. Assets held for sale at September 30, 2017 of $173.6 million include $150.4 million of Land and Development portfolio assets, with the remainder primarily related to closed facilities.

Note 10.	Property, Plant and Equipment

Property, plant and equipment consists of the following (in millions):

	September 30,
	2018	2017
Property, plant and equipment at cost:
Land and buildings	$2,078.9	$2,034.3
Machinery and equipment	12,064.0	11,349.7
Forestlands and mineral rights	158.0	208.3
Transportation equipment	30.1	30.7
Leasehold improvements	88.9	59.5
	14,419.9	13,682.5
Less: accumulated depreciation, depletion and amortization	(5,337.4)	(4,564.2)
Property, plant and equipment, net	$9,082.5	$9,118.3

Depreciation expense, excluding discontinued operations, for fiscal 2018, 2017 and 2016 was $923.8 million, $855.9 million and $848.9 million, respectively. For depreciation expense related to our discontinued operations see “Note 7. Discontinued Operations”.

Note 11.	Other Intangible Assets

The gross carrying amount and accumulated amortization relating to intangible assets, excluding goodwill, is as follows (in millions, except weighted avg. life):

		September 30,
		2018		2017
	Weighted Avg. Life (in years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	16.7	$4,123.7	$(1,079.8)	$4,046.2	$(806.0)
Favorable contracts	10.1	47.8	(34.8)	48.2	(30.7)
Technology and patents	10.7	41.2	(18.0)	31.8	(14.4)
Trademarks and tradenames	19.8	77.6	(43.9)	74.7	(31.4)
Non-compete agreements	2.0	3.4	(1.7)	2.5	(0.6)
License costs	9.6	24.6	(18.1)	23.6	(14.6)
Total	16.6	$4,318.3	$(1,196.3)	$4,227.0	$(897.7)

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated intangible asset amortization expense for the succeeding five fiscal years is as follows (in millions):

Fiscal 2019	$300.1
Fiscal 2020	$289.6
Fiscal 2021	$243.8
Fiscal 2022	$234.6
Fiscal 2023	$226.4

Intangible amortization expense, excluding discontinued operations, was $300.8 million, $234.0 million and $212.4 million during fiscal 2018, 2017 and 2016, respectively. We had other intangible amortization expense, primarily for packaging equipment leased to customers of $27.6 million, $22.2 million and $23.4 million during fiscal 2018, 2017 and 2016. For amortization expense related to our discontinued operations see “Note 7. Discontinued Operations”.

Note 12.	Fair Value

Assets and Liabilities Measured or Disclosed at Fair Value

We estimate fair values in accordance with ASC 820 “Fair Value Measurement”. ASC 820 provides a framework for measuring fair value and expands disclosures required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and a hierarchy prioritizing the inputs to valuation techniques. ASC 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Additionally, ASC 820 defines levels within the hierarchy based on the availability of quoted prices for identical items in active markets, similar items in active or inactive markets and valuation techniques using observable and unobservable inputs. We incorporate credit valuation adjustments to reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in our fair value measurements.

We disclose the fair value of our long-term debt in “Note 13. Debt” and the fair value of our pension and postretirement assets and liabilities in “Note 4. Retirement Plans”. We have, or from time to time may have, various assets or liabilities whose fair values are not significant, such as supplemental retirement savings plans that are nonqualified deferred compensation plans pursuant to which assets are invested primarily in mutual funds, interest rate derivatives, commodity derivatives or other similar classes of assets or liabilities. See “Note 1 — Description of Business and Summary of Significant Accounting Policies — Fair Value of Financial Instruments and Nonfinancial Assets and Liabilities” for additional information.

Accounts Receivable Sales Agreement

We had an agreement (the “A/R Sales Agreement”), which had been amended periodically, to sell to a third party financial institution all of the short-term receivables generated from certain customer trade accounts, on a revolving basis, until the agreement is terminated by either party. On September 29, 2017, the A/R Sales Agreement was amended to increase the maximum outstanding balance of receivables available to be sold to $490.0 million, and we added new customer trade accounts as well as increased the limits for other customers. On September 25, 2018, we terminated the A/R Sales Agreement and executed a new agreement.

On September 25, 2018 we entered into a $550.0 million agreement (the “New A/R Sales Agreement”) to sell to a third party financial institution all of the short-term receivables generated from certain customer trade accounts. The agreement terminates the earlier of one year or when terminated by either party. The terms of the New A/R Sales Agreement limit the balance of receivables sold to the amount available to fund such receivables sold and eliminated the receivable for proceeds from the financial institution at any transfer date. Transfers under the New A/R Sales Agreement meet the requirements to be accounted for as sales in accordance with guidance in ASC 860, “Transfers and Servicing”. These customers are not included in the Receivables Facility that is discussed in “Note 13. Debt”. In connection with the termination of the old agreement and execution of the New A/R Sales Agreement, there was a non-cash transaction of $424.8 million representing the repurchase of receivables previously sold to the financial institution under the old agreement and the sale of the same receivables to the financial institution under the New A/R Sales Agreement.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table represents a summary of the activity under the A/R Sales Agreement and the New A/R Sales Agreement for fiscal 2018 and 2017 (in millions):

	2018	2017
Receivable from financial institution at beginning of fiscal year	$24.9	$13.8
Receivables sold to the financial institution and derecognized	1,664.0	1,542.5
Receivables collected by financial institution	(1,573.8)	(1,466.7)
Cash proceeds from financial institution	(115.1)	(64.7)
Receivable from financial institution at September 30,	$—	$24.9

Cash proceeds related to the receivables sold are included in cash from operating activities in the consolidated statement of cash flows in the accounts receivable line item. The expense recorded in connection with the sale is currently approximately $11 million per year and is recorded in “other income, net”. The future amount may fluctuate based on the level of activity and other factors. Although the sales are made without recourse, we maintain continuing involvement with the sold receivables as we provide collections services related to the transferred assets. The associated servicing liability is not material given the high quality of the customers underlying the receivables and the anticipated short collection period.

Financial Instruments not Recognized at Fair Value

Financial instruments not recognized at fair value on a recurring or nonrecurring basis include cash and cash equivalents, accounts receivable, certain other current assets, short-term debt, accounts payable, certain other current liabilities and long-term debt. With the exception of long-term debt, the carrying amounts of these financial instruments approximate their fair values due to their short maturities. See “Note 13. Debt” for the fair value of our long-term debt.

Fair Value of Nonfinancial Assets and Nonfinancial Liabilities

We measure certain nonfinancial assets and nonfinancial liabilities at fair value on a nonrecurring basis. These assets and liabilities include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2018, 2017 and 2016, we did not have any significant nonfinancial assets or nonfinancial liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition other than the following pre-tax non-cash impairments: (i) the $31.9 million impairment of certain mineral rights and real estate in fiscal 2018, (ii) the $46.7 million real estate impairment recorded in fiscal 2017, (iii) a $17.6 million write-down of a customer relationship intangible in fiscal 2017 related to an exited product line, and (iv) the goodwill and intangible impairments in our former Specialty Chemicals segment in fiscal 2016. We discuss the former Specialty Chemicals impairments in “Note 7. Discontinued Operations”. The impairment of mineral rights was driven by the non-renewal of a lease and associated with declining oil and gas prices, and the impairment of real estate was in connection with the accelerated monetization strategy in our Land and Development segment where the projected sales proceeds were less than the carrying value.

Note 13.	Debt

The public bonds issued by WestRock RKT Company and WestRock MWV, LLC are guaranteed by WestRock and have cross-guarantees between the two companies. The industrial development bonds associated with the capital lease obligations of WestRock MWV, LLC are guaranteed by WestRock. The public bonds are unsecured, unsubordinated obligations that rank equally in right of payment with all of our existing and future unsecured, unsubordinated obligations. The bonds are effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt. At September 30, 2018, our Credit Facility, Farm Loan Credit Facility, European Revolving Credit Facility, Delayed Draw Credit Facilities, Commercial Paper Program, Other Revolving Credit Facilities (each as defined below) and public bonds were unsecured.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following were individual components of debt (in millions, except percentages):

	September 30, 2018		September 30, 2017
	Carrying Value	Weighted Avg Interest Rate	Carrying Value	Weighted Avg Interest Rate
Public bonds due fiscal 2019 to 2022	$1,470.9	4.2%	$1,484.5	4.2%
Public bonds due fiscal 2023 to 2028	2,534.4	3.8%	1,368.8	3.6%
Public bonds due fiscal 2030 to 2033	964.1	5.2%	975.5	5.2%
Public bonds due fiscal 2037 to 2047	178.5	6.3%	178.8	6.3%
Term loan facilities	599.4	3.7%	1,622.7	2.5%
Revolving credit and swing facilities	355.0	3.2%	436.4	1.1%
Receivables-backed financing facility	—	N/A	110.0	2.1%
Capital lease obligations	171.0	4.1%	177.0	4.3%
Supplier financing and commercial card programs	105.1	N/A	130.3	N/A
International and other debt	36.8	6.1%	70.8	6.8%
Total debt	6,415.2	4.1%	6,554.8	3.6%
Less: current portion of debt	740.7		608.7
Long-term debt due after one year	$5,674.5		$5,946.1

A portion of the debt classified as long-term, may be paid down earlier than scheduled at our discretion without penalty. Certain customary restrictive covenants govern our maximum availability under our credit facilities. We test and report our compliance with these covenants as required and were in compliance with all of our covenants at September 30, 2018. The carrying value of our debt includes the fair value step-up of debt acquired in mergers and acquisitions. At September 30, 2018, the unamortized fair market value step-up was $250.8 million, which will be amortized over a weighted average remaining life of 12.3 years. The weighted average interest rate also includes the fair value step up. Excluding the step-up, the weighted average interest rate on total debt was 4.6%. At September 30, 2018, we had $104.9 million of outstanding letters of credit not drawn upon. At September 30, 2018, we had approximately $3.2 billion of availability under our committed credit facilities. This liquidity may be used to provide for ongoing working capital needs and for other general corporate purposes including acquisitions, dividends and stock repurchases. The estimated fair value of our debt was approximately $6.4 billion and $6.8 billion as of September 30, 2018 and September 30, 2017, respectively. The fair value of our long-term debt is categorized as level 2 within the fair value hierarchy and is primarily either based on quoted prices for those or similar instruments, or approximately the carrying amount, as the variable interest rates reprice frequently at observable current market rates. During fiscal 2018, 2017 and 2016, amortization of debt issuance costs charged to interest expense were $6.3 million, $4.5 million and $4.6 million, respectively.

Public Bonds / Notes Issued

At September 30, 2018 and September 30, 2017, the face value of our public bond obligations outstanding were $4.9 billion and $3.8 billion, respectively.

On March 6, 2018, we issued $600.0 million aggregate principal amount of 3.75% senior notes due 2025 and $600.0 million aggregate principal amount of 4.0% senior notes due 2028 (collectively, the “Notes”) in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, at a discount of approximately $1.7 million and $1.0 million, respectively. In connection with issuing the Notes, we recorded debt issuance costs of $4.9 million and $5.0 million, respectively, which are being amortized over the respective terms of the Notes. Giving effect to the amortization of the original issue discount and the debt issuance costs, the effective interest rates of the Notes were 3.93% and 4.12%, respectively. WestRock MWV, LLC and WestRock RKT Company have guaranteed the Company’s obligations under the Notes. The Company may redeem the Notes, in whole or in part, at any time at specified redemption prices, plus accrued and unpaid interest, if any. The proceeds from the issuance of the Notes were used primarily to pay down the remaining $540.0 million of our then existing term loan facility, pay down $445.0 million of our commercial paper program, pay down $100.0 million of our Receivables Facility and pay down $104.7 million of our Sumitomo Credit Facility (as hereinafter defined).

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On August 24, 2017, we issued $500.0 million aggregate principal amount of 3.0% Senior Notes due September 15, 2024 and $500.0 million aggregate principal amount of 3.375% Senior Notes due September 15, 2027 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act at a discount of approximately $1.4 million and $0.2 million, respectively, and recorded debt issuance costs of $4.2 million and $4.3 million, respectively, which are being amortized over the respective terms of the notes. Giving effect to the amortization of the original issue discount and the debt issuance costs, the effective interest rates of the notes are 3.18% and 3.48%, respectively. The proceeds from the issuance of the notes was used to pre-pay $575.0 million of amortization payments through the maturity of our term loan and $415.0 million then outstanding on the Receivables Facility.

Term Loan Facilities and Revolving Credit Facility

In connection with the Combination, on July 1, 2015, we entered into a credit agreement (the “Credit Agreement”), which provided for a 5-year senior unsecured term loan in an aggregate principal amount of $2.3 billion and a 5-year senior unsecured revolving credit facility in an aggregate committed principal amount of $2.0 billion (together the “Credit Facility”). On July 1, 2015, we drew $1.2 billion of the $2.3 billion unsecured term loan and $1.1 billion was available to be drawn on a delayed draw basis not later than April 1, 2016 in up to two separate draws. Certain proceeds of the Credit Facility were used to repay certain indebtedness of our subsidiaries at the time of the Combination, including the then existing RockTenn credit facility, and to pay fees and expenses incurred in connection with the Combination. The Credit Facility is unsecured and is guaranteed by WestRock’s wholly-owned subsidiaries WestRock RKT Company and WestRock MWV, LLC. On March 24, 2016, we drew $600.0 million of the then available $1.1 billion delayed draw term loan facility for general corporate purposes and the balance of the delayed draw term loan facility was terminated. On June 22, 2016, we pre-paid $200.0 million of the term loan amortization payments due through the second quarter of fiscal 2018. On August 24, 2017, in connection with the issuance of public bonds, we pre-paid $575.0 million of the term loan amortization payments due through the maturity of the term loan. The carrying value of this term loan facility at September 30, 2017 was $1,023.5 million. On October 31, 2017, we pre-paid $485.0 million of the outstanding principal balance by borrowing on our Receivables Facility. On March 14, 2018, in connection with the issuance of public bonds, we pre-paid the remaining $540.0 million principal balance.

On July 1, 2016, we executed an option to extend the term of the 5-year senior unsecured revolving credit facility for one year beyond the original term. On June 30, 2017, we executed an option to extend the term of the facility for a second additional year. Approximately $1.9 billion of the original $2.0 billion aggregate committed principal amount has been extended to July 1, 2022, and the remainder will continue to mature on July 1, 2020. Up to $150 million under the revolving credit facility may be used for the issuance of letters of credit. In addition, up to $400 million of the revolving credit facility may be used to fund borrowings in non-U.S. dollar currencies including Canadian dollars, Euro and Pound Sterling. Additionally, we may request up to $200 million of the revolving credit facility to be allocated to a Mexican peso revolving credit facility. At September 30, 2018 and September 30, 2017, we had no amounts outstanding under the revolving credit facility.

At our option, loans issued under the Credit Facility will bear interest at either the London Interbank Offered Rate (“LIBOR”) or an alternate base rate, in each case plus an applicable interest rate margin. Loans will initially bear interest at LIBOR plus 1.125% per annum, in the case of LIBOR borrowings, or at the alternate base rate plus 0.125% per annum, in the alternative, and thereafter the interest rate will fluctuate between LIBOR plus 1.00% per annum and LIBOR plus 1.50% per annum (or between the alternate base rate plus 0.00% per annum and the alternate base rate plus 0.50% per annum), based upon our corporate credit ratings or the leverage ratio (as defined in the Credit Agreement) (whichever yields a lower applicable interest rate margin) at such time. In addition, we will be required to pay fees that will fluctuate between 0.125% per annum to 0.25% per annum on the unused amount of the revolving credit facility, based upon our corporate credit ratings or the leverage ratio (whichever yields a lower fee) at such time. Loans under the Credit Facility may be prepaid at any time without premium.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: financial covenants (including maintenance of a maximum consolidated debt to capitalization ratio and a minimum consolidated interest coverage ratio, as defined in the Credit Agreement) and limitations on liens, additional indebtedness and asset sales and mergers. The Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; change of control; and material breach of obligations under securitization programs.

On July 1, 2015, three WestRock wholly-owned subsidiaries, RockTenn CP, LLC, a Delaware limited liability company, Rock-Tenn Converting Company, a Georgia corporation, and MeadWestvaco Virginia Corporation, a Delaware corporation, as borrowers, entered into a credit agreement (the “Farm Loan Credit Agreement”) with CoBank ACB, as administrative agent. The Farm Loan Credit Agreement provides for a 7-year senior unsecured term loan in an aggregate principal amount of $600.0 million (the “Farm Loan Credit Facility”). The Farm Credit Facility is guaranteed by WestRock Company, WestRock RKT Company and WestRock MWV, LLC. The carrying value of this facility at September 30, 2018 and September 30, 2017 was $599.4 million and $599.2 million, respectively.

European Revolving Credit Facility

On May 15, 2017, we entered into a $600.0 million European revolving credit facility with Coöperatieve Rabobank U.A., New York Branch as the administrative agent for the syndicate of banks. This facility provided for a 364-day unsecured U.S. dollar, Euro and Sterling denominated borrowing of not more than $600.0 million. The facility was set to mature on May 14, 2018. The carrying value of this facility at September 30, 2017 was $211.6 million. On April 27, 2018, we repaid all amounts outstanding and the facility was closed.

On April 27, 2018, we entered into a €500.0 million revolving credit facility with an incremental €100.0 million accordion feature with Coöperatieve Rabobank U.A., New York Branch as the administrative agent for the syndicate of banks (the “European Revolving Credit Facility”). This facility provides for a 3-year unsecured U.S. dollar, Euro and Sterling denominated borrowing of not more than €500.0 million and matures on April 27, 2021. This facility replaced the $600.0 million European Revolving Credit Facility as discussed above. At September 30, 2018, we had borrowed $355.0 million under this new facility and entered into foreign currency exchange contracts of $356.0 million as an economic hedge for the U.S. dollar denominated borrowing plus interest by a non-U.S. dollar functional currency entity. The net of gains or losses from these foreign currency exchange contracts and the changes in the remeasurement of the U.S. dollar denominated borrowing in our foreign subsidiaries have been immaterial to our statements of operations.

Other Revolving Credit Facilities

On October 31, 2017, we entered into a credit agreement with Wells Fargo Bank, National Association, as administrative agent, providing for a 364-day senior unsecured revolving credit facility in an aggregate committed principal amount of $450.0 million. The proceeds of the credit facility may be used for working capital and for other general corporate purposes. The credit facility is unsecured and is guaranteed by WestRock RKT Company and WestRock MWV, LLC and Whiskey Holdco, Inc. At our option, loans issued under the credit facility will bear interest at either LIBOR or an alternate base rate, in each case plus an applicable interest rate margin. At September 30, 2018, there were no amounts outstanding and the average borrowing rate under the facility would have been 3.39%. On October 29, 2018, we renewed the term of the credit facility for another 364 days. The facility now matures on October 28, 2019.

On February 10, 2017, we renewed the term of our $200.0 million uncommitted and revolving line of credit with Sumitomo Mitsui Banking Corporation (the “Sumitomo Credit Facility”). On February 7, 2018 we extended the term of the facility from February 12, 2018 to February 12, 2019. At September 30, 2018, there were no amounts outstanding under this facility. At September 30, 2017, we had $106.7 million outstanding.

 On March 2, 2017, we renewed our €100.0 million uncommitted and revolving line of credit with Cooperatieve Rabobank U.A., New York Branch. The facility is available in Euros only, and continues until terminated in writing by WestRock or the lender. At September 30, 2018, there were no amounts outstanding under this facility. At September 30, 2017 we had $118.1 million outstanding.

Receivables-Backed Financing Facility

On July 22, 2016, we entered into a $700.0 million sixth amended and restated receivables sale agreement with certain originators (the “Receivables Facility”) that matures on July 22, 2019. The Receivables Facility includes certain restrictions on what constitutes eligible receivables under the facility and allows for the exclusion of eligible

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

receivables of specific obligors each calendar year subject to the following restrictions: (i) the aggregate of excluded receivables may not exceed 7.5% of eligible receivables under the Receivables Facility, and (ii) the excluded receivables of each obligor may not exceed 2.5% of the aggregate outstanding balance. The borrowing rate consists of a blend of the market rate for asset-backed commercial paper and the one month LIBOR rate plus a credit spread of 0.85%. The commitment fee was 0.25% and 0.25% as of September 30, 2018 and September 30, 2017, respectively.

Borrowing availability under this facility is based on the eligible underlying accounts receivable and compliance with certain covenants. The agreement governing the Receivables Facility contains restrictions, including, among others, on the creation of certain liens on the underlying collateral. We test and report our compliance with these covenants monthly; we were in compliance with all of these covenants at September 30, 2018. At September 30, 2018 and September 30, 2017, maximum available borrowings, excluding amounts outstanding under the Receivables Facility, were $571.0 million and $577.6 million, respectively. The carrying amount of accounts receivable collateralizing the maximum available borrowings at September 30, 2018 was approximately $887.0 million. We have continuing involvement with the underlying receivables as we provide credit and collections services pursuant to the Receivables Facility agreement. At September 30, 2018 there were no amounts outstanding under this facility and the carrying value at September 30, 2017 was $110.0 million.

Commercial Paper Program

On October 31, 2017, we established an unsecured commercial paper program, pursuant to which we may issue short-term, unsecured commercial paper notes in an aggregate principal amount at any time not to exceed $1.0 billion with up to 397-day maturities (the “Commercial Paper Program”). The Commercial Paper Program has no expiration date and can be terminated by either the agent or us with not less than 30 days’ notice. Our $2.0 billion unsecured revolving credit facility is intended to backstop the Commercial Paper Program. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time. The net proceeds of issuances of the notes under the program have been, and are expected to continue to be, used for general corporate purposes. Our borrowing rate under the Commercial Paper Program facility is market-determined and varies with each issuance. At September 30, 2018, there were no amounts outstanding under the program.

Delayed Draw Credit Facilities

On March 7, 2018, we entered into a credit agreement (the “Delayed Draw Credit Agreement”) with Wells Fargo as administrative agent to provide for $3.8 billion of senior unsecured term loans, consisting of a 364-day $300.0 million term loan, a 3-year $1.75 billion term loan and a 5-year $1.75 billion term loan (collectively, the “Delayed Draw Credit Facilities”). In fiscal 2018, we recorded debt issuance costs of approximately $4.0 million, which are being amortized over the respective terms of the Delayed Draw Credit Facilities.

On November 2, 2018, in connection with the closing of the KapStone Acquisition we drew upon the facility in full. The proceeds of the Delayed Draw Credit Facilities and other sources of cash were used to pay the consideration for the KapStone Acquisition, to repay certain existing indebtedness of KapStone and to pay fees and expenses incurred in connection with the KapStone Acquisition. The Delayed Draw Credit Facilities are senior unsecured obligations of the Company, as borrower, and each of Holdco, WestRock RKT Company and WestRock MWV, LLC, respectively, as guarantors.

At our option, loans issued under the Delayed Draw Credit Facilities will bear interest at a floating rate based on either LIBOR or an alternate base rate, in each case plus an applicable interest rate margin. The applicable interest rate margin will be 1.125% to 2.000% per annum for LIBOR rate loans and 0.125% to 1.000% per annum for alternate base rate loans, in each case depending on the Leverage Ratio (as defined in the credit agreement) or Holdco’s corporate credit ratings, whichever yields a lower applicable interest rate margin, at such time. In addition, we will be required to pay a commitment fee of 0.125% per annum to 0.300% per annum (depending on the Leverage Ratio or the Company’s corporate credit ratings, whichever yields a lower fee) on the unused term loan commitments, accruing from June 5, 2018 until the earlier of the funding of the loans under the Delayed Draw Credit Facilities or the Delayed Draw Termination Date. Loans under the Delayed Draw Credit Facilities may be prepaid at any time without premium.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The credit agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: financial covenants (including maintenance of a maximum consolidated debt to capitalization ratio and a minimum consolidated interest coverage ratio) and limitations on liens, additional subsidiary indebtedness and asset sales and mergers. The credit agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; change of control; and material breach of obligations under securitization programs.

Capital Lease and Other Indebtedness

The range of due dates on our capital lease obligations are primarily in fiscal 2027 to 2035. Our international debt is primarily in Europe, Brazil and India.

As of September 30, 2018, the aggregate maturities of debt, excluding capital lease obligations, for the succeeding five fiscal years and thereafter are as follows (in millions):

Fiscal 2019	$726.6
Fiscal 2020	474.5
Fiscal 2021	350.3
Fiscal 2022	1,000.9
Fiscal 2023	350.1
Thereafter	3,136.6
Fair value of debt step-up, deferred financing costs and unamortized bond discounts	205.2
Total	$6,244.2

As of September 30, 2018, the aggregate maturities of capital lease obligations for the succeeding five fiscal years and thereafter are as follows (in millions):

Fiscal 2019	$5.0
Fiscal 2020	4.2
Fiscal 2021	2.5
Fiscal 2022	2.1
Fiscal 2023	0.6
Thereafter	138.1
Fair value step-up	18.5
Total	$171.0

Note 14.	Operating Leases

We lease certain manufacturing and warehousing facilities and equipment, primarily transportation equipment, and office space under various operating leases. Some leases contain escalation clauses and provisions for lease renewal. As of September 30, 2018, future minimum lease payments under all noncancelable operating leases for the succeeding five fiscal years and thereafter are as follows (in millions):

Fiscal 2019	$132.1
Fiscal 2020	112.0
Fiscal 2021	87.9
Fiscal 2022	66.8
Fiscal 2023	51.6
Thereafter	165.4
Total future minimum lease payments	$615.8

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rental expense for the years ended September 30, 2018, 2017 and 2016 was approximately $243.7 million, $210.5 million and $199.3 million, respectively, including lease payments under cancelable leases and maintenance charges on transportation equipment.

Note 15.	Special Purpose Entities

Pursuant to a sale of certain large-tract forestlands in 2007, a special purpose entity MWV Timber Notes Holding, LLC (“MWV TN”) received, and WestRock assumed upon the Combination, an installment note receivable in the amount of $398.0 million (“Timber Note”). The Timber Note does not require any principal payments until its maturity in October 2027 and bears interest at a rate approximating LIBOR. In addition, the Timber Note is supported by a bank-issued irrevocable letter of credit obtained by the buyer of the forestlands. The Timber Note is not subject to prepayment in whole or in part prior to maturity. The bank’s credit rating as of October 2018 was investment grade.

Using the Timber Note as collateral, MWV TN received $338.3 million in proceeds under a secured financing agreement with a bank. Under the terms of the agreement, the liability from this transaction is non-recourse to the Company and is payable from the Timber Note proceeds upon its maturity in October 2027. As a result, the Timber Note is not available to satisfy any obligations of WestRock. MWV TN can elect to prepay at any time the liability in whole or in part, however, given that the Timber Note is not prepayable, MWV TN expects to only repay the liability at maturity from the Timber Note proceeds.

The Timber Note and the secured financing liability were fair valued on the opening balance sheet in connection with the Combination. As of September 30, 2018, the Timber Note was $366.0 million and is included within restricted assets held by special purpose entities on the consolidated balance sheet and the secured financing liability was $323.1 million and is included within non-recourse liabilities held by special purpose entities on the consolidated balance sheet.

Pursuant to the sale of MWV’s remaining U.S. forestlands, which occurred on December 6, 2013, another special purpose entity MWV Timber Notes Holding Company II, LLC (“MWV TN II”) received, and WestRock assumed upon the Combination, an installment note receivable in the amount of $860.0 million (the “Installment Note”). The Installment Note does not require any principal payments until its maturity in December 2023 and bears interest at a fixed rate of 5.207%. However, at any time during a 180-day period following receipt by the borrower of notice from us that we intend to withhold our consent to any amendment or waiver of this Installment Note that was requested by the borrower and approved by any eligible assignees, the borrower may prepay the Installment Note in whole but not in part for cash at 100% of the principal, plus accrued but unpaid interest, breakage, or other similar amount if any. As of September 30, 2018, no event had occurred that would allow for the prepayment of the Installment Note. We monitor the credit quality of the borrower and receive quarterly compliance certificates. The borrower’s credit rating as of October 2018 was investment grade.

Using the Installment Note as collateral, MWV TN II received $774.0 million in proceeds under a secured financing agreement with a bank. Under the terms of the agreement, the liability from this transaction is non-recourse to WestRock and is payable from the Installment Note proceeds upon its maturity in December 2023. As a result, the Installment Note is not available to satisfy any obligations of WestRock. MWV TN II can elect to prepay, at any time, the liability in whole or in part, with sufficient notice, but would avail itself of this provision only in the event the Installment Note was prepaid in whole or in part. The secured financing agreement however requires a mandatory repayment, up to the amount of cash received, if the Installment Note is prepaid in whole or in part.

The Installment Note and the secured financing liability were fair valued on the opening balance sheet in connection with the Combination. As of September 30, 2018, the Installment Note was $915.0 million and is included within restricted assets held by special purpose entities on the consolidated balance sheet and the secured financing liability was $830.6 million and is included within non-recourse liabilities held by special purpose entities on the consolidated balance sheet.

Note 16.	Related Party Transactions

We sell products to affiliated companies. Net sales to the affiliated companies for the fiscal years ended September 30, 2018, 2017 and 2016 were approximately $418.8 million, $423.6 million and $346.6 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. Accounts receivable due from the affiliated companies at September 30, 2018 and 2017 was $64.2 million and $65.1 million, respectively, and was included in accounts receivable on our consolidated balance sheets.

Note 17.	Commitments and Contingencies

Capital Additions

Estimated costs for future purchases of fixed assets that we are obligated to purchase as of September 30, 2018, total approximately $203 million.

Environmental and Other Matters

Environmental compliance requirements are a significant factor affecting our business. We employ manufacturing processes that result in various discharges, emissions and wastes. These processes are subject to numerous federal, state, local and international environmental laws and regulations, as well as the requirements of environmental permits and similar authorizations issued by various governmental authorities.

On January 31, 2013, the EPA published Boiler MACT. Boiler MACT required compliance by January 31, 2016 or by January 31, 2017 for those mills for which we obtained a prior compliance extension. All work required for our boilers to comply with the rule has been completed. On July 29, 2016, the U.S. Court of Appeals for the District of Columbia Circuit issued a ruling on the consolidated cases challenging Boiler MACT. The court vacated key portions of the rule, including emission limits for certain subcategories of solid fuel boilers, and remanded other issues to the EPA for further rulemaking. At this time, we cannot predict with certainty how this decision will impact our existing Boiler MACT strategies or whether we will incur additional costs to comply with any revised Boiler MACT standards.

In addition to Boiler MACT, we are subject to a number of other federal, state, local and international environmental rules that may impact our business, including the National Ambient Air Quality Standards for nitrogen oxide, sulfur dioxide, fine particulate matter and ozone for facilities in the U.S.

We are involved in various administrative proceedings relating to environmental matters that arise in the normal course of business, and we may become involved in similar matters in the future. Although the ultimate outcome of these proceedings cannot be predicted with certainty and we cannot at this time estimate any reasonably possible losses based on available information, we do not believe that the currently expected outcome of any environmental proceedings and claims that are pending or threatened against us will have a material adverse effect on our results of operations, financial condition or cash flows.

CERCLA and Other Remediation Costs

We face potential liability under federal, state, local and international laws as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which Company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons, are liable for response costs for the investigation and remediation of such sites under CERCLA and analogous laws. While joint and several liability is authorized under CERCLA, liability is typically shared with other PRPs, and costs are commonly allocated according to relative amounts of waste deposited and other factors.

In addition, certain of our current or former locations are being investigated or remediated under various environmental laws, including CERCLA. Based on information known to us and assumptions, we do not believe that the costs of these projects will have a material adverse effect on our results of operations, financial condition or cash flows. However, the discovery of contamination or the imposition of additional obligations, including natural resources damaged at these or other sites in the future could result in additional costs.

On January 26, 2009, Smurfit-Stone and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Smurfit-Stone’s Canadian subsidiaries also filed to reorganize in Canada. We believe that matters relating to previously identified third-party PRP sites and certain facilities formerly owned or operated by Smurfit-Stone have been satisfied by claims in the Smurfit-Stone bankruptcy proceedings. However,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

we may face additional liability for cleanup activity at sites that are not subject to the bankruptcy discharge, but are not currently identified. The final bankruptcy distributions were made in fiscal 2018.

We believe that we can assert claims for indemnification pursuant to existing rights we have under purchase and other agreements in connection with certain remediation sites. In addition, we believe that we have insurance coverage, subject to applicable deductibles/retentions, policy limits and other conditions, for certain environmental matters. However, there can be no assurance that we will be successful with respect to any claim regarding these insurance or indemnification rights or that, if we are successful, any amounts paid pursuant to the insurance or indemnification rights will be sufficient to cover all our costs and expenses. We also cannot predict with certainty whether we will be required to perform remediation projects at other locations, and it is possible that our remediation requirements and costs could increase materially in the future and exceed current reserves. In addition, we cannot currently assess with certainty the impact that future changes in cleanup standards or federal, state or other environmental laws, regulations or enforcement practices will have on our results of operations, financial condition or cash flows.

As of September 30, 2018, we had $10.8 million reserved for environmental liabilities on an undiscounted basis, of which $6.7 million is included in other long-term liabilities and $4.1 million in other current liabilities, including amounts accrued in connection with environmental obligations relating to the manufacturing facilities that we have closed. We believe the liability for these matters was adequately reserved at September 30, 2018.

Climate Change

Certain jurisdictions in which we have manufacturing facilities or other investments have taken actions to address climate change. The EPA has issued the Clean Air Act permitting regulations applicable to certain facilities that emit GHG. The EPA also has promulgated a rule requiring certain industrial facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year to file an annual report of their emissions. While we have facilities subject to existing GHG permitting and reporting requirements, the impact of these requirements has not been material to date.

Additionally, the EPA has been working on a set of interrelated rulemakings aimed at cutting carbon emissions from power plants. On August 3, 2015, the EPA issued the Clean Power Plan. On the same day, the EPA issued a second rule setting standards of performance for new, modified and reconstructed electric utility generating units. On February 9, 2016, the U.S. Supreme Court issued a stay halting implementation of the Clean Power Plan until the pending legal challenges to the rule are resolved. As directed by Executive Order, on April 4, 2017, the EPA issued a proposed rule announcing its intention to review the Clean Power Plan, and, if appropriate, initiate proceedings to suspend, revise or rescind it. A number of states subject to the Clean Power Plan have stopped working on their implementation strategies in response to the litigation and Executive Order; however, certain states where we operate manufacturing facilities have indicated their intention to continue their carbon reduction efforts. On August 21, 2018, the EPA proposed the ACE rule, which would establish emission guidelines for states to develop plans to address greenhouse gas emissions from existing coal-fired power plants. The ACE rule would replace the 2015 Clean Power Plan, which EPA has proposed to repeal. The Clean Power Plan was stayed by the U.S. Supreme Court and has never gone into effect. Although the Clean Power Plan and ACE rule do not apply directly to the power generation facilities at our mills, if either rule becomes effective, it would have the potential to increase the cost of purchased electricity for our manufacturing operations and change the treatment of certain types of biomass that are currently considered carbon neutral. Due to ongoing litigation and other uncertainties regarding the Clean Power Plan and ACE rule, their potential impacts on us cannot be quantified with certainty at this time.

In addition to national efforts to regulate climate change, some U.S. states in which we have manufacturing operations are also taking measures to reduce GHG emissions, such as requiring GHG emissions reporting or developing regional cap-and trade programs. California has enacted a cap-and-trade program that took effect in 2012, and includes enforceable compliance obligations that began on January 1, 2013. In July 2017, California extended the cap-and-trade program to 2030. We do not have any manufacturing facilities that are subject to the cap-and-trade requirements in California; however, we are continuing to monitor the implementation of this program as well as proposed mandatory GHG reduction efforts in other states. Also, the Washington Department of Ecology has issued a final rule, known as the Clean Air Rule, which applies to GHGs from facilities that have average annual carbon dioxide equivalent emissions equal to or exceeding 100,000 metric tons/year. Energy intensive and trade exposed facilities, including our Tacoma, WA and Longview, WA (which we acquired through the KapStone

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisition (as hereinafter defined)) mills, and transportation fuel importers are subject to regulation under this program. In September 2016, various groups filed lawsuits against the Washington Department of Ecology challenging the Clean Air Rule. In April 2018, the Thurston County Superior Court invalidated the Clean Air Rule, and the Washington Department of Ecology subsequently filed an appeal with the State Supreme Court. The Court has not yet decided whether to grant the appeal. Implementation of the Clean Air Rule has been stayed in the meantime.

The Paris Agreement established a framework for reducing global GHG emissions. By signing the Paris Agreement, the U.S. made a non-binding commitment to reduce economy-wide GHG emissions by 26% to 28% below 2005 levels by 2025. Other countries in which we conduct business, including China, European Union member states and India, have set GHG reduction targets. The Paris Agreement became effective on November 4, 2016. Although a party to the agreement may not provide the required one-year notice of withdrawal until three years after the effective date, in June 2017, President Trump announced that the U.S. intended to withdraw from the Paris Agreement. The governors of New York, California’s system and Washington’s system subsequently announced their intent to form a “climate alliance” to coordinate a state response to climate change. At this time, it is not possible to determine how the Paris Agreement, or any potential U.S. commitments in lieu of those under the agreement, may impact U.S. industrial facilities, including our domestic operations.

Several of our international facilities are located in countries that have already adopted GHG emissions trading schemes. For example, Quebec has become a member of the Western Climate Initiative, which is a collaboration among California and certain Canadian provinces that have joined together to create a cap-and-trade program to reduce GHG emissions. In 2009, Quebec adopted a target of reducing GHG emissions by 20% below 1990 levels by 2020 and 37.5% from 1990 levels by 2030. In 2011, Quebec issued a final regulation establishing a regional cap-and-trade program that required reductions in GHG emissions from covered emitters as of January 1, 2013. The Province formally linked its carbon trading system with California in January 2014 and with Ontario in January 2018. Our mill in Quebec is subject to these cap-and-trade requirements, although the direct impact of this regulation has not been material to date. Compliance with this program and other similar programs may require future expenditures to meet required GHG emission reduction requirements in future years.

The regulation of climate change continues to develop in the areas of the world where we conduct business. We have systems in place for tracking the GHG emissions from our energy-intensive facilities, and we carefully monitor developments in climate change laws, regulations and policies to assess the potential impact of such developments on our results of operations, financial condition, cash flows and disclosure obligations.

Litigation

A lawsuit filed in the U.S. District Court of the Northern District of Illinois in 2010 alleges that certain named defendants violated the Sherman Act by conspiring to limit the supply and fix the prices of containerboard and products containing containerboard from February 15, 2004 through November 8, 2010 (the “Antitrust Litigation”). WestRock CP, LLC, as the successor to Smurfit-Stone, is a named defendant with respect to the period after Smurfit-Stone’s discharge from bankruptcy on June 30, 2010 through November 8, 2010. The complaint seeks treble damages and costs, including attorney’s fees. In March 2015, the court granted the plaintiffs’ motion for class certification. On January 9, 2017, the defendants filed individual and joint Motions for Summary Judgment in the District Court. On August 3, 2017, the District Court granted our Motion for Summary Judgment with respect to all claims against us. The plaintiffs have since filed a notice of appeal and, on May 28, 2018, the U.S. Court of Appeals for the Seventh Circuit heard oral arguments regarding whether or not the court should reverse the District Court’s decision. We do not expect the resolution of the Antitrust Litigation to have a material adverse effect on our results of operations, financial condition or cash flows.

We have been named a defendant in asbestos-related personal injury litigation. To date, the costs resulting from the litigation, including settlement costs, have not been significant. As of September 30, 2018, there were approximately 735 lawsuits. We believe that we have substantial insurance coverage, subject to applicable deductibles and policy limits, with respect to asbestos claims. We have valid defenses to these asbestos-related personal injury claims and intend to continue to defend them vigorously. Should the volume of litigation grow substantially, it is possible that we could incur significant costs resolving these cases. We do not expect the resolution of pending asbestos litigation and proceedings to have a material adverse effect on our consolidated financial condition or liquidity. In any given period or periods, however, it is possible such proceedings or matters could have a material adverse effect on our results of operations, financial condition or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are a defendant in a number of other lawsuits and claims arising out of the conduct of our business. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these other matters will not have a material adverse effect on our results of operations, financial condition or cash flows.

Guarantees

We make certain guarantees in the course of conducting our operations, for compliance with certain laws and regulations, or in connection with certain business dispositions. The guarantees include items such as funding of net losses in proportion to our ownership share of certain joint ventures, debt guarantees related to certain unconsolidated entities acquired in acquisitions, indemnifications of lessors in certain facilities and equipment operating leases for items such as additional taxes being assessed due to a change in tax law and certain other agreements. We estimate the exposure for these matters could be approximately $50 million. As of September 30, 2018, we have recorded $11.7 million for the estimated fair value of these guarantees. We are unable to estimate our maximum exposure under operating leases because it is dependent on potential changes in the tax laws; however, we believe our exposure related to guarantees would not have a material impact on our results of operations, financial condition or cash flows.

Note 18.	Accumulated Other Comprehensive Loss and Other Comprehensive Income (Loss)

The following table summarizes the changes in accumulated other comprehensive loss by component for the fiscal years ended September 30, 2018 and 2017 (in millions):

	Deferred Loss on Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Foreign Currency Items	Available for Sale Security	Total (1)
Balance at September 30, 2016	$(0.2)	$(523.8)	$(102.4)	$—	$(626.4)
Other comprehensive income before reclassifications	—	22.8	80.8	0.7	104.3
Amounts reclassified from accumulated other comprehensive (income) loss	(0.5)	35.6	—	—	35.1
Sale of HH&B	—	2.9	26.8	—	29.7
Net current period other comprehensive loss (income)	(0.5)	61.3	107.6	0.7	169.1
Balance at September 30, 2017	$(0.7)	$(462.5)	$5.2	$0.7	$(457.3)
Other comprehensive (loss) income before reclassifications	—	(18.6)	(234.4)	0.8	(252.2)
Amounts reclassified from accumulated other comprehensive loss (income)	0.5	15.2	—	(1.5)	14.2
Net current period other comprehensive income (loss)	0.5	(3.4)	(234.4)	(0.7)	(238.0)
Balance at September 30, 2018	$(0.2)	$(465.9)	$(229.2)	$—	$(695.3)

(1)	All amounts are net of tax and noncontrolling interest.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the reclassifications out of accumulated other comprehensive loss by component for the fiscal years ended September 30, 2018 and 2017 (in millions):

	Years Ended September 30,
	2018			2017
	Pre-Tax	Tax	Net of Tax	Pre-Tax	Tax	Net of Tax
Amortization of defined benefit pension and postretirement items: (1)
Actuarial gains (losses) (2)	$20.9	(5.9)	$15.0	$(56.3)	$20.4	$(35.9)
Prior service credits (2)	0.3	(0.1)	0.2	0.5	(0.2)	0.3
Sale of HH&B (3)	—	—	—	(4.2)	1.3	(2.9)
Subtotal defined benefit plans	21.2	(6.0)	15.2	(60.0)	21.5	(38.5)
Foreign currency translation adjustments: (1)
Sale of HH&B (3)	—	—	—	(26.8)	—	(26.8)
Available for sale security (4)	(1.5)	—	(1.5)	—	—	—
Derivative Instruments: (1)
Foreign currency cash flow hedges (4)	0.7	(0.2)	0.5	0.8	(0.3)	0.5
Total reclassifications for the period	$20.4	$(6.2)	$14.2	$(86.0)	$21.2	$(64.8)

(1)	Amounts in parentheses indicate charges to earnings. Amounts pertaining to noncontrolling interests are excluded.
(2)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost. See “Note 4. Retirement Plans” for additional details.
(3)	Included in gain on sale of HH&B.
(4)	These accumulated other comprehensive income components are included in net sales.

A summary of the components of other comprehensive (loss) income, including noncontrolling interest, for the years ended September 30, 2018, 2017 and 2016, is as follows (in millions):

Fiscal 2018	Pre-Tax	Tax	Net of Tax
Foreign currency translation loss	$(234.4)	$—	$(234.4)
Reclassification adjustment of net loss on cash flow hedges included in earnings	0.7	(0.2)	0.5
Net actuarial loss arising during period	(29.0)	15.9	(13.1)
Amortization and settlement recognition of net actuarial loss	20.9	(5.9)	15.0
Prior service cost arising during the period	(7.8)	2.3	(5.5)
Amortization of prior service cost	0.3	(0.1)	0.2
Unrealized gain on available for sale security	0.8	—	0.8
Reclassification adjustment of net gain on available for sale security included in earnings	(1.5)	—	(1.5)
Consolidated other comprehensive loss	(250.0)	12.0	(238.0)
Less: Other comprehensive income attributable to noncontrolling interests	—	—	—
Other comprehensive loss attributable to common stockholders	$(250.0)	$12.0	$(238.0)

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal 2017	Pre-Tax	Tax	Net of Tax
Foreign currency translation gain	$80.7	$—	$80.7
Sale of HH&B, foreign currency	26.8	—	26.8
Reclassification adjustment of net gain on cash flow hedges included in earnings	(0.8)	0.3	(0.5)
Net actuarial gain arising during period	34.1	(11.9)	22.2
Amortization and settlement recognition of net actuarial loss	56.4	(20.4)	36.0
Prior service credit arising during the period	1.0	(0.3)	0.7
Amortization of prior service credit	(0.4)	0.2	(0.2)
Unrealized gain on available for sale security	0.7	—	0.7
Sale of HH&B, defined benefit pension plans	4.2	(1.3)	2.9
Consolidated other comprehensive income	202.7	(33.4)	169.3
Less: Other comprehensive income attributable to noncontrolling interests	(0.2)	—	(0.2)
Other comprehensive income attributable to common stockholders	$202.5	$(33.4)	$169.1

Fiscal 2016	Pre-Tax	Tax	Net of Tax
Foreign currency translation gain	$109.8	$—	$109.8
Deferred loss on cash flow hedges	(0.7)	0.3	(0.4)
Reclassification adjustment of net loss on cash flow hedges included in earnings	1.9	(0.7)	1.2
Net actuarial loss arising during period	(354.0)	129.4	(224.6)
Amortization and settlement recognition of net actuarial loss (1)	379.7	(143.2)	236.5
Prior service credit arising during the period	2.3	(0.9)	1.4
Amortization of prior service cost	1.8	(0.7)	1.1
Sale of foreign subsidiary	20.2	—	20.2
Consolidated other comprehensive income	161.0	(15.8)	145.2
Less: Other comprehensive loss attributable to noncontrolling interests	0.7	—	0.7
Other comprehensive income attributable to common stockholders	$161.7	$(15.8)	$145.9

(1)	Includes pension risk transfer expense.
Note 19.	Stockholders’ Equity

Capitalization

Our capital stock consists solely of Common Stock. Holders of our Common Stock are entitled to one vote per share. Our amended and restated certificate of incorporation also authorizes preferred stock, of which no shares have been issued. The terms and provisions of such shares will be determined by our board of directors upon any issuance of such shares in accordance with our certificate of incorporation.

Stock Repurchase Plan

In July 2015, our board of directors authorized a repurchase program of up to 40.0 million shares of our Common Stock, representing approximately 15% of our outstanding Common Stock as of July 1, 2015. The shares of our Common Stock may be repurchased over an indefinite period of time at the discretion of management. In fiscal 2018, we repurchased approximately 3.4 million shares of our Common Stock for an aggregate cost of $195.1 million. In fiscal 2017, we repurchased approximately 1.8 million shares of our Common Stock for an aggregate cost of $93.0 million. In fiscal 2016, we repurchased approximately 8.1 million shares of our Common Stock for an aggregate cost of $335.3 million. As of September 30, 2018, we had remaining authorization under the repurchase program authorized in July 2015 to purchase approximately 21.3 million shares of our Common Stock.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20.	Share-Based Compensation

Share-based Compensation Plans

At our Annual Meeting of Stockholders held on February 2, 2016, our stockholders approved the WestRock Company 2016 Incentive Stock Plan. The 2016 Incentive Stock Plan was amended and restated on February 2, 2018 (the “Amended and Restated 2016 Incentive Stock Plan”). The Amended and Restated 2016 Incentive Stock Plan allows for the granting of options, restricted stock, SARs and restricted stock units to certain key employees and directors.

The table below shows the approximate number of shares: available for issuance, available for future grant, to be issued if restricted awards granted with a performance condition recorded at target achieve the maximum award, and if new grants pursuant to the plan are expected to be issued, each as adjusted as necessary for corporate actions (in millions).

	Shares Available For Issuance	Shares Available For Future Grant	Shares To Be Issued If Performance Is Achieved At Maximum	Expect To Make New Awards
Amended and Restated 2016 Incentive Stock Plan (1)	11.7	8.0	2.5	Yes
2004 Incentive Stock Plan (1)(2)	15.8	3.1	0.0	No
2005 Performance Incentive Plan (1)(2)	12.8	9.0	0.0	No
RockTenn (SSCC) Equity Inventive Plan (1)(3)	7.9	5.9	0.0	No
(1)

As part of the Separation, equity-based incentive awards were generally adjusted to maintain the intrinsic value of awards immediately prior to the Separation. The number of unvested restricted stock awards and unexercised stock options and SARs at the time of the Separation were increased by an exchange factor of approximately 1.12. In addition, the exercise price of unexercised stock options and SARs at the time of the Separation was converted to decrease the exercise price by an exchange factor of approximately 1.12.

(2)

In connection with the Combination, WestRock assumed all RockTenn and MWV equity incentive plans. We issued awards to certain key employees and our directors pursuant to our RockTenn 2004 Incentive Stock Plan, as amended, and our MWV 2005 Performance Incentive Plan, as amended. The awards were converted into WestRock awards using the conversion factor as described in Business Combination Agreement.

(3)

In connection with the Smurfit-Stone Acquisition, we assumed the Smurfit-Stone equity incentive plan, which was renamed the Rock-Tenn Company (SSCC) Equity Incentive Plan. The awards were converted into shares of RockTenn Common Stock, options and restricted stock units, as applicable, using the conversion factor as described in the merger agreement.

Our results of operations for the fiscal years ended September 30, 2018, 2017 and 2016 include share-based compensation expense of $66.8 million, $60.9 million and $75.7 million, respectively, including $2.9 million included in the gain on sale of HH&B in fiscal 2017. Share-based compensation expense in fiscal 2017 was reduced by $5.4 million for the rescission of shares granted to our CEO that were inadvertently granted in excess of plan limits in fiscal 2014 and 2015. The total income tax benefit in the results of operations in connection with share-based compensation was $19.4 million, $22.5 million and $29.2 million, for the fiscal years ended September 30, 2018, 2017 and 2016, respectively.

Cash received from share-based payment arrangements for the fiscal years ended September 30, 2018, 2017 and 2016 was $44.4 million, $59.2 million and $33.9 million, respectively.

Equity Awards Issued in Connection with the MPS Acquisition

In connection with the MPS Acquisition, we replaced certain outstanding awards of restricted stock units granted under the MPS long-term incentive plan with WestRock restricted stock units. No additional shares will be granted under the MPS plan. The MPS equity awards were replaced with identical terms utilizing an approximately 0.33 conversion factor as described in the merger agreement. As part of the MPS Acquisition, we granted 119,373

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awards of restricted stock units, which contain service conditions and were valued at $54.24 per share. The acquisition consideration included approximately $1.9 million related to outstanding MPS equity awards related to service prior to the effective date of the MPS Acquisition – the balance related to service after the effective date will be expensed over the remaining service period of the awards.

Stock Options and Stock Appreciation Rights

Stock options granted under our plans generally have an exercise price equal to the closing market price on the date of the grant, generally vest in three years, in either one tranche or in approximately one-third increments, and have 10-year contractual terms. However, a portion of our grants are subject to earlier expense recognition due to retirement eligibility rules. Presently, other than circumstances such as death, disability and retirement, grants will include a provision requiring both a change of control and termination of employment to accelerate vesting.

At the date of grant, we estimate the fair value of stock options granted using a Black-Scholes option pricing model. We use historical data to estimate option exercises and employee terminations in determining the expected term in years for stock options. Expected volatility is calculated based on the historical volatility of our stock, or a combination of the historical volatility of both RockTenn and MWV grants. The risk-free interest rate is based on U.S. Treasury securities in effect at the date of the grant of the stock options. The dividend yield is estimated based on our historic annual dividend payments and current expectations for the future. We did not grant any stock options in fiscal 2018 and 2017.

We applied the following weighted average assumptions to estimate the fair value of stock option grants made in the following period:

2016
Expected term in years	7.0
Expected volatility	38.3%
Risk-free interest rate	1.6%
Dividend yield	4.5%

The table below summarizes the changes in all stock options during the fiscal year ended September 30, 2018:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at September 30, 2017	5,866,127	$30.51
Exercised	(1,582,313)	21.73
Expired	(5,819)	37.17
Forfeited	(24,341)	32.13
Outstanding at September 30, 2018	4,253,654	$33.75	4.3	$85.8
Exercisable at September 30, 2018	3,845,523	$34.17	4.0	$76.1
Vested and expected to vest at September 30, 2018	4,251,748	$33.75	4.3	$85.7

The weighted average grant date fair value for options granted during the fiscal year ended September 30, 2016 was $8.06 per share. The aggregate intrinsic value of options exercised during the years ended September 30, 2018, 2017 and 2016 was $67.4 million, $54.3 million and $14.5 million, respectively.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2018, there was $0.4 million of total unrecognized compensation cost related to nonvested stock options; that cost is expected to be recognized over a weighted average remaining vesting period of 0.3 years. We amortize these costs on a straight-line basis over the explicit service period.

As part of the Combination, we issued SARs to replace outstanding MWV SARs. The SARs were valued using the Black-Scholes option pricing model. We measure compensation expense related to the SAR awards at the end of each period. We do not expect to issue additional SARs.

The table below summarizes the changes in all SARs during the fiscal year ended September 30, 2018:

	SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at September 30, 2017	51,016	$25.30
Exercised	(9,935)	16.66
Expired	(4,095)	27.69
Outstanding at September 30, 2018	36,986	$27.36	2.4	$1.0
Exercisable at September 30, 2018	36,986	$27.36	2.4	$1.0

The aggregate intrinsic value of SARs exercised during the years ended September 30, 2018, 2017 and 2016 was $0.5 million, $0.4 million and $0.2 million, respectively.

Restricted Stock

Restricted stock is typically granted annually to non-employee directors and certain of our employees. Our non-employee director awards generally vest over a period of up to one year and are treated as issued and carry dividend and voting rights until they vest. The vesting provisions for our employee awards may vary from grant to grant; however, vesting generally is contingent upon meeting various service and/or performance or market goals including, but not limited to, achievement of various financial targets including Cash Flow Per Share, Cash Flow to Equity Ratio and relative Total Shareholder Return (each as defined in the award documents). Subject to the level of performance attained, the target award for some of the grants may increase up to 200% of target or decrease to zero depending upon the terms of the individual grant. The employee grants generally vest in three years. Presently, other than circumstances such as death, disability and retirement, the grants generally include a provision requiring both a change of control and termination of employment to accelerate vesting. For certain employee grants, the grantee is entitled to receive dividend equivalent units, but will generally forfeit the restricted award and the dividend equivalents if the employee separates from us during the vesting period or if the predetermined goals are not accomplished.

The table below summarizes the changes in unvested restricted stock during the fiscal year ended September 30, 2018:

	Shares/Units	Weighted Average Grant Date Fair Value
Unvested at September 30, 2017 (1)	2,959,449	$45.28
Granted	1,116,111	69.36
Vested	(697,717)	57.39
Forfeited	(153,669)	45.07
Unvested at September 30, 2018 (1)	3,224,174	$51.01

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)

Target awards granted with a performance condition, net of subsequent forfeitures, may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The awards are reflected in the table at the target award amount of 100%. Based on current facts and assumptions we are forecasting the performance of the grants to be attained at levels that would result in the issuance of approximately 0.9 million additional shares. However, it is possible that the performance attained may vary.

There was approximately $83.5 million of unrecognized compensation cost related to all unvested restricted shares as of September 30, 2018 that will be recognized over a weighted average remaining vesting period of 1.3 years.

The following table represents a summary of restricted stock shares granted in fiscal 2018, 2017 and 2016 with terms defined in the applicable grant letters. The shares are not deemed to be issued and carry voting rights until the relevant conditions defined in the award documents have been met, unless otherwise noted.

	2018	2017	2016
Shares of restricted stock granted to non-employee directors (1)	23,285	26,521	64,155
Shares of restricted stock granted to employees:
Shares granted for attainment of a performance condition at an amount in excess of target (2)	45,964	340,319	447,261
Shares granted with a service condition and a Cash Flow Per Share performance condition at target (3) (4)	432,655	507,070	1,211,760
Shares granted with a service condition and a relative Total Shareholder Return market condition at target (3)	259,695	301,980	—
Shares granted with a service condition (5)	354,512	309,850	27,370
Share of restricted stock assumed in purchase accounting:
Shares granted with a service condition (6)	—	119,373	—
Total restricted stock granted	1,116,111	1,605,113	1,750,546

(1)	Non-employee director grants generally vest over a period of up to one year and are deemed issued on the grant date and have voting and dividend rights.
(2)

Shares granted in the table above include shares subsequently issued for the level of performance attained in excess of target. Shares issued in fiscal 2018 for the fiscal 2015 Cash Flow Per Share were at 103.7% of target. Shares issued in fiscal 2017 for the fiscal 2014 Cash Flow Per Share were at 176.6% of target. Shares issued in fiscal 2016 for the fiscal 2013 Cash Flow to Equity Ratio were at 200% of target. Shares issued in fiscal 2017 and 2016 also include shares accelerated for terminated employees primarily as a result of the Combination, which were achieved at between 146.5% and 200% of target.

(3)

These employee grants vest over approximately three years and have adjustable ranges from 0 - 200% of target subject to the level of performance attained in the respective award agreement. The employee grants with a relative Total Shareholder Return condition were valued using a Monte Carlo simulation, the terms of which are outlined below.

(4)	Shares granted in fiscal 2015 were reduced by 50,326 shares at target related to the rescission of shares granted to our CEO that were inadvertently granted in excess of plan limits.
(5)	These shares vest over approximately three to four years.
(6)	These shares vest over approximately one to three years.

The employee grants with a relative Total Shareholder Return market condition in fiscal 2018 were valued using a Monte Carlo simulation at $66.28 per share. The significant assumptions used in valuing these grants included: an expected term of 2.9 years, an expected volatility of 29.7% and a risk-free interest rate of 2.3%. We amortize these costs on a straight-line basis over the explicit service period.

The employee grants with a relative Total Shareholder Return market condition in fiscal 2017 were valued using a Monte Carlo simulation at $64.41 per share. The significant assumptions used in valuing these grants included: an expected term of 2.9 years, an expected volatility of 30.6% and a risk-free interest rate of 1.4%. We amortize these costs on a straight-line basis over the explicit service period.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expense is recognized on restricted stock grants on a straight-line basis over the explicit service period or for performance based grants over the explicit service period when we estimate that it is probable the performance conditions will be satisfied. Expense recognized on grants with a performance condition that affects how many shares are ultimately awarded is based on the number of shares expected to be awarded.

The following table represents a summary of restricted stock vested in fiscal 2018, 2017 and 2016 (in millions, except shares):

	2018	2017	2016
Shares of restricted stock vested	697,717	1,112,909	1,589,761
Aggregate fair value of restricted stock vested	$46.1	$59.5	$57.5

The shares vested in fiscal 2018 reflect the vesting of the fiscal 2015 grants, with a Cash Flow Per Share performance condition that vested at 103.7% of target, as well as certain shares with a performance and/or service condition, including those shares assumed upon the Combination. The shares vested in 2017 reflect the vesting of the fiscal 2014 grant, with a Cash Flow Per Share performance condition that vested at 176.6% of target, certain shares assumed upon the Combination with a performance and/or service condition, as well as other awards accelerated in connection with the Combination for certain former employees. The shares vested in 2016 reflect the vesting of the fiscal 2013 grant, with a cash flow to equity ratio performance condition that vested at maximum, certain shares assumed upon the Combination with a performance and/or service condition, as well as other awards accelerated in connection with the Combination for certain former employees.

Employee Stock Purchase Plan

At our Annual Meeting of Stockholders held on February 2, 2016, our stockholders approved the WestRock Company Employee Stock Purchase Plan (“ESPP”). Under the ESPP, shares of Common Stock are reserved for purchase by our qualifying employees. The ESPP allowed for the purchase of a total of approximately 2.5 million shares of Common Stock. During fiscal 2018, 2017 and 2016, including shares purchased under the then existing RockTenn Employee Stock Purchase Plan, employees purchased approximately 0.2 million, 0.2 million and 0.1 million shares, respectively, under the ESPP. We recognized $1.6 million, $1.3 million and $0.4 million of expense for fiscal 2018, 2017 and 2016, respectively, related to the 15% discount on the purchase price allowed to employees. As of September 30, 2018, adjusted for the Separation, approximately 2.4 million shares of Common Stock remained available for purchase under the ESPP.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21.	Earnings per Share

Restricted stock awards we grant to non-employee directors are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as our Common Stock. As participating securities, we include these instruments in the earnings allocation in computing earnings per share under the two-class method described in ASC 260, “Earnings per Share.” The following table sets forth the computation of basic and diluted earnings per share under the two-class method (in millions, except per share data):

	September 30,
	2018	2017	2016
Numerator:
Income from continuing operations	$1,909.3	$698.6	$154.8
Less: Net (income) loss from continuing operations attributable to noncontrolling interest	(3.2)	9.6	(2.1)
Income available to common stockholders, before discontinued operations	1,906.1	708.2	152.7
Less: Distributed and undistributed income available to participating securities	(0.2)	(0.1)	—
Distributed and undistributed income attributable to common stockholders, before discontinued operations	1,905.9	708.1	152.7
Loss from discontinued operations (1)	—	—	(549.0)
Net income (loss) attributable to common stockholders	$1,905.9	$708.1	$(396.3)

Denominator:
Basic weighted average shares outstanding	255.5	252.2	254.0
Effect of dilutive stock options and non-participating securities	4.3	3.5	3.9
Diluted weighted average shares outstanding	259.8	255.7	257.9

Basic earnings per share from continuing operations	$7.46	$2.81	$0.60
Basic loss per share from discontinued operations	—	—	(2.16)
Basic earnings (loss) per share attributable to common stockholders	$7.46	$2.81	$(1.56)

Diluted earnings per share from continuing operations	$7.34	$2.77	$0.59
Diluted loss per share from discontinued operations	—	—	(2.13)
Diluted earnings (loss) per share attributable to common stockholders	$7.34	$2.77	$(1.54)

(1)	Net of income attributable to noncontrolling interests of discontinued operations of $4.3 million for the fiscal year ended September 30, 2016.

Weighted average shares include zero, 0.2 million and 0.3 million of reserved, but unissued shares at September 30, 2018, 2017 and 2016. These reserved shares were distributed as claims were liquidated or resolved in accordance with the resolution of Smurfit-Stone bankruptcy claims. The final bankruptcy distributions were made in fiscal 2018.

Options and restricted stock in the amount of 0.2 million, 0.7 million and 1.6 million common shares in fiscal 2018, 2017 and 2016, respectively, were not included in computing diluted earnings per share because the effect would have been antidilutive. The dilutive impact of the remaining awards outstanding in each year were included in the effect of dilutive securities.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 22.	Financial Results by Quarter (Unaudited)

Fiscal 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Net sales	$3,894.0	$4,017.0	$4,137.5	$4,236.6
Cost of goods sold	$3,111.6	$3,220.4	$3,264.3	$3,294.9
Multiemployer pension withdrawals	$180.0	$—	$4.2	$—
Land and Development impairments	$27.6	$—	$1.7	$2.6
Restructuring and other costs	$16.3	$31.7	$17.1	$40.3
(Loss) gain on extinguishment of debt	$(1.0)	$0.1	$0.9	$(0.1)
Income tax benefit (expense)	$1,073.2	$(18.8)	$(84.5)	$(95.4)
Consolidated net income	$1,133.5	$224.5	$271.3	$280.0
Net income attributable to common stockholders	$1,135.1	$223.2	$268.2	$279.6
Basic earnings per share attributable to common stockholders	$4.45	$0.87	$1.05	$1.10
Diluted earnings per share attributable to common stockholders	$4.38	$0.86	$1.03	$1.08

Fiscal 2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Net sales	$3,447.2	$3,656.3	$3,695.6	$4,060.6
Cost of goods sold	$2,855.9	$2,980.9	$3,000.1	$3,282.6
Pension lump sum settlement	$—	$28.7	$—	$3.9
Land and Development impairments	$—	$42.7	$—	$4.0
Restructuring and other costs	$81.0	$18.3	$59.4	$38.0
(Loss) gain on extinguishment of debt	$—	$(0.1)	$2.0	$(0.1)
Gain on sale of HH&B	$—	$—	$190.6	$2.2
Consolidated net income	$78.5	$98.2	$326.6	$195.3
Net income attributable to common stockholders	$80.9	$103.1	$328.1	$196.1
Basic earnings per share attributable to common stockholders	$0.32	$0.41	$1.30	$0.77
Diluted earnings per share attributable to common stockholders	$0.32	$0.40	$1.29	$0.76

We computed the interim earnings per common and common equivalent share amounts as if each quarter was a discrete period. As a result, the sum of the basic and diluted earnings per share by quarter will not necessarily total the annual basic and diluted earnings per share.

Consolidated net income in the first quarter of fiscal 2018 financial results by quarter (unaudited) table was decreased as the result of recording an estimated multiemployer pension withdrawal of $180.0 million, or $179.1 million net of noncontrolling interest, to withdraw from a multiemployer pension plan. See “Note 4. Retirement Plans — Multiemployer Plans”. Additionally, consolidated net income in the first quarter of fiscal 2018 financial results by quarter (unaudited) table was decreased due to a $27.6 million, or $25.6 million net of noncontrolling interest, pre-tax non-cash impairment of certain mineral rights and real estate. Further, consolidated net income in the first quarter of fiscal 2018 financial results by quarter (unaudited) table was increased by $1,086.9 million for the provisional amount recorded for the measurement of our deferred tax balances in connection with the Tax Act. See “Note 5. Income Taxes”. Basic and diluted earnings per share attributable to common stockholders were increased by approximately $3.67 and $3.61 per share, respectively for these items.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidated net income in the second quarter of fiscal 2018 financial results by quarter (unaudited) table increased by $36.3 million related to an adjustment to the provisional amount previously recorded for the measurement of our deferred tax balances in connection with the Tax Act. Basic and diluted earnings per share attributable to common stockholders were each increased by $0.14 per share.

Consolidated net income in the first quarter of fiscal 2017 financial results by quarter (unaudited) table was increased due to a $23.8 million tax benefit related to the reduction of a state deferred tax liability as a result of an internal U.S. legal entity restructuring that will simplify future operating activities within the U.S. Basic and diluted earnings per share attributable to common stockholders were each increased by approximately $0.09 per share.

Consolidated net income in the second quarter of fiscal 2017 financial results by quarter (unaudited) table was decreased due to a non-cash charge of $28.7 million recorded on the line item “Pension lump sum settlement” on our Consolidated Statements of Operations related to our year to date lump sum payments to certain beneficiaries of the Plan, together with several one-time severance benefit payments out of the Plan, triggered pension settlement accounting. For additional information see “Note 4. Retirement Plans”. Additionally, consolidated net income in the second quarter of fiscal 2017 financial results by quarter (unaudited) table was decreased due to a non-cash charge of $42.7 million, or $36.3 million net of $6.4 million of noncontrolling interest, recorded on the line item “Land and development impairments” on our consolidated statements of operations due to the accelerated monetization strategy in our Land and Development segment. The impairment was recorded to write-down the carrying value on projects where the projected sales proceeds were less than the carrying value. Basic and diluted earnings per share attributable to common stockholders were each decreased by approximately $0.16 per share for these items.

Consolidated net income in the third quarter of fiscal 2017 financial results by quarter (unaudited) table was increased due to a pre-tax gain on sale of HH&B of $190.6 million. Basic and diluted earnings per share from continuing operations and basic and diluted earnings per share attributable to common stockholders were each increased by approximately $0.76 and $0.75 per share, respectively. See “Note 1. Description of Business and Summary of Significant Accounting Policies — Description of Business” for additional information.

Note 23.	Subsequent Events (Unaudited)

KapStone Acquisition

On November 2, 2018, pursuant to the Merger Agreement, the Company acquired all of the outstanding shares of KapStone through the Mergers. KapStone is a leading North American producer and distributor of containerboard, corrugated products and specialty papers, including liner and medium containerboard, kraft papers and saturating kraft. KapStone also owns Victory Packaging, a packaging solutions distribution company with facilities in the United States, Canada and Mexico.

As a result of the Mergers, among other things, the Company became the ultimate parent of WRKCo, KapStone and their respective subsidiaries. Effective as of the Effective Time, the Company changed its name to “WestRock Company” and WRKCo changed its name to “WRKCo Inc.”.

Pursuant to the Merger Agreement, at the Effective Time (a) each issued and outstanding share of common stock, par value $0.01 per share, of WRKCo (“WRKCo common stock”) was converted into one share of common stock, par value $0.01 per share, of the Company (“Company common stock”) and (b) each issued and outstanding share of common stock, par value $0.0001 per share, of KapStone (“KapStone common stock”) (other than shares of KapStone common stock owned by (i) KapStone or any of its subsidiaries or (ii) any KapStone stockholder who properly exercised appraisal rights with respect to its shares of KapStone common stock in accordance with Section 262 of the Delaware General Corporation Law) was automatically canceled and converted into the right to receive (1) $35.00 per share in cash, without interest (the “Cash Consideration”), or, at the election of the holder of such share of KapStone common stock, (2) 0.4981 shares of Company common stock (the “Stock Consideration”) and cash in lieu of fractional shares, subject to proration procedures designed to ensure that the Stock Consideration would be received in respect of no more than 25% of the shares of KapStone common stock issued and outstanding immediately prior to the Effective Time (the “Maximum Stock Amount”). Each share of KapStone common stock in respect of which a valid election of Stock Consideration was not made by 5:00 p.m. New York City time on September 5, 2018 was converted into the right to receive the Cash Consideration. KapStone stockholders

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

elected to receive Stock Consideration that was less than the Maximum Stock Amount and no proration was required.

The estimated consideration for the KapStone Acquisition was $4.8 billion including debt assumed and an estimate of equity awards to be replaced with WestRock equity awards with identical terms. As a result, KapStone stockholders received in the aggregate approximately $3.3 billion in cash and 1.6 million shares WestRock common stock, or approximately 0.6% of the issued and outstanding shares of WestRock common stock immediately following the Effective Time. Pursuant to the Merger Agreement, at the Effective Time, the Company assumed any outstanding awards granted under the equity-based incentive plans of WRKCo and KapStone (including the shares underlying such awards), the award agreements evidencing the grants of such awards and, in the case of the WRKCo equity-based incentive plans, the remaining shares available for issuance under the applicable plan, in each case subject to adjustments to such awards in the manner set forth in the Merger Agreement. Due to the limited interaction we had with KapStone prior to the closing of the transaction, we do not currently have a preliminary purchase price allocation, but we expect to complete it by the time we file our quarterly report on Form 10-Q for the quarter ended December 31, 2018.

Hurricane Damage

In October 2018, our containerboard and pulp mill located in Panama City, FL sustained extensive damage from Hurricane Michael. We shut down the mill’s operations in advance of the hurricane’s landfall. In early November, the mill started producing linerboard and we expect to ramp up to full production by the end of November 2018. Our market pulp production line is expected to operate at 50% of capacity by early December 2018 and should return to full operation in approximately six months. While it is still too early to identify the full cost, we anticipate the total of our property damage and business interruption claim will be approximately $100 million. We have property damage and business interruption insurance that will cover most of the cost of bringing the mill back to full operation. We have a $15 million deductible, and expect the majority of costs will be covered.

Note 24.	Selected Condensed Consolidating Financial Statements of Parent, Guarantors and Non-Guarantors

The $500.0 million aggregate principal amount of 3.0% Senior Notes due 2024 (the “2024 Notes”), the $600.0 million aggregate principal amount of 3.75% Senior Notes due 2025 (the “2025 Notes”), the $750.0 million aggregate principal amount of 4.65% Senior Notes due 2026 (the “2026 Notes”), the $500.0 million aggregate principal amount of 3.375% Senior Notes due 2027 (the “2027 Notes”), the $600.0 million aggregate principal amount of 4.0% Senior Notes due 2028 (the “2028 Notes”) and the $750.0 million aggregate principal amount of 4.9% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2027 Notes and the 2028 Notes, the “Notes”) were issued by WRKCo Inc., formerly known as WestRock Company (“WRKCo” or the “Issuer”). Upon issuance, the 2024 Notes, the 2025 Notes, the 2027 Notes and the 2028 Notes were fully and unconditionally guaranteed by WestRock RKT, LLC and WestRock MWV, LLC (together, the “Subsidiary Guarantors”). The Subsidiary Guarantors are wholly owned subsidiaries of the Issuer. Whiskey Holdco, Inc. was formed on January 25, 2018, in connection with the KapStone Acquisition and, from the time of its formation and until the consummation of the KapStone Acquisition, was a wholly owned subsidiary of WRKCo. On November 2, 2018, in connection with the consummation of the KapStone Acquisition, Whiskey Holdco, Inc. changed its name to WestRock Company (“WestRock Company”), became the direct parent of the Issuer and fully and unconditionally guaranteed the 2024 Notes, the 2025 Notes, the 2027 Notes and the 2028 Notes. The 2026 Notes and the 2029 Notes were issued by the Issuer subsequent to the consummation of the KapStone Acquisition and were fully and unconditionally guaranteed at the time of issuance by WestRock Company and the Subsidiary Guarantors. Accordingly, subsequent to the consummation of the KapStone Acquisition, each series of the Notes is fully and unconditionally guaranteed on a joint and several basis by WestRock Company and the Subsidiary Guarantors.

In accordance with Rule 3-10 of Regulation S-X, the following tables present condensed consolidating financial data of WRKCo, as the parent and issuer, the Subsidiary Guarantors, the non-guarantor subsidiaries of WRKCo and eliminations. Such financial data include Condensed Consolidating Balance Sheet data as of September 30,

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2018 and 2017 and the related Condensed Consolidating Statement of Operations and Cash Flow data for each of the three years in the period ended September 30, 2018. No separate column is shown for WestRock Company (formerly known as Whiskey Holdco, Inc.) as all information relates to dates or fiscal periods prior to the consummation of the KapStone Acquisition and no financial statements covering any period during which the KapStone Acquisition had occurred have been filed. Prior to November 2, 2018, and during all periods presented, WestRock Company did not conduct any activities other than those incidental to its formation or those relating to the consummation of the KapStone Acquisition, including being party to the Delayed Draw Credit Agreement. As a wholly-owned subsidiary of WRKCo during all periods presented, WestRock Company’s limited activities prior to the KapStone Acquisition are reflected in the financial statements of the non-guarantor subsidiaries of WRKCo for the fiscal year ended September 30, 2018. Beginning with WestRock Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, the condensed consolidating financial statement data will include a separate column for WestRock Company and other corresponding changes.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2018
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Net sales	$—	$2,587.9	$14,530.5	$(833.3)	$16,285.1
Cost of goods sold	—	1,999.3	11,725.2	(833.3)	12,891.2
Selling, general and administrative, excluding intangible amortization	1.5	101.1	1,390.7	—	1,493.3
Selling, general and administrative intangible amortization	—	104.2	192.4	—	296.6
Multiemployer pension withdrawals	6.5	12.5	165.2	—	184.2
Land and Development impairments	—	—	31.9	—	31.9
Restructuring and other costs	8.7	5.6	91.1	—	105.4
Operating (loss) profit	(16.7)	365.2	934.0	—	1,282.5
Interest expense, net	(76.9)	(173.5)	(43.4)	—	(293.8)
Intercompany interest income (expense), net	28.1	(87.6)	59.5	—	—
(Loss) gain on extinguishment of debt	(1.4)	1.9	(0.6)	—	(0.1)
Other income (expense), net	0.7	(22.5)	34.5	—	12.7
Equity in income of unconsolidated entities	—	7.5	26.0	—	33.5
Equity in income of consolidated entities	1,952.4	1,674.9	—	(3,627.3)	—
Income before income taxes	1,886.2	1,765.9	1,010.0	(3,627.3)	1,034.8
Income tax benefit	19.9	131.5	723.1	—	874.5
Consolidated net income	1,906.1	1,897.4	1,733.1	(3,627.3)	1,909.3
Less: Net income attributable to noncontrolling interests	—	—	(3.2)	—	(3.2)
Net income attributable to common stockholders	$1,906.1	$1,897.4	$1,729.9	$(3,627.3)	$1,906.1
Comprehensive income attributable to common stockholders	$1,668.1	$1,682.4	$1,489.3	$(3,171.7)	$1,668.1

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2017
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Net sales	$—	$2,448.6	$13,167.3	$(756.2)	$14,859.7
Cost of goods sold	—	2,252.0	10,623.7	(756.2)	12,119.5
Selling, general and administrative, excluding intangible amortization	0.8	124.2	1,274.6	—	1,399.6
Selling, general and administrative intangible amortization	—	104.2	125.4	—	229.6
Pension lump sum settlement	—	—	32.6	—	32.6
Land and Development impairments	—	—	46.7	—	46.7
Restructuring and other costs	1.3	26.0	169.4	—	196.7
Operating (loss) profit	(2.1)	(57.8)	894.9	—	835.0
Interest expense, net	(40.1)	(172.5)	(9.9)	—	(222.5)
Intercompany interest income (expense), net	18.5	(53.1)	34.6	—	—
(Loss) gain on extinguishment of debt	(0.9)	3.1	(0.4)	—	1.8
Other (expense) income, net	(1.0)	(30.2)	42.7	—	11.5
Equity in income of unconsolidated entities	—	12.7	26.3	—	39.0
Equity in income of consolidated entities	724.2	914.6	—	(1,638.8)	—
Gain on sale of HH&B	—	—	192.8	—	192.8
Income before income taxes	698.6	616.8	1,181.0	(1,638.8)	857.6
Income tax benefit (expense)	9.6	120.5	(289.1)	—	(159.0)
Consolidated net income	708.2	737.3	891.9	(1,638.8)	698.6
Net loss attributable to noncontrolling interests	—	—	9.6	—	9.6
Net income attributable to common stockholders	$708.2	$737.3	$901.5	$(1,638.8)	$708.2
Comprehensive income attributable to common stockholders	$877.3	$879.7	$1,072.3	$(1,952.0)	$877.3

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2016
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Net sales	$—	$2,548.5	$12,409.9	$(786.6)	$14,171.8
Cost of goods sold	—	2,435.9	9,763.9	(786.6)	11,413.2
Selling, general and administrative, excluding intangible amortization	0.2	111.5	1,267.7	—	1,379.4
Selling, general and administrative intangible amortization	—	104.2	107.6	—	211.8
Pension risk transfer expense	—	—	370.7	—	370.7
Restructuring and other costs	—	76.1	290.3	—	366.4
Operating (loss) profit	(0.2)	(179.2)	609.7	—	430.3
Interest expense, net	(30.3)	(172.2)	(10.0)	—	(212.5)
Intercompany interest income (expense), net	33.0	(29.6)	(3.4)	—	—
Gain on extinguishment of debt	—	2.7	—	—	2.7
Other income, net	—	8.1	6.3	—	14.4
Equity in (loss) income of unconsolidated entities	—	(6.0)	15.7	—	9.7
Equity in (loss) income of consolidated entities	(398.1)	304.7	—	93.4	—
(Loss) income from continuing operations before income taxes	(395.6)	(71.5)	618.3	93.4	244.6
Income tax (expense) benefit	(0.7)	167.3	(256.4)	—	(89.8)
(Loss) income from continuing operations	(396.3)	95.8	361.9	93.4	154.8
Loss from discontinued operations	—	(491.9)	(52.8)	—	(544.7)
Consolidated net (loss) income	(396.3)	(396.1)	309.1	93.4	(389.9)
Less: Net income attributable to noncontrolling interests	—	(2.0)	(4.4)	—	(6.4)
Net (loss) income attributable to common stockholders	$(396.3)	$(398.1)	$304.7	$93.4	$(396.3)
Comprehensive (loss) income attributable to common stockholders	$(250.4)	$(242.6)	$458.9	$(216.3)	$(250.4)

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2018
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

ASSETS
Current Assets:
Cash and cash equivalents	$0.2	$490.8	$145.8	$—	$636.8
Accounts receivable, net	0.1	196.5	1,840.2	(26.1)	2,010.7
Inventories	—	233.4	1,596.2	—	1,829.6
Other current assets	0.4	17.2	230.9	—	248.5
Assets held for sale	—	—	59.5	—	59.5
Intercompany receivables	27.7	285.9	771.8	(1,085.4)	—
Total current assets	28.4	1,223.8	4,644.4	(1,111.5)	4,785.1
Property, plant and equipment, net	—	21.3	9,061.2	—	9,082.5
Goodwill	—	1,151.3	4,426.3	—	5,577.6
Intangibles, net	—	1,589.4	1,532.6	—	3,122.0
Restricted assets held by special purpose entities	—	—	1,281.0	—	1,281.0
Prepaid pension asset	—	—	420.0	—	420.0
Intercompany notes receivable	884.2	33.1	2,865.4	(3,782.7)	—
Investments in consolidated subsidiaries	13,164.9	15,529.1	—	(28,694.0)	—
Other assets	12.4	172.8	914.2	(7.1)	1,092.3
Total Assets	$14,089.9	$19,720.8	$25,145.1	$(33,595.3)	$25,360.5

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$—	$609.5	$131.2	$—	$740.7
Accounts payable	0.8	40.3	1,701.8	(26.1)	1,716.8
Accrued compensation and benefits	0.2	10.7	388.4	—	399.3
Other current liabilities	3.2	77.7	395.6	—	476.5
Intercompany payables	420.8	664.6	—	(1,085.4)	—
Total current liabilities	425.0	1,402.8	2,617.0	(1,111.5)	3,333.3
Long-term debt due after one year	2,179.4	2,460.1	1,035.0	—	5,674.5
Intercompany notes payable	—	2,865.4	917.3	(3,782.7)	—
Pension liabilities, net of current portion	—	135.9	125.4	—	261.3
Postretirement benefit liabilities, net of current portion	—	28.1	106.7	—	134.8
Non-recourse liabilities held by special purpose entities	—	—	1,153.7	—	1,153.7
Deferred income taxes	—	291.0	2,037.6	(7.1)	2,321.5
Other long-term liabilities	16.1	106.2	872.5	—	994.8
Redeemable noncontrolling interests	—	—	4.2	—	4.2
Total stockholders’ equity	11,469.4	12,431.3	16,262.7	(28,694.0)	11,469.4
Noncontrolling interests	—	—	13.0	—	13.0
Total equity	11,469.4	12,431.3	16,275.7	(28,694.0)	11,482.4
Total Liabilities and Equity	$14,089.9	$19,720.8	$25,145.1	$(33,595.3)	$25,360.5

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2017
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

ASSETS
Current Assets:
Cash and cash equivalents	$—	$37.6	$260.5	$—	$298.1
Restricted cash	—	5.7	0.2	—	5.9
Accounts receivable, net	0.1	155.8	1,735.5	(4.6)	1,886.8
Inventories	—	243.6	1,553.7	—	1,797.3
Other current assets	1.5	27.2	300.5	—	329.2
Assets held for sale	—	—	173.6	—	173.6
Intercompany receivables	61.4	92.6	1,180.0	(1,334.0)	—
Total current assets	63.0	562.5	5,204.0	(1,338.6)	4,490.9
Property, plant and equipment, net	—	23.2	9,095.1	—	9,118.3
Goodwill	—	1,151.3	4,377.0	—	5,528.3
Intangibles, net	—	1,693.6	1,635.7	—	3,329.3
Restricted assets held by special purpose entities	—	—	1,287.4	—	1,287.4
Prepaid pension asset	—	—	368.0	—	368.0
Intercompany notes receivable	884.1	36.2	2,556.3	(3,476.6)	—
Investments in consolidated subsidiaries	12,049.3	14,892.5	—	(26,941.8)	—
Other assets	6.6	165.4	794.8	—	966.8
Total Assets	$13,003.0	$18,524.7	$25,318.3	$(31,757.0)	$25,089.0

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$106.7	$8.7	$493.3	$—	$608.7
Accounts payable	1.3	59.3	1,436.1	(4.6)	1,492.1
Accrued compensation and benefits	0.1	11.1	405.5	—	416.7
Other current liabilities	3.9	84.0	404.4	—	492.3
Intercompany payables	451.0	604.1	278.9	(1,334.0)	—
Total current liabilities	563.0	767.2	3,018.2	(1,338.6)	3,009.8
Long-term debt due after one year	2,013.4	3,121.0	811.7	—	5,946.1
Intercompany notes payable	69.0	2,487.3	920.3	(3,476.6)	—
Pension liabilities, net of current portion	—	143.1	136.3	—	279.4
Postretirement benefit liabilities, net of current portion	—	30.8	122.6	—	153.4
Non-recourse liabilities held by special purpose entities	—	—	1,161.9	—	1,161.9
Deferred income taxes	6.6	520.9	2,882.7	—	3,410.2
Other long-term liabilities	8.5	85.3	643.6	—	737.4
Redeemable noncontrolling interests	—	—	4.7	—	4.7
Total stockholders’ equity	10,342.5	11,369.1	15,572.7	(26,941.8)	10,342.5
Noncontrolling interests	—	—	43.6	—	43.6
Total equity	10,342.5	11,369.1	15,616.3	(26,941.8)	10,386.1
Total Liabilities and Equity	$13,003.0	$18,524.7	$25,318.3	$(31,757.0)	$25,089.0

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2018
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Operating activities:
Net cash provided by operating activities	$31.4	$214.7	$2,489.1	$(314.3)	$2,420.9
Investing activities:
Capital expenditures	—	(1.2)	(998.7)	—	(999.9)
Cash paid for purchase of businesses, net of cash acquired	—	—	(239.9)	—	(239.9)
Investment in unconsolidated entities	—	—	(114.3)	—	(114.3)
Proceeds from sale of property, plant and equipment	—	—	23.3	—	23.3
Intercompany notes issued	—	(1.4)	(375.9)	377.3	—
Intercompany notes proceeds	—	4.5	83.0	(87.5)	—
Intercompany capital investment	(757.3)	(300.8)	—	1,058.1	—
Intercompany return of capital	1,356.3	821.0	—	(2,177.3)	—
Other	—	4.3	27.6	—	31.9
Net cash provided by (used for) investing activities	599.0	526.4	(1,594.9)	(829.4)	(1,298.9)
Financing activities:
Proceeds from issuance of notes	1,197.3	—	—	—	1,197.3
Repayments to revolving credit facilities	(106.7)	—	(8.8)	—	(115.5)
Additions to debt	2.7	—	852.5	—	855.2
Repayments of debt	(1,025.1)	(21.7)	(986.1)	—	(2,032.9)
Other financing repayments	—	(8.7)	(15.5)	—	(24.2)
Issuances of common stock, net of related minimum tax withholdings	26.6	—	—	—	26.6
Purchases of common stock	(195.1)	—	—	—	(195.1)
Cash dividends paid to stockholders	(440.9)	—	—	—	(440.9)
Cash distributions paid to noncontrolling interests	—	—	(33.3)	—	(33.3)
Intercompany notes borrowing	—	375.9	1.4	(377.3)	—
Intercompany notes payments	(69.0)	(14.0)	(4.5)	87.5	—
Intercompany capital receipt	—	736.9	321.2	(1,058.1)	—
Intercompany capital distribution	—	(1,356.3)	(821.0)	2,177.3	—
Intercompany dividends	—	—	(314.3)	314.3	—
Other	(20.0)	—	27.7	—	7.7
Net cash used for financing activities	(630.2)	(287.9)	(980.7)	1,143.7	(755.1)
Effect of exchange rate changes on cash and cash equivalents	—	—	(28.2)	—	(28.2)
Increase (decrease) in cash and cash equivalents	0.2	453.2	(114.7)	—	338.7
Cash and cash equivalents at beginning of period	—	37.6	260.5	—	298.1
Cash and cash equivalents at end of period	$0.2	$490.8	$145.8	$—	$636.8

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Condensed Consolidating Statements of Cash Flows for the year ended September 30, 2018, do not include non-cash transactions between WRKCo, Guarantor Subsidiaries and Non-Guarantor Subsidiaries. From time to time, we may enter into non-cash transactions for simplicity of execution of intercompany transactions, which may include intercompany non-cash capitalizations, intercompany non-cash returns of capital, intercompany debt-to-equity conversions or other transactions of a similar nature. The table below summarizes these non-cash transactions.

	Year Ended September 30, 2018
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Investing activities:
Intercompany notes issued	$—	$—	$(16.2)	$16.2	$—
Intercompany capital investment	$—	$(34.5)	$—	$34.5	$—
Intercompany return of capital	$—	$27.7	$—	$(27.7)	$—

Financing activities:
Intercompany notes borrowing	$—	$16.2	$—	$(16.2)	$—
Intercompany capital receipt	$—	$—	$34.5	$(34.5)	$—
Intercompany capital distribution	$—	$—	$(27.7)	$27.7	$—

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2017
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Operating activities:
Net cash provided by operating activities	$389.6	$1,322.8	$538.0	$(349.9)	$1,900.5
Investing activities:
Capital expenditures	—	(1.4)	(777.2)	—	(778.6)
Cash paid for purchase of businesses, net of cash acquired	(61.0)	(118.1)	(1,409.4)	—	(1,588.5)
Investment in unconsolidated entities	—	—	(2.5)	—	(2.5)
Proceeds from sale of HH&B	—	—	1,005.9	—	1,005.9
Proceeds from sale of property, plant and equipment	—	0.2	52.4	—	52.6
Intercompany notes issued	(734.1)	—	(592.3)	1,326.4	—
Intercompany notes proceeds	5.0	2.4	523.3	(530.7)	—
Intercompany capital investment	(323.5)	(715.5)	—	1,039.0	—
Intercompany return of capital	611.7	172.8	—	(784.5)	—
Other	—	5.9	19.4	—	25.3
Net cash used for investing activities	(501.9)	(653.7)	(1,180.4)	1,050.2	(1,285.8)
Financing activities:
Proceeds from issuance of notes	998.4	—	—	—	998.4
Additions to revolving credit facilities	421.8	—	—	—	421.8
Additions to debt	742.6	—	—	—	742.6
Repayments of debt	(1,657.1)	(206.6)	(468.2)	—	(2,331.9)
Other financing (repayments) additions	—	(26.9)	50.8	—	23.9
Issuances of common stock, net of related minimum tax withholdings	35.8	—	—	—	35.8
Purchases of common stock	(93.0)	—	—	—	(93.0)
Cash dividends paid to stockholders	(403.2)	—	—	—	(403.2)
Cash distributions paid to noncontrolling interests	—	—	(47.0)	—	(47.0)
Intercompany notes borrowing	72.5	519.8	734.1	(1,326.4)	—
Intercompany notes payments	(3.5)	(519.8)	(7.4)	530.7	—
Intercompany capital receipt	—	323.5	715.5	(1,039.0)	—
Intercompany capital distribution	—	(611.7)	(172.8)	784.5	—
Intercompany dividends	—	(144.1)	(205.8)	349.9	—
Other	(3.2)	—	0.4	—	(2.8)
Net cash provided by (used for) financing activities	111.1	(665.8)	599.6	(700.3)	(655.4)
Effect of exchange rate changes on cash and cash equivalents	—	—	(2.1)	—	(2.1)
(Decrease) increase in cash and cash equivalents	(1.2)	3.3	(44.9)	—	(42.8)
Cash and cash equivalents at beginning of period	1.2	34.3	305.4	—	340.9
Cash and cash equivalents at end of period	$—	$37.6	$260.5	$—	$298.1

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Condensed Consolidating Statements of Cash Flows for the year ended September 30, 2017, do not include non-cash transactions between WRKCo, Guarantor Subsidiaries and Non-Guarantor Subsidiaries. From time to time, we may enter into non-cash transactions for simplicity of execution of intercompany transactions, which may include intercompany non-cash capitalizations, intercompany non-cash returns of capital, intercompany debt-to-equity conversions or other transactions of a similar nature. The table below summarizes these non-cash transactions.

	Year Ended September 30, 2017
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Investing activities:
Intercompany notes issued	$—	$—	$(1,604.9)	$1,604.9	$—
Intercompany notes proceeds	$1,604.9	$—	$—	$(1,604.9)	$—
Intercompany capital investment	$(2,077.0)	$(2,392.5)	$—	$4,469.5	$—
Intercompany return of capital	$472.0	$1,383.4	$—	$(1,855.4)	$—

Financing activities:
Intercompany notes borrowing	$—	$1,604.9	$—	$(1,604.9)	$—
Intercompany notes payments	$—	$(1,604.9)	$—	$1,604.9	$—
Intercompany capital receipt	$—	$1,604.9	$2,864.6	$(4,469.5)	$—
Intercompany capital distribution	$—	$(472.0)	$(1,383.4)	$1,855.4	$—

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2016
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Operating activities:
Net cash (used for) provided by operating activities	$(588.0)	$(1,908.7)	$5,627.2	$(1,442.1)	$1,688.4
Investing activities:
Capital expenditures	—	—	(796.7)	—	(796.7)
Cash paid for purchase of businesses, net of cash acquired	—	(278.8)	(97.6)	—	(376.4)
Debt purchased in connection with an acquisition	—	(36.5)	—	—	(36.5)
Investment in unconsolidated entities	—	—	(179.9)	—	(179.9)
Proceeds from sale of property, plant and equipment	—	0.3	30.9	—	31.2
Intercompany notes issued	(154.9)	(143.0)	(625.8)	923.7	—
Intercompany notes proceeds	—	144.6	90.8	(235.4)	—
Intercompany capital investment	(772.7)	(138.9)	—	911.6	—
Intercompany return of capital	1,450.9	2,859.7	—	(4,310.6)	—
Other	—	(3.2)	10.1	—	6.9
Net cash provided by (used for) investing activities	523.3	2,404.2	(1,568.2)	(2,710.7)	(1,351.4)
Financing activities:
Additions to revolving credit facilities	125.5	—	—	—	125.5
Additions to debt	1,511.8	—	—	—	1,511.8
Repayments of debt	(863.6)	(16.1)	(193.6)	—	(1,073.3)
Other financing additions	—	35.7	17.6	—	53.3
Specialty Chemicals spin-off of net cash and trust funding	—	—	(105.0)	—	(105.0)
Issuances of common stock, net of related minimum tax withholdings	11.8	—	—	—	11.8
Purchases of common stock	(335.3)	—	—	—	(335.3)
Cash dividends paid to stockholders	(380.7)	—	—	—	(380.7)
Cash distributions paid to noncontrolling interests	—	—	(33.5)	—	(33.5)
Intercompany notes borrowing	26.0	599.8	297.9	(923.7)	—
Intercompany notes payments	(26.0)	(64.8)	(144.6)	235.4	—
Intercompany capital receipt	—	772.7	138.9	(911.6)	—
Intercompany capital distribution	—	(1,450.9)	(2,859.7)	4,310.6	—
Intercompany dividends	—	(367.1)	(1,075.0)	1,442.1	—
Other	(3.6)	—	(2.0)	—	(5.6)
Net cash provided by (used for) financing activities	65.9	(490.7)	(3,959.0)	4,152.8	(231.0)
Effect of exchange rate changes on cash and cash equivalents	—	—	6.6	—	6.6
Increase in cash and cash equivalents	1.2	4.8	106.6	—	112.6
Cash and cash equivalents at beginning of period (2)	—	29.5	198.8	—	228.3
Cash and cash equivalents at end of period	$1.2	$34.3	$305.4	$—	$340.9

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.
(2)	The Non-Guarantor Subsidiaries column includes $20.5 million from discontinued operations.

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Condensed Consolidating Statements of Cash Flows for the year ended September 30, 2016, do not include non-cash transactions between WRKCo, Guarantor Subsidiaries and Non-Guarantor Subsidiaries. From time to time, we may enter into non-cash transactions for simplicity of execution of intercompany transactions, which may include intercompany non-cash capitalizations, intercompany non-cash returns of capital, intercompany debt-to-equity conversions or other transactions of a similar nature. The table below summarizes these non-cash transactions.

	Year Ended September 30, 2016
(In millions)	WRKCo(1)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Investing activities:
Intercompany notes issued	$—	$(28.2)	$—	$28.2	$—
Intercompany capital investment	$—	$(2,807.7)	$(6.5)	$2,814.2	$—
Intercompany return of capital	$393.7	$5,487.7	$—	$(5,881.4)	$—

Financing activities:
Intercompany notes borrowing	$—	$—	$28.2	$(28.2)	$—
Intercompany capital receipt	$—	$—	$2,807.7	$(2,807.7)	$—
Intercompany capital distribution	$—	$(393.7)	$(5,481.2)	$5,874.9	$—

(1)	Formerly known as WestRock Company. Issuer and Parent as of and for all periods presented.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

WestRock Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WestRock Company as of September 30, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended September 30, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material aspects, the financial position of the Company at September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of September 30, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated November 16, 2018, expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s or its predecessor’s auditor since at least 1975, but we are unable to determine the specific year.

Atlanta, Georgia

November 16, 2018, except for Note 24, as to which the date is January 16, 2019.